Filed Pursuant to rule 424(b)(3)
Registration No. 333-172702

Prospectus

Celulosa Arauco y Constitución S.A.

U.S.$400,000,000

Offer to Exchange All Outstanding

5.00% Notes due 2021

For an Equal Principal Amount of

5.00% Notes due 2021

Which Have Been Registered Under the Securities Act of 1933

The Exchange Offer

•   We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

•   You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•   The exchange offer expires at midnight, New York City time, on April 29, 2011, unless extended. We do not currently intend to extend the expiration date.

•   The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax or Chilean tax law purposes.

•   We will not receive any proceeds from the exchange offer.

The Exchange Notes

•   The exchange notes are being offered in order to satisfy our obligations under the registration rights agreement entered into in connection with the placement of the outstanding notes.

•   The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

Resales of Exchange Notes

•   The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgment, you will not be deemed to admit that you are an underwriter under the U.S. Securities Act of 1933, as amended, or the “Securities Act.” Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer or until any broker-dealer has sold all registered notes held by it, we will make this prospectus available to such broker-dealer for use in connection with any such resale. A broker dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution.”

If you are an affiliate of ours or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the U.S. Securities and Exchange Commission, or the “SEC,” and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

You should consider carefully the risk factors beginning on page 9 of this prospectus before participating in the exchange offer.

Neither the SEC nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 29, 2011

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of Section 13(a) of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and file reports and other information with the SEC that apply to foreign private issuers. We file annual reports on Form 20-F which include since January 1, 2009, our consolidated financial statements prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and prior to our transition to IFRS, our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Historically, we have filed reports on Form 6-K containing our unaudited quarterly consolidated financial statements and certain other information prepared in accordance with accounting principles generally accepted in Chile, or “Chilean GAAP.” For Chilean statutory reporting purposes, effective as of January 1, 2009, we were required to prepare our annual audited consolidated financial statements and our unaudited interim consolidated financial statements in accordance with IFRS. Therefore, our financial statements as of and for the year ended December 31, 2009 were our first annual audited consolidated financial statements required to be prepared in accordance with IFRS. These reports and other information we file with the SEC can be inspected and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call 1800-SEC-0330 for further information on the operation of the Public Reference Room. Such material may also be accessed electronically at the SEC’s home page at http://www.sec.gov. As a foreign private issuer, we are exempt from certain provisions of the Exchange Act, including those prescribing the furnishing and content of proxy and information statements and certain periodic reports.

We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the exchange notes offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement. We have omitted certain items from the prospectus as permitted by the rules and regulations of the SEC. For more information with respect to us and the exchange notes, refer to the registration statement, including the accompanying exhibits, financial statements, schedules and notes. You may inspect the registration statement without charge at the principal office of the SEC

i

in Washington, D.C. and copies of all or part of it may be obtained from the SEC upon payment of the prescribed fee. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. The exhibits accompanying any document referred to in this prospectus are essential for a more complete description of the matter involved.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain information we filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference herein the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2009, or the “2009 Form 20-F”, as filed with the SEC on June 30, 2010 (SEC file number 033-99720);

•	our 6-K report relating to the placement of bonds in the Chilean market, as filed with the SEC on September 8, 2010;

•

our 6-K report with respect to the approval by our subsidiary Paneles Arauco S.A., of the “Teno MDP Panels Plant” project, which is located in the Commune of Teno, Province of Curicó, VII Region of Maule, Chile as filed with the SEC on November 9, 2010; and

•

our 6-K report with respect to the agreement between our subsidiary, Inversiones Arauco Internacional Limitada, and Stora Enso to carry out the construction of a state-of-the art pulp mill, a port and a power plant in Punta Pereira, department of Colonia, Uruguay, for a total estimated investment of US$ 1,900,000,000, as filed with the SEC on January 25, 2011.

In addition, all reports on Form 20-F filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act and, to the extent expressly stated therein, certain reports on Form 6-K subsequent to the date of this prospectus and prior to the termination of the offering of the exchange notes, shall also be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein or attached as an annex hereto shall be deemed to be modified or superseded for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document and deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to you, upon your written or oral request, a copy of any or all the documents we incorporate by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to:

Celulosa Arauco y Constitución S.A.

Avenida El Golf 150, Fourteenth Floor

Santiago, Chile

Attention: Gianfranco Truffello

Telephone requests may be directed to Mr. Gianfranco Truffello at + (562) 461-7200.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any exchange notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation (sociedad anónima) organized under the laws of Chile and subject to the rules applicable to Chilean public corporations (sociedades anónimas abiertas). Most of our directors and executive officers, and certain experts named or mentioned in this prospectus or other documents incorporated by reference herein, reside outside the United States. All or a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, except as described below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or against us in United States courts a judgment obtained in United States courts based upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Chilean counsel, Portaluppi, Guzmán y Bezanilla, that no treaty exists between the United States and Chile for the reciprocal enforcement of foreign judgments. Chilean courts, however, have enforced judgments rendered by courts in the United States by virtue of the legal principles of reciprocity and comity, subject to review in Chile of such judgment in order to determine whether certain basic principles of due process and public policy have been respected, without reviewing the merits of the subject matter of the case. Nevertheless, we have been advised by our Chilean counsel that there is doubt as to the enforceability, in original actions in Chilean courts, of liabilities predicated solely upon the federal securities laws of the United States and as to the enforceability in Chilean courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the federal securities laws of the United States. In addition, it will be necessary for investors to comply with certain procedures, including payment of stamp taxes (currently assessed at a rate of 0.6% of the face value of a debt security), if applicable, in order to file a lawsuit with respect to the notes in a Chilean court.

We have appointed CT Corporation System as our authorized agent upon whom process may be served in any action arising out of or based upon the indenture or the issuance of the exchange notes. With respect to such actions, we have submitted to the jurisdiction of any federal or state court having subject matter jurisdiction in the Borough of Manhattan, the City of New York, New York. See “Description of the Exchange Notes.”

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain words, such as “believe,” “intend,” “estimate,” “project,” “expect” and “anticipate” and similar expressions that identify forward-looking statements which reflect our views about future events and financial performance. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties. These forward-looking statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Actual results could differ materially and adversely from those projected in the forward-looking statements as a result of various factors that may be beyond our control, including but not limited to:

•	our ability to service our debt, fund our working capital requirements and comply with financial covenants in certain of our debt instruments;

•	our ability to fund and implement our capital expenditure programs;

•	the maintenance of relationships with customers;

•	future demand for forestry and wood products in our export markets;

•	international prices for forestry and wood products;

•	the condition of our forests;

•	the state of the Chilean, Argentine, Brazilian and world economies and manufacturing industries;

•	the relative value of the Chilean peso, Argentine peso and Brazilian real compared to other currencies;

•	inflation;

•	the effects of earthquakes, floods, tsunamis or other catastrophic events;

•	a change of control;

•	the effects from competition;

•	increases in interest rates; and

•	changes in our regulatory environment, including our ability to comply with environmental regulations and to resolve enforcement actions.

In any event, these statements speak only as of their dates, and we do not undertake any obligation to update or revise any of them as a result of new information, future events or otherwise.

PRESENTATION OF FINANCIAL DATA

This report includes our audited consolidated balance sheets of Arauco and our subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2010 (collectively, the “audited consolidated financial statements” or “financial statements.”

For Chilean statutory reporting purposes, effective as of January 1, 2009, we were required to prepare our annual audited consolidated financial statements and our unaudited interim consolidated financial statements in accordance with IFRS. Therefore, our financial statements as of and for the year ended December 31, 2009 were our first annual audited consolidated financial statements required to be prepared in accordance with IFRS. Our consolidated financial information as of and for the year ended December 31, 2008 included in our audited consolidated financial statements was restated in accordance with IFRS. For SEC reporting purposes, we prepare our audited annual consolidated financial statements in accordance with IFRS.

IFRS differs in certain significant respects from U.S. GAAP. As a result, our financial information presented under IFRS is not directly comparable to our financial information presented under U.S. GAAP, and readers should avoid such a comparison.

References in this prospectus to “$,” “U.S.$,” “U.S. dollars” and “dollars” are to United States dollars, references to “Chilean pesos” or “Ch$” are to Chilean pesos, references to “UF” are to Unidades de Fomento, a daily indexed Chilean peso-denominated monetary unit that takes into account the effect of the Chilean inflation rate, references to “AR$” are to Argentine pesos, and references to “R$” are to Brazilian reais.

For your convenience, this prospectus contains certain translations of Chilean peso amounts into U.S. dollars at specified rates. Unless otherwise indicated, the U.S. dollar equivalent for information in Chilean pesos is based on the observed exchange rate reported by Banco Central de Chile, the Central Bank of Chile, which we refer to as the “Central Bank of Chile.” The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. On December 31, 2010, the observed exchange rate for Chilean pesos was Ch$468.01 to U.S.$1.00, and on March 9, 2011, the observed exchange rate was Ch$475.63 to U.S.$1.00. You should not construe these translations as representations that the Chilean peso amounts actually represent such dollar amounts or could be converted into U.S. dollars at the rates indicated or at any other rate. See “Exchange Rates.” Unless otherwise specified, references to the devaluation or the appreciation of the Chilean peso against the U.S. dollar are in nominal terms (without adjusting for inflation) based on the observed exchange rates published by the Central Bank of Chile for the relevant period.

All references to “tons” are to metric tons (1,000 kilograms) which are equal to 2,204.6 pounds. One “hectare” equals 10,000 square meters or 2.471 acres. Percentages and certain amounts in this prospectus and the documents incorporated by reference have been rounded for ease of presentation. Any discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

v

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere or incorporated by reference in this prospectus and may not contain all of the information you need to consider. Please read the following summary, together with the information in this prospectus set forth under the heading “Risk Factors,” our audited financial statements for the year ended December 31, 2010 prepared in accordance with IFRS and our audited financial statements and accompanying notes included in our Form 20-F, as filed with the SEC on June 30, 2010 and incorporated by reference in this prospectus. “Arauco,” “we,” “us” and words of similar effect refer, depending upon the context, to Celulosa Arauco y Constitución S.A., to one or more of its consolidated subsidiaries or to all of them taken as a whole, unless the context otherwise requires. References herein to the “notes” refer collectively to the outstanding notes and the exchange notes.

About Arauco

We believe that, as of December 31, 2010, we were Latin America’s largest forest plantation owner, and that in the year ended December 31, 2009 and December 31, 2010 we were Chile’s largest exporter of forestry and wood products in terms of sales revenue. We have industrial operations in Chile, Argentina and Brazil. As of December 31, 2010, we had approximately 1,006,660 hectares of plantations in Chile, Argentina, Brazil and Uruguay. We believe that in the year ended December 31, 2009 and December 31, 2010 we were one of the world’s largest producers of bleached and unbleached softwood kraft market pulp measured by volume, based on information published by Resource Information Systems, Inc., an independent research company for the pulp and paper industry.

During 2009 and 2010, we harvested 16.3 million and 16.6 million cubic meters of sawlogs and pulplogs, respectively, and sold 4.9 million and 5.4 million cubic meters of wood products, including sawn timber (green, kiln-dried lumber and flitches), remanufactured wood products and panels (plywood, medium-density fiberboard, particleboard and high-density fiberboard), respectively. In 2009 and the year ended December 31, 2010, export sales constituted approximately 76.2% and 69.9% of our sales revenue, respectively, making us Chile’s largest non-mining exporter in terms of sales revenue. Our principal export markets during each of 2009 and 2010 were Asia, North America and Europe.

As of December 31, 2010, our planted forests consisted of approximately 78.1% radiata and taeda pine with the balance being primarily eucalyptus. We seek to manage our resources so the annual growth rates of our forests equal or exceed the volume harvested each year. In 2010 we planted approximately 62,893 hectares and harvested approximately 42,480 hectares in Chile, Argentina, Brazil and Uruguay. We operate our forestry business through four principal divisions: pulp, plywood and fiberboard panels, wood products, and forestry products, each as described below.

Pulp. We own and operate five pulp mills in Chile and one in Argentina with an aggregate installed annual production capacity of approximately 3.2 million metric tons. During 2009 and the year ended December 31, 2010, our pulp mills produced 2.6 and 1.9 million tons of bleached pulp and 0.4 and 0.4 million tons of unbleached pulp, respectively. During 2009 and the year ended December 31, 2010, our pulp sales were U.S.$1,604.8 million and U.S.$1,789.6 million, respectively, representing 51.6% and 47.2% of our consolidated revenue for such respective periods.

Plywood and Fiberboard Panels. We own and operate two plywood mills and one hardboard and medium-density fiberboard mill in Chile, one medium-density fiberboard mill and one particleboard mill in Argentina and one particleboard mill, one medium-density fiberboard mill and one particleboard and medium-density fiberboard mill in Brazil. The total annual production capacity of these mills is approximately 3.2 million cubic meters of plywood and fiberboard panels. In Chile, during 2009 and the year ended December 31, 2010, our plywood mills produced, respectively, 697,241 and 680,901 cubic meters of plywood, our hardboard mill produced 59,228 and 57,031 cubic meters of panels, and our medium-density fiberboard mills produced 465,645 and 473,831 cubic meters of fiberboard panels. In Brazil, during 2009 and the year ended December 31, 2010, our particleboard mills produced, respectively, 355,616 and 485,503 cubic meters of panels, and our medium-density fiberboard mills produced 455,433 and 706,256 cubic meters of fiberboard panels. In Argentina, during 2009 and the year ended December 31, 2010 our particleboard mills produced, respectively, 231,928 and 248,458 cubic meters of panels, and our medium-density fiberboard mills produced 269,223 and 287,694 cubic meters of fiberboard panels. During 2009 and the year ended December 31, 2010, our plywood and fiberboard panel sales were U.S.$831.0 million and U.S.$1,109.0 million, respectively, representing 26.7% and 29.3% of our consolidated revenue for such respective periods.

Wood products. We have eight sawmills in operation in Chile and one in Argentina with an aggregate installed annual production capacity of 2.8 million cubic meters of lumber. We also own six remanufacturing facilities that reprocess sawn timber into remanufactured wood products such as moldings, jams and pre-cut pieces for doors, furniture and door and window frames. In 2009 and the year ended December 31, 2010, we produced 2.5 and 2.6 million cubic meters of wood and remanufactured wood products, respectively. During 2009 and the year ended December 31, 2010, our wood products sales were U.S.$493.8 million and U.S.$620.8 million, respectively, representing 15.9% and 16.4% of our consolidated revenue for such respective periods.

Forestry Products. Our forestry products are sawlogs, pulplogs, posts and chips. During 2009 and the year ended December 31, 2010, our forestry products sales were U.S.$81.7 million and U.S.$150.2 million, respectively, representing 2.6% and 4.0% of our consolidated revenue for such respective periods.

Business Strategy

Our business strategy is to maximize the value of our forest plantations by pursuing sustainable growth opportunities in our core businesses and expanding into new markets and products. We are implementing our business strategy through the following initiatives:

•	We are improving the growth rate and quality of our plantations through advanced forest management techniques;

•

We are executing a capital expenditure plan designed to reinforce our competitive advantages through economies of scale and scope, improving the efficiency and productivity of our industrial activities and optimizing the use of our forests through biomass energy generation;

•	We continue to develop our facilities, transportation, shipping, storage and product distribution network that allow us to reach over 70 countries worldwide; and

•	We are expanding internationally into new regions that we believe have comparative advantages in the forestry sector.

Our principal executive offices are located at Avenida El Golf 150, 14th Floor, Las Condes, Santiago, Chile. Our telephone number is 00-56-2-461-7200, and our facsimile number is 00-56-2-461-7541.

The Exchange Offer

On September 21, 2010, we completed the private offering of the outstanding notes. References to the “notes” in this prospectus are references to both the outstanding notes and the exchange notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.

We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus as part of the exchange offer and we agreed to use our reasonable best efforts to complete the exchange offer within 360 days after the date of original issuance of the outstanding notes. In the exchange offer, you are entitled to exchange your outstanding notes for exchange notes that are identical in all material respects to the outstanding notes except the exchange notes have been registered under the Securities Act. In addition, the exchange notes will not be entitled to registration rights and liquidated damages that are applicable to the outstanding notes under the registration rights agreement.

The Exchange Offer	We are offering to exchange up to U.S.$400 million aggregate principal amount of our 5.00% Notes due 2021, which we refer to in this prospectus as the “exchange notes”, for up to U.S.$400 million aggregate principal amount of our 5.00% Notes due 2021, which we refer to in this prospectus as the “outstanding notes”. The exchange offer is being made with respect to all of the outstanding notes. Outstanding notes may only be exchanged in integral multiples of U.S.$1,000.

Resale of the Exchange Notes	Based on an interpretation of the staff of the SEC set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an affiliate of ours, within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of your business and you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Any holder of outstanding notes who:

•	is an affiliate of ours;

•	does not acquire exchange notes in the ordinary course of business; or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in the distribution of the exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar interpretive letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. See “The Exchange Offer—Resales of the Exchange Notes.”

Expiration Date; Withdrawal of Tender	The exchange offer will expire at midnight, New York City time, on

April 29, 2011, unless we extend it. We do not currently intend to extend the expiration date. We refer to this date (as it may be extended) as the “expiration date.” Tenders of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Expiration Date; Extensions; Amendments” and “The Exchange Offer—Withdrawal of Tenders.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read carefully the section captioned “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with any physical certificates requesting the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, which we refer to as “ATOP,” by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•

you are not an affiliate, as defined in Rule 405 of the Securities Act, of ours or, if you are an affiliate of ours, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

See “The Exchange Offer––Procedures for Tendering” and “Plan of Distribution.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the outstanding notes in the exchange offer, you should contact that registered holder promptly and instruct that registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See “The Exchange Offer––Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and they are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal, or comply with the applicable procedures under DTC’s ATOP, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold the outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

To the extent outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequence of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act. See “The Exchange Offer—Consequences of Failure to Exchange.”

Taxation	The exchange of the outstanding notes for the exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax or Chilean tax law purposes. See “Taxation.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	The Bank of New York Mellon is serving as exchange agent in connection with the exchange offer. The contact information for the exchange agent is set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus.

The Exchange Notes

Issuer	Celulosa Arauco y Constitución S.A.

Notes Offered	U.S.$400 million in an aggregate principal amount of 5.00% Notes due 2021.

Maturity	January 21, 2021.

Interest Payment Dates	January 21 and July 21 of each year, commencing on January 21, 2011.

Optional Redemption	We may redeem the exchange notes in whole or in part, at our option, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the exchange notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 35 basis points, together with, in each case, accrued and unpaid interest on the principal amount of the exchange notes to be redeemed to the date of redemption. See “Description of the Exchange Notes—Optional Redemption.”

Tax Redemption	We may redeem the exchange notes in whole, but not in part, at any time at par if certain changes related to Chilean tax law occur. See “Description of the Exchange Notes—Redemption for Taxation Reasons.”

Certain Covenants	The indenture under which the exchange notes will be issued contains certain covenants, including limitations on liens and limitations on sale and leaseback transactions.

Ranking	The exchange notes will be unsecured obligations of Arauco and will, other than with respect to certain obligations given preferential treatment pursuant to the laws of Chile, at all times rank pari passu in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The exchange notes will not have the benefit of any collateral securing any of our existing and future secured indebtedness and will be effectively subordinated to all existing and future indebtedness of any of our subsidiaries to the extent of the assets of each subsidiary.

Taxation

Under Chile’s income tax law, our payments of interest made from Chile in respect of the exchange notes to a Foreign Holder (as defined herein) will generally be subject to a Chilean withholding tax assessed at a rate of 4.0%. Subject to certain exceptions, we will pay Additional Amounts (as defined herein) as may be necessary to ensure that the net amounts received by the Foreign Holders (including Additional Amounts) after such Chilean withholding tax shall equal the amounts which would have been receivable in respect of the exchange notes in the absence of such Chilean withholding tax. See “Description of the Exchange Notes—Payment of Additional Amounts” and “Taxation.”

Governing Law	Our contractual rights and obligations and the rights of the holders of the exchange notes arising out of, or in connection with, the indenture and the exchange notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Absence of a Public Market for the Exchange Notes	The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be an established trading market. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activities with respect to the exchange notes may be discontinued without notice.

Exchange Controls in Chile	The issuance of the exchange notes does not require prior authorization by the Central Bank of Chile. Nevertheless, certain financial terms of the outstanding notes have been registered with the Central Bank after the issuance of the outstanding notes.

Trustee	The Bank of New York Mellon is the trustee under the indenture.

For a discussion of risks that should be considered in connection with an investment in the exchange notes, see “Risk Factors.”

RISK FACTORS

We are subject to various changing economic, political, social and competitive conditions, particularly in our principal markets. Any of the following risks, if they actually occur, could materially and adversely affect our business, financial condition and results of operations and, as a result, the notes. You should consider these risks, in addition to the other information presented or incorporated by reference into this prospectus, before making an investment decision in respect of the exchange notes.

Risks relating to us and the forestry industry

Fluctuations in market price for our products could adversely affect our financial condition, results of operations and cash flows.

Prices for many of the products we sell can fluctuate significantly. The price of commodities such as pulp, plywood, fiberboard and sawn timber has a high correlation with international prices. Consequently, the prices that we are able to charge for these products are highly dependent on prevailing international prices. Historically, such prices have been subject to substantial variation. For example, during the period from January 1, 2007 to December 31, 2010, the average price for Norscan bleached softwood kraft market pulp (pulp produced in Canada and Northern Europe sold to manufacturers of paper products delivered in Northern Europe, or NBSK), which is the benchmark for softwood bleached pulp, ranged from a low of U.S.$577.09 per metric ton in March 2009 to a high of U.S.$979.02 per metric ton in July 2010. During the last quarter of 2008 and the first quarter of 2009 there was a very rapid and significant reduction in the international prices of the products we sell and commodity prices in general. The continuation of severe global economic conditions may continue to exert downward pressure on commodity prices, including the international prices of the products we sell, which could result in material and adverse declines in our revenues, results of operations and financial condition. We have no control over the factors that cause prices to change which include, among others:

•	worldwide demand (which may be affected by a number of factors, including economic or political conditions in Asia, Latin America, North America and Europe).

•	prevailing world prices, which historically have been subject to significant fluctuations over relatively short periods of time, depending on worldwide demand;

•	world production capacity;

•	the business strategies adopted by major integrated forestry, pulp and paper producers and other major producers; and

•	the availability of substitutes.

In addition, the prices of many of the products we sell are correlated to some extent and historical fluctuations in the price of one product have usually been accompanied by similar fluctuations in the prices of other products. If the price of one or more of the products that we sell were to decline significantly from current levels, it could have a material adverse effect on our revenues, results of operations and financial condition.

Worldwide competition in the markets for our products could adversely affect our business, financial condition, results of operations and cash flows.

We experience substantial worldwide competition in each of our geographical markets and in each of our product lines. Several of our competitors are larger than we are and have greater financial and other resources, which they could use to take steps that could materially and adversely affect our financial and competitive position. The pulp industry is sensitive to changes in industry capacity and producer inventories, as well as to cyclical changes in the world’s economies, all of which may significantly affect selling prices and, thereby, our profitability. Increased competition could materially and adversely affect our business, financial condition, results of operations and cash flows.

Global economic developments, and particularly economic developments in the Asian and U.S. economies, could have an adverse effect on the demand for our products, our financial condition, results of operations and cash flows.

The global economy, and in particular global industrial production, is the primary driver of demand for pulp, paper and wood products. Global industrial production dropped during the second half of 2008 and first half of 2009 due to the financial crisis and global economic conditions, resulting in a significant and widespread contraction in demand for pulp, paper and wood products. A continued decrease in the level of activity in either the domestic or the international markets within which we operate could adversely affect the demand and the price of our products and thus our cash flows and operational and financial results.

Due to this downturn in global industrial production, our pulp segment experienced significant price declines in the last quarter of 2008 and the first quarter of 2009 which severely affected our results. In addition, the significant downturn in the home-building industry in the United States and Europe has resulted in increased inventories of available new homes, significant declines in home prices, loss of home-equity values and loss of consumer confidence and demand. As a result of these events, our plywood and panel sales were adversely affected, continuing a downward trend both in volume and price across all markets. Our medium-density fiberboard molding sales also experienced a sharp decline in volume mainly due to the lower activity in the United States and Canadian construction markets. Our wood products segment, which is also highly dependent on the strength of the home-building industry, experienced decreases in its prices of and demand for its products.

The decrease in demand of sawn timber products due primarily to the credit crisis and continued downturn in the real estate market in the United States and decrease in demand for sawn timber products resulted in our decision to close five sawmills in 2008 and 2009. As a result, in 2008 we recorded a pre-tax impairment charge totaling U.S.$32.9 million, relating to the closure of our sawmills in such year. Additionally, during 2008 and as a result of the impact that the credit crisis had on the Brazilian market and the reduction of the quantities to be produced by the Curitiba fiberboard panels plant, we decided to conduct an impairment analysis pursuant to which we recorded in 2008 a pre-tax impairment charge of U.S.$32.5 million to reduce the carrying value of this plant to the estimated sales price minus selling costs. See Note 14 to our audited consolidated financial statements incorporated by reference or included elsewhere herein.

Export sales of our products to Asia accounted for approximately 34.5% of our sales revenue in 2010 compared to 40.0% in 2009, 32.0% in 2008 and 31.3% in 2007, and export sales to the United States accounted for approximately 9.1% of our sales revenue in 2010 compared to 10.3% in 2009, 14.0% in 2008 and 12.0% in 2007. In addition, during 2009 we exported a significant quantity of our sawn timber products, especially to Asia and the Middle East, in order to avoid additional personnel reductions in the facilities and to mitigate the impact of the global economic downturn on our sawn timber division. Our business, financial condition, results of operations and cash flows could be materially and adversely affected if the economic conditions in Asia, the United States and elsewhere abroad continue to deteriorate, and if we are unable to reallocate our sawn timber and other products to other markets on equally beneficial terms, which could require us to recognize additional impairment charges.

We depend on free international trade as well as economic and other conditions in our principal export markets.

In 2010, export sales, defined as sales out of the country where our goods were produced, accounted for approximately 69.9% of our total sales revenues. During this period, 40.2% of our export sales were to customers in Asia, 15.5% to customers in North America, 10.2% to customers in Europe, 8.3% to customers in Central and South America and 2.0% to customers in other countries. As a result, our results of operations and cash flows depend, to a significant degree, on economic, political and regulatory conditions in our principal export markets. Our ability to compete effectively in our export markets could be materially and adversely affected by a number of factors beyond our control, including deterioration in macroeconomic conditions, exchange rate volatility, government subsidies, and the imposition of increased tariffs or other trade barriers. If our ability to sell our products competitively in one or more of our principal export markets were impaired by any of these developments, it might be difficult to re-allocate our products to other markets on equally favorable terms and our business, financial condition, results of operations and cash flows might be adversely affected.

We are located in a seismic area that exposes our property in Chile to the risk of earthquakes, and we experienced significant business disruption and losses as a result of the February 27, 2010 earthquake.

Chile is located in a seismic area that exposes our property in Chile, including our facilities, plants, equipment and inventories, to the risk of earthquakes and subsequent tsunamis. A significant earthquake or other catastrophic event could severely affect our ability to meet our production targets, satisfy customer demand and could require us to make unplanned capital expenditures, resulting in lower sales and having a material adverse effect on our financial results.

On February 27, 2010, an earthquake measured at a magnitude of 8.8 on the Richter scale, followed by a tsunami, occurred off the coast of the South-Central Region of Chile, an area where we maintain a substantial portion of our industrial operations in Chile. Immediately after the earthquake, all of our production units applied their contingency plans, which involved shutting down operations and evaluating the damage caused to each facility by the earthquake. As a result of the earthquake and the subsequent tsunami, our Mutrún sawmill was destroyed. Our other operations that were adversely affected by the earthquake and tsunami reopened gradually. As of today, all of our operations have reopened and are currently operating at full operational capacity, except for the Mutrún sawmill, which was destroyed and will not be reopened. The Mutrún sawmill represented approximately 6% of our sawn timber production capacity in Chile.

The suspension of our operations in Chile resulted in significant asset impairment charges million due to earthquake-related damage to property and inventories as well as a significant decrease in our sales volumes due to plant closures which had an adverse effect on our results of operations and cash flows. Our insurance policies provide coverage for certain damages to our property, plant, equipment and inventories and for business interruption caused by such damages up to an aggregate amount of U.S.$650 million, with a deductible of U.S.$3 million for property damage and a deductible of 21 days for business interruption. On July 1, 2010 we received an advance insurance payment of U.S.$100 million, which included compensation for losses caused by physical damage (U.S.$30 million) and downtime (U.S.$70 million). During November, 2010 we received an advance insurance payment of U.S.$185 million, which included compensation for losses caused by physical damage (U.S.$75 million) and downtime (U.S.$110 million). Although as of December 31, 2010 we registered an amount of U.S.$166 million under Trade and other receivables in respect of insurance proceeds we currently expect to receive in the future for earthquake-related property damage (U.S.$152 million) and claims due to business interruption (U.S.$14 million), we can provide no assurance that we will receive additional insurance proceeds in excess of the two advance payments above mentioned, and we do not expect insurance proceeds to compensate us fully for the losses we have incurred. We may expect to incur additional losses as a result of the earthquake and subsequent tsunami, and we may not have correctly estimated the losses suffered to date.

We cannot assure you that we will not experience other suspensions or interruptions or unexpected damage to our property as a result of other earthquakes, aftershocks, tsunamis, any related repair and maintenance or other consequences associated with such events, any of which could have a material and adverse effect on our revenue, results of operations and financial condition.

The costs to comply with, and to address liabilities arising under, environmental laws and regulations could adversely affect our business, financial condition, results of operations and cash flows or cause us to incur material costs and liabilities.

In each country where we have operations, we are subject to a wide range of national and local environmental laws and regulations concerning, among other matters, the preparation of environmental impact assessments for our projects, the protection of the environment and human health, the generation, storage, handling and disposal of wastes, the discharge of pollutants into the air, soil and water and the remediation of contamination. As a forest products manufacturer, we generate air and water emissions and solid and hazardous wastes. These emissions and waste disposals are subject to limits or controls prescribed by law or by our operating permits, and we may be required to install or upgrade our pollution control equipment in order to meet these legal requirements. We have made, and expect to continue to make, expenditures to maintain compliance with environmental laws. Failure to comply with environmental requirements may result in civil, administrative or criminal fines or sanctions, claims for environmental damages, remediation obligations, the revocation of environmental authorizations or the temporary or permanent closure of facilities. Environmental requirements are also a factor in the development and operation of new projects. Environmental regulations in Chile and other countries in which we operate have become increasingly stringent in recent years (for example, in connection with the approval of new projects), and this trend is likely to continue. Future changes in environmental laws, or in the application, interpretation or enforcement of those laws, including new or stricter requirements related to harvesting activities, air and water emissions and climate change regulations, could result in substantially increased capital, operating or compliance costs, impose conditions that restrict or limit our operations or otherwise adversely affect our business, financial condition, results of operations and cash flows. These changes could also limit the availability of our funds for other purposes, which could adversely affect our business, financial condition, results of operations and cash flows.

Since 2004, we have been subject to a number of environmental administrative and judicial proceedings in Chile, including proceedings related to the Valdivia Mill, the Arauco Mill, the Nueva Aldea Complex and the Licancel Mill. As a result of these proceedings, we have been subject to fines and sanctions, including orders to suspend or limit our operations. Additional proceedings, enforcement actions or claims related to compliance with environmental requirements or alleged environmental damages may also be brought against us in the future. Any such proceedings or claims may have an adverse effect on our business, financial condition, results of operations and cash flows. See “Risk factors—Risks relating to us and the forestry industry—Environmental concerns led us to temporarily suspend our operations at the Valdivia Mill in 2005 and the Licancel Mill in 2007, which adversely affected, and in the future may continue to adversely affect, our business, financial condition, results of operations and cash flows.

Environmental concerns led us to temporarily suspend our operations at the Valdivia Mill in 2005 and the Licancel Mill in 2007, which adversely affected, and in the future may continue to adversely affect, our business, financial condition, results of operations and cash flows.

Valdivia Mill

Our operations at the Valdivia Mill, an industrial development in the Province of Valdivia, have been subject to environmental scrutiny by Chilean environmental regulators and the Chilean public since the mill began its operations in 2004. A variety of concerns and claims were raised regarding the mill’s potential environmental impacts in the area. Primarily, it was alleged that the mill’s operations impacted the nearby Carlos Anwandter Nature Sanctuary and contributed to the migration and death of black-neck swans living in the area. In connection with an environmental administrative proceeding, environmental regulators required us to temporarily suspend operations at the Valdivia Mill for approximately one month in January 2005.

In June 2005, we again suspended operations at the Valdivia Mill until certain technical and legal conditions could be clarified with the applicable regulatory authorities. We estimate this suspension resulted in a loss of sales of approximately U.S.$1.0 million per day and a loss of profits of approximately U.S.$250,000 per day. Pursuant to the decision of our board of directors, based on certain clarifications provided by the Environmental Regional Commission (Comisión Regional del Medio Ambiente), or COREMA, of the Tenth Region of Chile, the mill resumed operations in August 2005, after 64 days of suspended operations, at 80% of its authorized production capacity. In order to achieve the full production capacity authorized by applicable permits, the mill had to fulfill certain new requirements established by the COREMA. In January 2008, the COREMA authorized the Valdivia Mill to return to its annual authorized production capacity of 550,000 metric tons. The mill gradually increased its production over a four-month period starting in March 2008 and reached full capacity in June 2008.

In June 2007, we were required to submit to the COREMA of the Tenth Region of Chile an environmental impact study for the implementation of substantial technological improvements on the quality of the effluents generated by the Valdivia Mill. In June 2008, the COREMA approved that environmental impact study subject to certain conditions that, in our opinion, adversely affected the feasibility of the project. For such reason, we filed an appeal before the Directive Council (Consejo Directivo) of the National Environmental Commission (Comisión Nacional del Medio Ambiente), or CONAMA, challenging the conditions imposed by the COREMA. This administrative appeal was partially accepted by the CONAMA, but certain of the conditions that we believe adversely affect the feasibility of the project were maintained. As a result, in September 2009 we presented another appeal in the relevant court, and as of the date of this prospectus such appeal remains pending.

Prior to October 2007, Valdivia Mill was under the jurisdiction of the COREMA of the Tenth Region of Chile, but in October 2007 it became subject to the jurisdiction of the COREMA of the Fourteenth Region of Chile. In February 2009, as previously required by the COREMA of the Tenth Region of Chile, we submitted to the COREMA of the Fourteenth Region of Chile an environmental impact study for the construction of a pipeline to discharge the Valdivia Mill’s wastewater in the Pacific Ocean near Punta Maiquillahue, which complies with the requirement of COREMA in order that such wastewater be discharged in a body of water other than the Cruces River, the Carlos Anwandter Nature Sanctuary or their respective sources. This environmental impact study was approved by the COREMA in February 2010 but has been partially challenged by us before the Directive Council (Consejo Directivo) of the CONAMA primarily because it included a prohibition of discharge of wastewater into the Cruces River under all circumstances, even in the case of certain emergencies. As of the date of this prospectus, the Directive Council of the CONAMA has not resolved the action presented by us. On March 26, 2010, certain indigenous communities located in San José de la Mariquina filed a constitutional action (recurso de protección) against the COREMA of the Fourteenth Region of Chile, challenging the resolution that approved our environmental impact study in February 2010. Such action was rejected by the Court of Appeals of Valdivia. The indigenous communities appealed before the Supreme Court of Chile, which appeal was rejected by such court on October 14, 2010.

Resolution of our dispute with the CONAMA or the pending appeals before the Chilean courts regarding the resolutions that approved the environmental impact studies of the pipeline and the effluent quality improvement projects, as well as the construction and operation of the pipeline, are each subject to many environmental, regulatory, engineering and political uncertainties. As a result, we cannot provide any assurances that the projects will be finally approved as requested or completed. If either the request for the necessary permits for the construction of the pipeline is rejected, or the installation of the pipeline is delayed for reasons attributable to us, we may face sanctions that include warnings, fines or the revocation of the Valdivia Mill’s environmental permit for operation. Alternatively, if any rejection or delays are attributable to reasons beyond our control, we believe that the environmental authorities should extend the applicable deadlines. However, we can provide no assurances that any deadline extensions would be granted, even if we comply with all the requirements that may be set forth by those authorities.

The suspension of operations at the Valdivia Mill in 2005 adversely affected our business, financial condition, results of operations and cash flows. Any future suspension of operations at the Valdivia Mill or at any other of our significant operating plants can be expected to have similar adverse effects. We offer no assurance that the Valdivia Mill will be able to operate without further interruption.

Licancel Mill

Beginning in June 2007, our operations at the Licancel Mill, a pulp mill located in the Seventh Region of Chile, became subject to environmental scrutiny by Chilean environmental regulators and the public due to the death, in June 2007, of fish in the Mataquito River, approximately 15 kilometers downstream of the mill. As a result, in June 2007 Chilean authorities, including certain public health authorities and the Superintendencia de Servicios Sanitarios (Sanitary Services Superintendency), required that we suspend activities at the Licancel Mill and that we suspend any further discharges into the river. In 2007, we invested approximately U.S.$8 million in a new effluent treatment system for the Licancel Mill, and the mill resumed operations during January 2008. Nevertheless, we can offer no assurance that the Licancel Mill will be able to operate without further interruptions. Any future suspension of operations at the Licancel Mill would adversely affect our business, financial condition, results of operations and cash flows. We estimate that the suspension of operations at the Licancel Mill resulted in a total loss of profits of approximately U.S.$24 million. Several administrative and judicial proceedings have been commenced regarding the events at the Licancel Mill and the death of fish at the Mataquito River.

We are subject to legal proceedings related to our mills which could adversely affect our business, financial condition, results of operations and cash flows.

On April 27, 2005, the National Defense Council (Consejo de Defensa del Estado), the Chilean national agency that institutes legal proceedings on behalf of the Chilean government, instituted a civil lawsuit seeking reparations, damages and indemnification from us for environmental harm allegedly caused by the effluent discharges from our Valdivia Mill. The National Defense Council has not quantified the damages it is seeking in connection with the Valdivia Mill lawsuit. In addition, on September 7, 2007, the National Defense Council instituted a civil lawsuit seeking reparations, damages and indemnification from us for environmental harm allegedly caused by the effluent discharges from our Licancel Mill.

Although the National Defense Council agreed to terminate the lawsuit related to the Licancel Mill in January 2010, the resolution that approved the agreement was challenged by certain third parties, which challenge was rejected by the court. The Valdivia Mill lawsuit remains under review by the court as of the date of this prospectus. If the result of the Valdivia Mill lawsuit is unfavorable to us, we may be required to invest a significant amount of funds or take other actions to repair any environmental harm a court determines we have caused, which could materially and adversely affect our business, financial condition, results of operations and cash flows. We cannot predict the outcome or impact of this lawsuit or when it may be resolved.

Since the end of 2004, various criminal proceedings relating to alleged violations of several environmental laws have also been instituted in Chile, and such proceedings could adversely affect some of our mills. We cannot predict the outcome or impact of these proceedings or when they may be resolved. Although Chilean law in general provides that only individuals can be convicted in criminal actions, legal entities can face criminal liability in certain cases such as the financing of terrorism, money laundering or bribery, and as a result certain measures could be taken in connection with these pending criminal proceedings that could materially and adversely affect our business, financial conditions, results of operations and cash flows.

We are also subject to certain other proceedings relating to our mills. We cannot assure you that, as a result of such proceedings, our mills will be able to operate without interruption. Any such interruption, or unexpected costs to resolve such proceedings, could have a material and adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to a substantial tax claim in Argentina

On December 14, 2007, the Administración Federal de Ingresos Públicos, or AFIP, Argentina’s internal revenue service, notified our Argentine subsidiary, Alto Paraná S.A., or Alto Paraná, of a claim for unpaid taxes for fiscal years 2002, 2003 and 2004 in the aggregate amount of approximately AR$418 million (or approximately U.S.$105 million) (including principal, interest and penalties accrued through such date), arising from a dispute regarding certain income tax deductions (related to debt issued by Alto Paraná in 2001 and repaid in 2007) taken by Alto Paraná and rejected by the AFIP. On February 8, 2010, Argentina’s tax court (Tribunal Fiscal de la Nación) issued an unfavorable administrative ruling requiring that Alto Paraná pay the AFIP’s claim in full.

Alto Paraná appealed this unfavorable administrative ruling to the Court of Appeals and also filed an injunctive action requesting that the court stay Alto Paraná’s payment obligation until resolution of its pending appeal. On May 13, 2010, the Court of Appeals granted an injunction of Alto Paraná’s payment obligation in exchange for the posting of a surety bond in the amount of AR$633.6 million (or approximately U.S.$159 million). We have not established any reserve in respect of this contingency and can offer no assurance that the Court of Appeals will issue a ruling favorable to us. If the Court of Appeals upholds the decision of the Tribunal Fiscal de la Nación, Alto Paraná will be required to satisfy the abovementioned claim which would have an adverse effect on our financial condition and results of operations.

Material disruptions at any of our manufacturing, mills processing or remanufacturing facilities could negatively impact our financial results.

A material disruption at any of our manufacturing, mills processing or remanufacturing facilities could prevent us from satisfying customer demand for our products, meeting our production targets and/or require us to make unplanned capital expenditures, resulting in lower sales, which would have a negative effect on our financial results. As disclosed in “Risk Factors—Risks relating to us and the forestry industry—We are located in a seismic area that exposes our property in Chile to the risk of earthquakes and we experienced significant business disruption and physical damages as a result of the February 27, 2010 earthquake,” which describes in detail the business interruption and losses suffered by us as a result of the February 27, 2010 earthquake and subsequent tsunami, our Chilean facilities are located in a region known for seismic activity that exposes our facilities in Chile to the risk of earthquakes and subsequent tsunamis. In addition, our facilities (or any of our machines within an otherwise operational facility) could cease operations unexpectedly due to a number of events, including:

•	unscheduled maintenance outages;

•	prolonged power failures;

•	an equipment failure;

•	fires, floods, hurricanes or other catastrophes;

•	disruptions in the transportation infrastructure, including roads, bridges, railroad tracks and tunnels;

•	a chemical spill or release;

•	explosion of a boiler;

•	the effect of a drought or reduced rainfall on its water supply;

•	labor difficulties;

•	terrorism or threats of terrorism;

•	domestic and international laws and regulations applicable to our Company and our business partners, including joint venture partners, around the world; and

•	other operating problems.

Disease or fire could affect our forests and manufacturing processes and, in turn, adversely affect our business, financial condition, results of operations and cash flows.

Our operations are subject to various risks affecting our forests and manufacturing facilities, including disease and fire. Although to date certain pests and diseases afflicting radiata or taeda pine plantations in other parts of the world have not significantly affected the forestry industries in Chile, Argentina, Brazil and Uruguay, these pests or diseases do migrate and may appear in Chile, Argentina, Brazil or Uruguay in the future. Similarly, although forest fires have not significantly affected our plantations to date due to the broad geographic extension of our plantations and the varied ages and climatic conditions of our plantations, forest fires are always a risk, particularly during low rainfall conditions, and may affect our plantations in the future. We do not maintain insurance against pests, diseases or fires that could affect our forests, and as a result our business, financial condition, results of operations and cash flows could be adversely affected if any of these risks were realized.

Climate change may negatively affect our business, financial condition, results of operations and cash flows.

A growing number of scientists, environmentalists, international organizations, regulators and other commentators maintain that global climate change has contributed, and will continue to contribute, to the increasing unpredictability, frequency and severity of natural disasters (including, but not limited to, hurricanes, droughts, tornadoes, freezes, other storms and fires) in certain parts of the world. As a result, a number of legal and regulatory measures as well as social initiatives have been introduced in numerous countries in an effort to reduce greenhouse gas and other carbon emissions, which some argue to be substantial contributors to global climate change. Such reductions in greenhouse gas emissions could result in increased energy, transportation and raw material costs and may require us to make additional investments in facilities and equipment. In addition, our plantations are located in regions which have ideal climatic conditions for a short growing cycle. Any climate changes that negatively affect such favorable climate conditions in central or southern Chile or in any region in which we benefit from favorable climate conditions could adversely affect the growth rate and quality of our plantations, or our production costs. Although we cannot predict the impact of changing global climate conditions, if any, nor can we predict the impact of legal, regulatory and social responses to concerns about global climate change, any such occurrences may negatively affect our business, financial condition, results of operations and cash flows.

Risks relating to Chile

Chilean political and economic conditions directly impact our business and the market price of the exchange notes.

At December 31, 2010, 75.4% of our property, plant and equipment and forest assets were located in Chile, and in 2010, approximately 73.8% of our revenues were attributable to our Chilean operations. Accordingly, our business, financial condition, results of operations and cash flows depend, to a considerable extent, upon economic conditions in Chile. Future developments in the Chilean economy could adversely affect our business, financial condition, results of operations and cash flows and may impair our ability to proceed with our strategic plan of business. In addition, such developments may impact the market price of the exchange notes.

The Chilean government has exercised and continues to exercise a substantial influence over many aspects of the private sector and has changed monetary, fiscal, tax and other policies to influence the Chilean economy. We have no control over and cannot predict how government intervention and policies will affect the Chilean economy or, directly and indirectly, our operations and revenues. Our operations and financial condition and the market price of the exchange notes may be adversely affected by changes in policies involving exchange controls, taxation and other matters.

Chile has different corporate disclosure and accounting standards from those with which you may be familiar in the United States, and Chile’s securities laws may not afford you the same protections as U.S. securities laws.

The accounting, financial reporting and securities disclosure requirements applicable to foreign private issuers differ from those applicable to issuers domiciled in the United States in some important respects. Accordingly, the information about us available to you will not be the same as the information disclosed by a U.S. company required to file reports with the U.S. Securities and Exchange Commission.

In addition, although Chilean law imposes restrictions on insider trading and price manipulation, applicable Chilean securities laws and regulations are different from those in the United States, and some investors protections available in the United States may not be available in the same form, or at all, in Chile.

Inflation in Chile may disrupt our business and have an adverse effect on our business, results of operations, financial condition and cash flows.

Chile has experienced high rates of inflation in the past. The annual rates of inflation (as measured by changes in the consumer price index and as reported by the Chilean National Institute of Statistics) in 2005, 2006, 2007, 2008, 2009 and 2010 were 3.7%, 2.6%, 7.8%, 7.1%, -1.4% and 3.0%, respectively. High levels of inflation in Chile could adversely affect the Chilean economy and have a material adverse effect on our revenues, results of operations, financial condition and cash flows. Chilean inflation could continue to increase significantly. Due to the competitive pressures we face in each of our product lines, we may not be able to increase prices in lock-step with inflation, which could materially and adversely affect our revenues, results of operations, financial and cash flows.

Currency fluctuations may have a negative effect on our financial results.

The Chilean peso has been subject to large depreciations and appreciations in the past and may be subject to significant fluctuations in the future. We transact a significant portion of our business in U.S. dollars, and the U.S. dollar is the currency of the primary economic environment in which we operate. A significant portion of our operating costs, however, are denominated in Chilean pesos. An increase in the Chilean peso/U.S. dollar exchange rate increases our Chilean peso-denominated costs.

In addition, as an international company operating in Chile and several other countries, we transact a portion of our business and have assets and liabilities in Chilean pesos and other non-U.S. dollar currencies, such as the Argentine peso, the Uruguayan peso, the Brazilian reais, the Colombian peso and the Mexican peso, among others. To the extent that the Chilean peso depreciates against the U.S. dollar, our domestic sales revenues may be adversely affected when expressed in U.S. dollars. The same effects may occur for our domestic sales in Argentina and Brazil for products sold in each of the respective local currencies. As a result, fluctuations in the exchange rates of such foreign currencies to the U.S. dollar may have a material adverse effect on our business, results of operations, financial condition and cash flows.

Risks relating to Argentina

The economic conditions in Argentina may adversely affect our financial condition, results of operations and cash flows.

At December 31, 2010, approximately 10.8% of our property, plant and equipment and forest assets were located in Argentina, and in 2010, approximately 14.6% of our revenues were attributable to our Argentine operations. The financial condition and results of our Argentine operations, including the ability of our Argentine subsidiary Alto Paraná to raise capital, depend, to a certain extent, upon political and economic conditions prevailing in Argentina.

From 1998 to 2002, the Argentine economy experienced an economic recession marked by reduced levels of consumption and investment and an elevated unemployment rate. The Argentine gross domestic product, or GDP, decreased by 0.8% in 2000, 4.0% in 2001 and 10.9% in 2002. Since 2003, economic indicators have shown some signs of recovery, and the Argentine GDP increased by 8.8% in 2003, 9.0% in 2004, 9.2% in 2005, 8.5% in 2006, 8.7% in 2007 and 6.8% in 2008. In 2009, Argentina’s GDP growth slowed to 0.9% as a result of the global financial crisis. The future economic, social and political developments in Argentina, over which we have no control, could adversely affect our business, financial condition, results of operations and cash flows.

In addition, the Argentine government has exercised and continues to exercise a significant influence over many aspects of the Argentine economy. Accordingly, the Argentine government’s actions, including actions with respect to inflation, price controls, interest rates, foreign exchange controls, organized labor and taxes, have had and may continue to have a material adverse effect on private sector entities, including our operations in Argentina.

Argentine Central Bank restrictions may impair the ability of Alto Paraná, our Argentine subsidiary, to meet its obligations and transfer money abroad.

We guarantee a portion of Alto Paraná’s debt. We may be required to fulfill our obligation under our guarantees if the Argentine government were to restrict Alto Paraná’s ability to transfer funds abroad to service such debt.

Since 2001, the Argentine government has imposed a number of monetary and currency exchange control measures, which have included the obligation to repatriate foreign currency earned abroad and tight restrictions on transferring funds abroad, with certain exceptions for authorized transactions. Although current restrictions have not materially affected Alto Paraná’s business, financial condition, results of operations and cash flows, including its ability to service its debt, there can be no assurance that the Central Bank of Argentina will not reverse its position and again restrict payments, which could impose material obstacles to Alto Paraná’s ability to transfer money abroad which may negatively affect its financial condition, results of operations and cash flows.

Risks relating to Brazil

Economic conditions in Brazil may have a direct impact on our business, financial condition, results of operations and cash flows.

At December 31, 2010, approximately 13.8% of our property, plant and equipment and forest assets were located in Brazil, and in 2010, approximately 11.6% of our revenues were attributable to our Brazilian operations. During the first quarter of 2005, we acquired all of the shares of capital stock of LD Forest Products S.A. and of Placas do Paraná S.A., or Placas do Paraná, in Brazil, as well as 50% of the shares of capital stock of Dynea Brasil S.A., or Dynea Brasil, in Brazil. In April 2010, our subsidiary Arauco do Brasil S.A. acquired the other 50% of the shares of Dynea Brasil. As a result of this acquisition, we own 100% of the shares of Dynea Brasil.

In September 2007, our subsidiaries Placas do Paraná S.A. and Arauco Florestal S.A. entered into an agreement for the joint ownership of land with Stora Enso Oyj, or Stora Enso, a Finnish-Swedish multinational corporation. Pursuant to the agreement, we acquired 80% of the shares in Stora Enso Arapoti Empreendimentos Agrícolas S.A., now Arauco Florestal Arapoti S.A., which owns 50,000 hectares of land, including 25,000 hectares of pine and 5,000 hectares of eucalyptus plantations; 20% of the shares in Stora Enso Arapoti Indústria de Papel S.A., which owns a paper mill with an annual production capacity of 205,000 tons of light weight coated paper; and 100% of the shares of Stora Enso Arapoti Serraria Ltda., which owns a sawmill with an annual production capacity of 150,000 cubic meters per year. In August 2009, we acquired, through our Brazilian subsidiary Placas do Paraná, Tafisa Brasil S.A., or Tafisa Brasil, which has a panel production facility located in the city of Pien, Brazil, with an annual total installed capacity of 640,000 cubic meters, and which includes two production lines producing medium density fiberboard (MDF) and one production line producing particleboard. The facility also has added-value lines to produce products for the construction and furniture industries.

As a result of the foregoing, to a certain extent, our business, financial condition, results of operations and cash flows will be dependent on economic conditions in Brazil.

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions have a direct impact on our business.

The Brazilian government frequently intervenes in the Brazilian economy and, occasionally, makes drastic changes in policy and regulations. The Brazilian government’s actions to control inflation and other policies and regulations have often involved, among other measures, wage and price controls, currency devaluations, capital controls and limits on imports. The business, financial condition, results of operations and cash flows of our Brazilian subsidiaries may be adversely affected by such matters, changes in policy or regulation involving tariffs and exchange controls, as well as by factors such as:

•	currency fluctuations;

•	real estate ownership restrictions

•	inflation;

•	social instability;

•	price instability;

•	interest rates;

•	liquidity of domestic capital and lending markets;

•	tax policy; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Inflation and efforts by the Brazilian government to combat inflation may contribute significantly to economic uncertainty in Brazil and could harm the business of our Brazilian subsidiaries.

Brazil has, in the past, experienced extremely high rates of inflation. More recently, Brazil’s rates of inflation were 3.1% in 2006, 4.5% in 2007, 5.9% in 2008, 4.3% in 2009 and 5.9% in 2010, as measured by the Brazilian consumer price index (Índice de Preços ao Consumidor-Amplo). In the past, inflation, governmental measures to combat inflation and public speculation about possible future actions have had significant negative effects on the Brazilian economy. Future measures taken by the Brazilian government, including interest rate increases, intervention in the foreign exchange market and actions to adjust or fix the value of the real may trigger increases in inflation, and consequently, have adverse economic impacts on the business, financial condition, results of operations and cash flows of our Brazilian subsidiaries could suffer.

Fluctuations in the value of Brazil’s currency against the value of the U.S. dollar may result in uncertainty in the Brazilian economy and the Brazilian securities market, which may adversely affect the financial condition, results of operations and cash flows of our recently acquired Brazilian subsidiaries.

The Brazilian real has historically suffered frequent devaluation. In the past, the Brazilian government has implemented various economic plans and exchange rate policies, including sudden devaluations, periodic mini-devaluations during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. Although over long periods, depreciation of the real generally is correlated with the differential in the inflation rate in Brazil versus the inflation rate in the United States, depreciation over shorter periods has resulted in significant fluctuations in the exchange rate between the real and the U.S. dollar and other currencies.

For example, the real appreciated by 34.4% against the U.S. dollar in 2009, and appreciated 3.9% during 2010. The exchange rate between the real and the U.S. dollar may continue to fluctuate and may rise or decline substantially from current levels.

Devaluation of the Brazilian real and currency instability may adversely affect our results of operation and financial condition in terms of U.S. dollars and could adversely affect the ability of our Brazilian subsidiaries to meet their foreign currency obligations in the future and could result in a monetary loss relating to these obligations.

Risks relating to Uruguay

Political and economic conditions in Uruguay may have a direct impact on our financial condition and results of operations.

In September 2009, we and our subsidiary, Arauco Internacional S.A., executed a series of joint venture agreements with Stora Enso, pursuant to which Stora Enso Amsterdam B.V., a subsidiary of Stora Enso, agreed to transfer ownership of 100% of the shares of Stora Enso Uruguay S.A. to Forestal Cono Sur, our subsidiary in

Uruguay, in exchange for 50% of the shares of Forestal Cono Sur S.A., or Forestal Cono Sur. As a consequence of this transaction, we and Stora Enso equally own and control all assets that both companies own in Uruguay, which includes 74,000 hectares owned by Stora Enso (including 17,300 hectares which are already planted with forests) and 39,000 hectares owned by us (of which 27,400 are already planted with forests).

In addition, in October 2009, our subsidiary Arauco International S.A. and a subsidiary of Stora Enso acquired in equal parts Eufores S.A., Celulosa y Energía Punta Pereira S.A., El Esparragal Asociación Agraria de Responsabilidad Limitada, Terminal Logística e Industrial M’Bopicuá S.A. and Zona Franca Punta Pereira S.A., which were at that time Uruguayan subsidiaries of the Spanish Grupo Empresarial ENCE S.A., or ENCE, whose main assets include 130,000 hectares of land, of which 73,000 have forestry plantations, 6,000 hectares under agreements with third parties and one industrial site, along with the necessary environmental permits for the construction of a pulp mill, a river terminal and one nursery. For the purposes of this prospectus, Stora Enso Uruguay S.A., Forestal Cono Sur, Eufores S.A., Celulosa y Energía Punta Pereira S.A., Zona Franca Punta Pereira S.A., El Esparragal Asociación Agraria de Responsabilidad Limitada and Terminal Logística e Industrial M’Bopicuá S.A., are jointly referred as the “Montes del Plata joint venture.” We own and operate these acquired assets jointly with Stora Enso as part of our Uruguayan joint venture. The aggregate value of the assets acquired as a result of this transaction was U.S.$335 million, of which we paid 50% (or approximately U.S.$167.5 million).

On January 18, 2011 Arauco and Stora Enso agreed to carry out the construction of a state of the art pulp mill with an annual guaranteed capacity of 1.3 million tons, a port and a power producing unit based on renewable sources, all located in Punta Pereira, department of Colonia, Uruguay. The total estimated investment is U.S.$1,900 million.

As a result of these significant recent investments we have made in Uruguay and the significant additional investments we are currently contemplating, our financial condition and results of operations may consequently depend, to a certain extent, on political and economic conditions in Uruguay.

Risks relating to other markets

Our business, earnings and prospects may be adversely affected by developments in other countries that are beyond our control.

Our business, financial condition, results of operations and cash flows depend, to a large extent, on the level of economic activity, government and foreign exchange policies and political and economic developments in our principal export markets. Approximately 94.9% of our total pulp sales in 2009 and 93.0% in 2010, as well as approximately 60.5% in 2009 and 52.4% in 2010 of our total sales of forestry, wood and panel products were attributable to exports, principally to customers in Asia, the Americas and Western Europe. Our business, earnings and prospects, as well as our financial condition, results of operations, cash flows and the market price of the exchange notes, may be materially and adversely affected by developments in these export markets relating to inflation, interest rates, currency fluctuations, protectionism, government subsidies, price and wage controls, exchange control regulations, taxation, expropriation, social instability or other political, economic or diplomatic developments. For example, certain target countries to which we export may impose buying restrictions in our industry, which may adversely affect our sales. We have no control over these conditions and developments which could adversely affect us and our business, financial condition, results of operations and cash flows or the price or market of the exchange notes.

Developments in other emerging and developed markets may adversely affect the market price of the exchange notes and our ability to raise additional financing.

Our financial condition and the market price of the exchange notes may be adversely affected by declines in the international financial markets and world economic conditions. Chilean securities markets are, to varying degrees, influenced by general economic, political, social and market conditions in other emerging and developed market countries, especially those in the United States, China and Latin America. Although economic conditions are different in each country, investors’ reactions to developments in one country can affect the securities markets and the securities of issuers in other countries, including Chile. Negative developments in the international financial markets in the future could adversely affect the market price of the exchange notes and impair Arauco’s ability to raise additional capital.

Risks relating to the exchange offer and notes

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to the section of the prospectus entitled “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to reduction in liquidity.

You must comply with the exchange offer procedures in order to receive freely tradable exchange notes.

Delivery of the exchange notes in exchange for the outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•

Certificates for the outstanding notes or a book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, as a depository, including an agent’s message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

•

A completed and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal; and

•	Any other documents required by the letter of transmittal.

Therefore, holders of the outstanding notes who would like to tender the outstanding notes in exchange for exchange notes should be sure to allow enough time for the outstanding notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See “The Exchange Offer––Procedures for Tendering.”

Some holders who exchange their outstanding notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

The non-payment of funds by our subsidiaries could have a material and adverse effect on our business, financial condition, results of operations and ability to service our debt, including the exchange notes.

Our cash flow and our ability to service debt is dependent, in part, on the cash flow and earnings of our subsidiaries and the transfer of funds by those subsidiaries to us, in the form of loans, interest, dividends or otherwise. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the terms of the exchange notes or to make any funds available for such purpose. Furthermore, claims of creditors of our subsidiaries, including trade creditors, will have priority over our creditors, including holders of our securities, with respect to the assets and cash flow of our subsidiaries. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the exchange notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors.

Changes in Chilean tax laws could lead to the redemption of the exchange notes.

Under current Chilean law and regulations, payments of interest made from Chile to holders of debt securities who are not residents or who are not domiciled or organized in Chile for purposes of Chilean taxation will generally be subject to Chilean withholding tax at a rate of 4.0%. Subject to certain exceptions, we will pay Additional Amounts as may be necessary to ensure that the net amounts received by the holder of the notes (including Additional Amounts) after such Chilean withholding tax will equal the amounts that would have been received in respect of the notes in the absence of such Chilean withholding tax. If as a result of certain changes in Chilean tax law we are or will become obligated to pay Additional Amounts in excess of the Additional Amounts that we would be obligated to pay if payments were subject to withholding or deduction of 4.0%, we will have the right to redeem the notes in whole but not in part. See “Description of the Exchange Notes—Redemption for Taxation Reasons.”

The exchange notes are a new issue of securities for which there is currently no public market and you may be unable to sell your exchange notes if a trading market for the exchange notes does not develop.

We cannot assure you that an active trading market for the exchange notes will develop or, if a market develops, as to the liquidity of the market. The liquidity of any market for the exchange notes will depend on the number of holders of the exchange notes, the interest of securities dealers in making a market in the exchange notes and other factors. If an active trading market does not develop, the market price and liquidity of the exchange notes may be adversely affected. If the exchange notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and other factors.

We may incur additional indebtedness ranking equally to the exchange notes.

The indenture will permit us to issue additional debt that ranks on an equal and ratable basis with the exchange notes. If we incur any additional debt that ranks on an equal and ratable basis with the exchange notes, the holders of that debt will be entitled to share ratably with the holders of the exchange notes in any proceeds distributed in connection with an insolvency, liquidation, reorganization, dissolution or other winding-up of us subject to satisfaction of certain debt limitations. This may have the effect of reducing the amount of proceeds paid to you.

The obligations under the exchange notes will be subordinated to certain statutory liabilities.

Under Chilean bankruptcy law, the obligations under the exchange notes are subordinated to certain statutory preferences. In the event of a liquidation, such statutory preferences, including claims for salaries, wages, secured obligations, social security, taxes and court fees and expenses, will have preference over any other claims, including claims by any investor in respect of the exchange notes.

Holders of notes may find it difficult to enforce civil liabilities against us or our directors, officers and controlling persons.

We are organized under the laws of Chile and our principal place of business (domicilio social) is in Santiago de Chile, Chile. Most of our directors, officers and controlling persons reside outside the United States. In addition, all or a substantial portion of our assets are located outside of the United States. As a result, it may be difficult for holders of notes to effect service of process within the United States on such persons or to enforce judgments against them, including in any action based on civil liabilities under the U.S. federal securities laws. Based on the opinion of our Chilean counsel, there is doubt as to the enforceability against such persons in Chile, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws. See “Enforceability of Civil Liabilities.”

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization or result in any increase in our indebtedness.

The net proceeds to us from the issuance of the outstanding notes were approximately U.S.$395,412,000. The net proceeds from the offering of the outstanding notes have been invested in short term securities and other investments, pending their use to general corporate purposes.

SELECTED CONSOLIDATED FINANCIAL DATA

The consolidated financial information as of December 31, 2008, 2009 and 2010 and for each of the years then ended is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements which have been prepared in accordance with IFRS.

IFRS differs in certain significant respects from U.S. GAAP. As a result, our financial information presented under IFRS is not directly comparable to our financial information presented under U.S. GAAP, and readers should avoid such a comparison.

	As of and for the year ended December 31,
	2008		2009	2010
	(in thousands of U.S.$, except ratios and per share data)
INCOME STATEMENT DATA
Revenue	U.S. $	3,713,893	3,113,045	3,788,354
Cost of sales		(2,331,854)	(2,152,535)	(2,298,191)
Gross profit		1,382,039	960,510	1,490,163
Other operating income		104,270	181,383	378,188
Distribution costs		(455,197)	(388,535)	(379,579)
Administrative expenses		(259,025)	(249,340)	(323,916)
Other operating expenses		(50,782)	(59,681)	(50,642)
Other income (loss)		(444)	64,102	292
Financial income		19,408	19,313	22,154
Financial costs		(175,241)	(193,872)	(213,912)
Participation in income (loss) in affiliates and joint ventures accounted through equity method		5,839	6,621	(7,693)
Exchange rate differences		(67,778)	17,632	(16,288)
Income before income tax		503,089	358,133	898,767
Income tax		(98,044)	(53,537)	(198,018)

Net income		405,045	304,596	700,749
BALANCE SHEET DATA
Current assets		1,995,990	2,272,313	3,152,116
Property, plant and equipment		4,615,971	4,969,753	5,088,745
Biological assets(1)		3,652,433	3,757,528	3,790,958
Total assets		10,239,840	11,413,827	12,506,332
Total current liabilities		812,915	951,413	1,209,061
Total non-current liabilities		3,419,689	4,079,981	4,456,696
Total equity		6,007,236	6,382,433	6,840,575
CASH FLOW DATA
Net cash flow from operating activities		769,736	751,025	1,137,275
Net cash flow from investing activities		(466,731)	(717,291)	(669,414)
Net cash flow from financing activities		(378,484)	302,372	33,852

Net change in cash		(75,479)	336,106	501,713
OTHER FINANCIAL DATA
Capital expenditures(2)		432,398	362,690	595,520
Depreciation and amortization		189,256	207,415	233,655
Stumpage(3)		311,950	198,675	271,515
EBIT(4)		667,817	322,635	786,668
Net insurance coverage				114,093
Adjusted EBITDA(4)		1,169,023	728,725	1,405,931
Adjusted EBITDA/total interest expense		6.65	3.76	6.57
Adjusted EBITDA/sales revenue		31.4%	23.4%	37.1%
Average debt(5)/EBITDA		—	4.02	2.37
Total debt(6)		2,651,943	3,202,919	3,449,569
Total debt(6)/ capitalization(7)		30.6%	33.4%	33.5%
Total debt(6)/ shareholders’ equity		44.1%	51.1%	51.2%
Ratio of earnings to fixed charges(8)		3.6	2.7	5.0
Working capital(9)		1,183,075	1,320,900	1,943,055
Number of shares		113,152,446	113,152,446	113,152,446
Net income per share		3.58	2.66	6.14
Dividends paid		317,588	135,175	158,781
Dividends per share (U.S.$ per share)		2.81	1.19	1.40

(1)	Biological assets refer to our forests and long-standing trees.
(2)	Accrued for the period.
(3)	Under IFRS, stumpage consists of the fair value of non-cash cost items associated with biological assets.
(4)	We calculated EBIT by subtracting marketing costs, distribution costs and administrative costs from gross profit, and Adjusted EBITDA by adding depreciation and stumpage to EBIT. We present Adjusted EBITDA because we believe it is a useful indicator of performance. We believe that neither EBIT, EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for net income, as an indicator of operating performance, as an alternative to cash flow or as a measure of liquidity. The following table presents, for the periods indicated, our calculations of EBIT, EBITDA and Adjusted EBITDA.

	As of and for the year ended December 31,
	2008		2009	2010
	(in thousands of U.S.$, except ratios and per share data)
Net income	U.S.$	405.045	304.596	700.749
(+) Other operating expenses		50.782	59.681	50.642
(-) Other operating income		(104.270)	(181.383)	(378.188)
(+) Financial costs		175.241	193.872	213.912
(-) Financial income		(19.408)	(19.313)	(22.154)
(+) Other (loss) income		444	(64.102)	(292)
(+) Participation in (loss) income in associates and joint ventures accounted through equity method		(5.839)	(6.621)	7.693
(+) Exchange rate differences		67.778	(17.632)	16.288
(+) Income Tax		98.044	53.537	198.018
EBIT		667,817	322,635	786,668
(+) Depreciation and amortization		189,256	207,415	233.655
EBITDA		857,073	530,050	1,020,323
(+) Stumpage		311,950	198,675	271.515
(+) Net insurance coverage(10)		—	—	114,093

Adjusted EBITDA		1,169,023	728,725	1,405,931

(5)	Average debt is calculated as the average between the beginning and the end of the applicable year.
(6)	Total debt is calculated as total financial debt, including accrued interest.
(7)	Capitalization is calculated as total financial debt, including accrued interest, plus total shareholders’ equity.
(8)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) and amortization of any discount and issuance costs related to our offerings of debt securities.
(9)	Working capital is calculated by subtracting current liabilities from current assets.
(10)	Net insurance coverage refers to the net effect of income (expenses) related to the earthquake impact.

RECENT FINANCIAL INFORMATION

Overview

We derive our sales revenue from the sale of bleached and unbleached pulp, plywood and fiberboard panels, wood products such as sawn timber and remanufactured wood products, and forestry products such as sawlogs and pulplogs. Export sales constituted approximately 76.2% of our total sales revenue for the year ended December 31, 2009, and 69.9% of our total sales revenue for the year ended December 31, 2010. Sales of pulp constitute the single largest component of our sales revenue. As with many commodities, pulp is subject to significant cyclical price fluctuations determined by global supply and demand. Accordingly, our sales revenue is subject to cyclical fluctuations. World prices for plywood and fiberboard panels, wood products and forestry products, which are generally viewed as commodities, also fluctuate significantly.

Although prices tend to have the most significant effect on our results of operations, sales volume and product mix, production costs and exchange rate fluctuations also can have a substantial impact on our results.

Our business, results of operations and cash flows depend, to a large extent, on the level of economic activity, on government and foreign exchange policies and on political and economic developments in our principal export markets. In 2010, we exported our products to Asia, to North, Central and South America, to Europe and, to a lesser extent, to Africa and the Middle East. In 2009 and 2010 approximately 94.9% and 93.0%, respectively, of our total pulp sales were attributable to exports, and approximately 60.5% and 52.4%, respectively, of our total panels, wood products and forestry product sales were attributable to exports. Our business, earnings and prospects may be materially and adversely affected by developments in these export markets with respect to inflation, interest rates, currency fluctuations, protectionism, government subsidies, price and wage controls, exchange control regulations, taxation, expropriation or social instability, as well as by political, economic or diplomatic developments.

At December 31, 2010, approximately 75.4% of our property, plant, equipment and forest assets were located in Chile, approximately 10.8% were located in Argentina and approximately 13.8% were located in Brazil. In 2010, approximately 73.8% of our consolidated sales revenue was derived from our operations in Chile, approximately 14.6% of our consolidated sales revenue was derived from our operations in Argentina, and approximately 11.6% of our consolidated sales revenue was derived from our operations in Brazil. Accordingly, our financial condition, results of operations and cash flows depend, to a significant degree, upon economic conditions in Chile, Argentina and Brazil.

Despite growth in the 1980s and 1990s, the Chilean economy has remained smaller than that of certain other Latin American countries. In 2004, GDP growth was stronger than previous years, reaching 6.07% and 5.67% in 2005. The GDP grew at a slower rate in subsequent years (4.6% in 2006, 4.6% in 2007 and 3.7% in 2008). In 2009, the Chilean GDP contracted 1.5%, mainly due to the global financial crisis. See “Risk factors—Risks relating to Chile.”

From late 1998 to 2002, the Argentine economy went through an economic recession marked by reduced levels of consumption and investment and an elevated unemployment rate. Argentine GDP decreased by 0.8% in 2000, 4.0% in 2001 and 10.9% in 2002. In December 2001, amid public demonstrations and the resignation of the Argentine president, Argentina declared a suspension on payment of its foreign debt. In early 2002, the government released the Argentine peso from its one-to-one peg to the U.S. dollar and allowed the exchange rate to float, resulting in a 49.6% devaluation of the Argentine peso from January 1, 2002 to December 31, 2002. From 2003 to 2008, economic indicators showed signs of recovery, and the Argentine GDP increased by 8.8% in 2003, 9.0% in 2004, 9.2% in 2005, 8.5% in 2006, 8.7% in 2007 and 6.8% in 2008. Due to the global financial crisis, Argentina’s GDP grew by only 0.5% in 2009. The future economic, social and political developments in Argentina, over which we have no control, could impair our and Alto Paraná’s business, financial condition or results of operations. See “Risk factors—Risks relating to Argentina.”

Brazil’s GDP decreased by an estimated 0.2% in real terms in 2009, compared to a growth rate of 4.8% in 2008 and 5.4% in 2007. This decrease is mainly explained by the financial crisis. Brazilian GDP decreased 0.5% in 2003, mainly due to uncertainty arising from the presidential election held that year and the new economic policies to be implemented by the newly elected government of President Luis Ignacio Lula da Silva. The Brazilian real/U.S. dollar exchange rate also experienced turbulence during that period. During 2001, the Brazilian real declined in value by 18.7% against the U.S. dollar, and in 2002, it further devalued by 52.3%, closing at R$3.533 to U.S.$1.00 on December 31, 2002. These changes were attributable primarily to uncertainties arising from the then ongoing presidential election process. Those concerns dissipated during 2003, resulting in an appreciation of the Brazilian real by 18.2% against the U.S. dollar in that year. During 2004, the Brazilian real continued to recover against the U.S. dollar, with an 8.8% appreciation. The Brazilian real appreciated 20.7% in 2007. In 2008, the real depreciated against the dollar by 32.2% and in 2009 and 2010, the real appreciated against the dollar by 34.4% and 3.9% respectively. See “Risk factors—Risks relating to Brazil.”

The global financial crisis has severely impacted the global paper industry, and current global economic conditions have resulted in a decrease in demand for forest products in all markets, including Latin America. Our financial condition, results of operations and cash flows could be materially and adversely affected if the global economic conditions continue to deteriorate. Future developments in the Chilean, Argentine and Brazilian economies may impair our ability to proceed with our strategic plan or our business, financial condition or results of operations. Our financial condition, results of operations and cash flows could also be materially and adversely affected by changes in political, economic, regulatory or other policies of the Chilean, Argentine and Brazilian governments, which have exercised and continue to exercise substantial influence over many aspects of the private sector in these countries, or other political or economic developments in Chile, Argentina and Brazil, as well as regulatory changes or administrative practices of Chilean authorities, over which we have no control.

Results of operations

The following discussion is based on and should be read in conjunction with our audited consolidated financial statements, including the notes thereto, as of December 31, 2009 and 2010 included elsewhere herein. The audited consolidated financial statements included herein are prepared in U.S. dollars and in accordance with IFRS.

The following table provides a breakdown of our financial results of operations and sales volumes as of and for the year ended December 31, 2009 and 2010.

	For the year ended December 31,
	2009				2010
	Sales		%	Volume	Sales		%	Volume
	(in millions of U.S.$, except where indicated)
Revenue
Pulp
Bleached pulp(1)	U.S.$	1,400.8	45.0%	2,707	U.S.$	1,542.4	40.7%	1,999
Unbleached pulp(1)		204.0	6.6	410		247.2	6.5	344

Total		1,604.8	51.6	3,117		1,789.6	47.2	2,343
Plywood and Fiberboard panels
Plywood and Fiberboard panels		831.0	26.7	2,630		1,108.7	29.3	3,032
Other						0.3	0.0
Total		831.0	26.7	2,630		1,109.0	29.3	3,032
Wood Products
Sawn timber(2)		301.9	9.7	1,952		463.8	12.2	2,098
Remanufactured wood products(2)		191.9	6.2	279		150.4	4.0	316

Other						6.6	0.2

Total		493.8	15.9	2,231		620.8	16.4	2,414
Forestry Products
Sawlogs (net)(2)		46.3	1.5	1,117		98.3	2.6	1,802
Pulplogs(2)		10.3	0.3	309		14.9	0.4	612
Posts		3.8	0.1	19		6.2	0.2	24
Chips		16.7	0.5	293		29.3	0.8	501
Other		4.6	0.1	148		1.5	0.0	124

Total		81.7	2.6	1,886		150.2	4.0	3,062
Energy		77.9	2.5			86.0	4.3
Other		23.9	0.8			32.8	0.9

Total revenue		3,113.0	100%			3,788.4	100%
Cost of sales, exclusive of depreciation
Timber		630.2				613.5
Forestry labor costs		353.2				470.3
Maintenance costs		284.3				207.2
Chemical costs		261.4				240.9
Depreciation		190.9				187.2
Other costs of sales		432.5				579.1

Total cost of sales		2,152.5				2,298.2
Gross income		960.5	30.9%			1,490.2	39.3%
Other operating income		181.4				378.2
Distribution costs		(388,5)				(379,6)
Administrative expenses		(249,3)				(323,9)
Other operating expenses		(59.7)				(50.6)
Other income (loss)		64.1				(0.3)
Financial income		19.3				22.1
Financial costs		(193,9)				(213,9)
Participation in profit (loss) in affiliates and joint ventures through equity method		6,6				(7.7)
Exchange rate differences		17,6				(16,3)

Income before income taxes		358.1				898.8
Income tax		(53.5)				(198.0)

Net income		304.6				700.7

(1)	Volumes measured in thousands of metric tons.
(2)	Volumes measured in thousands of cubic meters.

Year ended December 31, 2009 compared to year ended December 31, 2010

The following discussion is based on and should be read in conjunction with our audited consolidated financial statements and the notes thereto, included elsewhere in this prospectus. Our consolidated financial statements are in accordance with IFRS and presented in U.S. dollars.

Revenue

Revenue increased 21.7% from U.S.$3,113.0 million in 2009 to U.S.$3,788.4 million in 2010, primarily as a result of:

•	a 33.5% increase in revenue from plywood and fiberboard panels;

•	a 11.5% increase in revenue from pulp;

•	a 25.7% increase in revenue from wood products; and

•	a 83.8% increase in revenue from forestry products.

Pulp

Revenue from bleached and unbleached pulp increased 11.5% from U.S.$1,604.8 million in 2009 to U.S.$1,789.6 million in 2010, reflecting a 48.3% increase in average prices, partially offset by a 24.8% decrease in sales volume. Sales of bleached pulp increased 10.1% due to a 49.1% increase in average prices, partially offset by a 26.2% decrease in sales volume. Revenue from unbleached pulp increased 21.2% due to a 44.2% increase in average prices, partially offset by a 16.0% decrease in sales volume.

When comparing to 2009, the increase in revenues in 2010 was primarily driven by higher average pulp prices which reflected a recovery in global demand for pulp and paper after the global financial crisis that led to a substantial decrease in the prices of our products during the last quarter of 2008 and the first quarter of 2009.

The decrease in pulp sales volume was primarily a result of the interruption of operations at our Chilean pulp mills in March, April and May, 2010 as a result of the earthquake that hit the South-Central Region of Chile on February 27, 2010.

Plywood and fiberboard panels

Revenue from plywood and fiberboard panels increased 33.5% from U.S.$831.0 million in 2009 to U.S.$1,109.0 million in 2010. This increase in revenues was primarily due to a 15.3% increase in sales volume and a 15.8% increase in average prices.

Our sales volume increased in 2010 primarily as a result of our acquisition of Tafisa Brasil in August 2009, which added 640,000 cubic meters of annual production capacity to our panels business, partially offset by the loss in production caused by the interruption of our operations in Chile due to the February 27, 2010 earthquake.

Our average prices increased in 2010 primarily as a result of higher demand for our products during the year compared to 2009, when prices for plywood, medium-density fiberboard, particleboard and hardboard deteriorated due to a decrease in global demand for these products.

Wood products

Revenue from sawn timber and remanufactured wood products increased 25.7% from U.S.$493.8 million in 2009 to U.S.$620.8 million in 2010, primarily as a result of a 8.2% increase in sales volume and a 16.2% increase in average prices. During 2010, our offer for sawn timber products increased largely due to reconstruction efforts in Chile after the February 27, 2010 earthquake. Also, the real estate and construction markets in the United States showed signs of modest improvement during the year 2010 but still remain at their lowest levels in 50 years. Homebuilding levels in the United States improved in 2010 reaching approximately an average of 588,000 units per year, compared to an average of 554,000 units per year during 2009. All of these factors described favored demand for our sawn timber and remanufactured wood products, increasing sales volume, partially offset by the interruption of our sawmills and the permanent closure of our Mutrún mill, after the February 27, 2010 earthquake.

Forestry products

Revenue from forestry products increased 83.8% from U.S.$81.7 million in 2009 to U.S.$150.2 million in 2010. This increase was primarily the result of increased demand for our sawlogs and chips, revenues of which increased 112.5% and 75.6% respectively, in 2010.

Demand for our forestry products increased in 2010 as a result of the recovery from the global financial crisis, which triggered a significant increase in demand for pulplogs, sawlogs, chips and posts.

Other revenue

Revenue from other sources, consisting principally of sales of energy and chemicals, increased 16.7% from U.S.$101.8 million in 2009 to U.S.$118.8 million in 2010. This increase is explained by higher sales of energy of U.S.$8.1 million and an increase in sales of chemicals by U.S.$6.6 million.

Cost of sales

Cost of sales increased 6.8% from U.S.$2,152.5 million in 2009 to U.S.$2,298.2 million in 2010, primarily as a result of higher forestry production costs by 33.2%, from U.S.$353.2 million in 2009 to U.S.$470.3 million in 2010 and an increase in raw materials costs, which increased 74.3%, from U.S.$146.7 million in 2009 to U.S.$255.8 million in 2010, partially offset by lower maintenance costs which decreased 27.1%, from U.S.$284.3 in 2009 to U.S.$207.2 in 2010. As of December 31, 2010, average costs of pulp have increased when compared to December 31, 2009. BSKP or bleached softwood kraft pulp unitary costs increased by 10.5%, BHKP or bleached hardwood kraft pulp unitary costs slightly increased by 1.0% and UKP or unbleached kraft pulp unitary costs were 10.1% higher.

Gross margin

Our gross margin increased from 30.9% for 2009 to 39.3% for 2010, primarily as a result of a 21.7% increase in sales revenue mainly as a result of higher average prices of almost all our products, partially offset by a 6.8% increase in cost of sales.

Other operating income

Other operating income increased 108.5% from U.S.$181.4 million in 2009 to U.S.$378.2 million in 2010, mainly as a result of a U.S.$66.0 million increase in the fair value of our biological assets due to higher sales margin in 2010 compared to 2009 and a net gain of U.S.$107.7 million attributable to insurance claims related to the February 27, 2010 earthquake.

Distribution costs

Distribution costs for all markets decreased 2.3% from U.S.$388.5 million in 2009 to U.S.$379.6 million in 2010, primarily as a result of a 9.5% decrease in shipping and freight costs due to a 24.8% reduction in pulp sales volume.

Administrative expenses

Administrative expenses increased 29.9% from U.S.$249.3 million in 2009 to U.S.$323.9 million in 2010, primarily as a result of a U.S.$50.2 million increase in administrative expenses attributable to our consolidation of the labor costs of Tafisa Brasil which we acquired and began to consolidate in August 2009. As a percentage of revenue, administrative expenses increased from 8.0% in 2009 to 8.6% in 2010.

Financial costs

Interest expenses increased 10.3% from U.S.$193.9 million in 2009 to U.S.$213.9 million in 2010. This increase is explained primarily by higher accrued interests of U.S.$15.0 million of which U.S.$8.0 million came from our two bond offerings made in September 2010 and a higher negative impact of change in fair value of derivatives of U.S.$5.0 million.

Exchange rate differences

We recorded exchange rate difference gains of U.S.$17.6 million in 2009 compared to losses of U.S.$16.3 million that we recorded in 2010, primarily as a result of foreign exchange losses attributable to our financial debt denominated in currencies which appreciated against the U.S. dollar, partially offset by foreign exchange gains attributable to money market investments, deposits and accounts receivables denominated in such currencies which appreciated against the U.S. dollar. The exchange rate losses can be explained majorly by the depreciation of the U.S. dollar against the Euro and the depreciation of the U.S. dollar against the Chilean peso, which caused mainly a loss of U.S.$28.4 million in total liabilities, partially offset by a gain of U.S.$12.1 million in total assets.

Income tax expenses

We had tax expenses of U.S.$53.5 million in 2009 compared to tax expenses of U.S.$198.0 million in 2010. This increase was principally attributable to a higher income before taxes as a result of our 55.1% increase in gross profit in 2010 compared to 2009. Our effective tax rate increased from 14.9% in 2009 to 22.0% in 2010, mainly due to higher profits coming from our subsidiaries in Argentina and Brazil, which have higher tax rate than our local subsidiaries, and the tax effect of income received from insurance related to the earthquake of February 27, 2010.

On July 30, 2010 Law N. 20.455 for national reconstruction financing was published in the Chilean Official Gazette (Diario Oficial de Chile). One of the most important changes such law introduced was the increase in the First Category Taxes for revenues received and /or accrued during commercial years 2011 and 2012, with rates of 20% and 18.5%, respectively.

Net profit

Net consolidated profit in 2010 increased 130.0% from U.S.$304.6 million in 2009 to U.S.$700.7 million in 2010, primarily as a result of higher gross profits in almost all our business segments due to improved market conditions, partially offset by exchange rate difference losses and higher income tax expenses.

Liquidity and capital resources

Our primary sources of liquidity are funds from operations, domestic and international borrowings from commercial and investment banks and debt offerings in the domestic and international capital markets.

Cash flow from operating activities

Our net cash flow provided by operating activities was U.S.$1,137.3 million in 2010 and U.S.$751.0 million in 2009. The increase of net cash provided by operating activities in 2010 as compared to 2009 was principally due to an increase of U.S.$308.4 million in the collection of trade accounts receivable as a result of increasing sales of our products, and an increase of U.S.$292.4 million received from insurance claims mostly related to the earthquake of February 27, 2010. This result was partially offset by higher payments to suppliers for goods and services by U.S.$91.4 million and an increase of U.S.$72.3 million of payments to and behalf of employees.

Cash flow used in investing activities

Our net cash used in investing activities was U.S.$669.4 million in 2010 and U.S.$717.3 million in 2009. This decrease was principally due to lower amounts used in business combinations by U.S.$286.5 million, partially offset by higher capital expenditures for property, plant and equipment by U.S.$240.9 million.

Cash flow from financing activities

Our net cash used in financing activities was U.S.$33.9 million in 2010 compared to U.S.$302.4 million obtained from financing activities in 2009. This decrease was mainly due to lower funds obtained by debt financing of U.S.$356.7 million, partially offset by a lower amount used to repay loan obligations by U.S.$112.4 million.

In accordance with customary practice in the pulp industry, we do not have long-term sales contracts with our customers; rather, we maintain relationships with our customers, with whom we reach agreements from time to time on specific volumes and prices.

We believe that cash flow generated by operations, cash balances, borrowings from commercial banks and debt offerings in the domestic and international capital markets will be sufficient to meet our working capital, debt service and capital expenditure requirements for the foreseeable future. See “Capital Expenditures.”

Contractual obligations

The following table sets forth certain contractual obligations as of December 31, 2010, and the period in which the contractual obligations come due.

	Payments Due by Period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(in millions of U.S. dollars)
Debt obligations(1)	504,2	722,7	845,3	2.286,8	4.359,0
Forestal Río Grande debt obligations(2)	35,6	69,1	-	-	104,7
Purchase obligations(3)	31,7	-	-	-	31,7
Capital (finance) lease obligations	0,3	0,0	-	-	0,4
Operating lease obligations	-	-	-	-	-
Other contractual obligations(4)	-	-	-	-	-

Total	571,8	791,8	845,3	2.286,8	4.495,7

(1)	Includes estimated interest payments related to long-term debt obligations.
(2)	Forestal Río Grande S.A. is a special purpose entity, which we control but do not own. As a result, we include the financial information of Forestal Río Grande S.A. in our financial statements, including its long term debt obligations.
(3)	Excludes contracts entered into with independent contractors to perform operations on our behalf. Our payment obligations under such contracts are not pre-determined, but rather depend on the performance of certain variables. Accordingly, we cannot quantify our contractual obligations under such contracts.
(4)	Excludes our obligations to purchase wood, plantations and land from Forestal Río Grande S.A. because those obligations are already included in our consolidated financial statements as part of our indebtedness.

Investment activities

During 2010, our principal investment activities were as follows:

In April 2010, our subsidiary Arauco do Brasil S.A. acquired 50% of the shares of Dynea Brasil from Dynea AS for U.S.$15 million. As a result of this acquisition, we now own 100% of the shares of Dynea Brasil.

Financing activities

During 2010, our principal financing activities were as follows:

•	On June 17, 2010, we prepaid U.S.$22.8 million of U.S.$270.5 million of our 8.675% notes due 2010.

•	On August 16, 2010, we paid at maturity U.S.$247.7 million of the balance of our 8.675% notes due 2010.

•

On September 2, 2010, we issued one series of bonds for approximately U.S.$210 million in the Chilean local market. This series of bonds with an aggregate principal amount of 5,000,000 UF was issued at 3.25% with a final maturity of 10 years.

•	On September 21, 2010, we issued bonds for U.S.$400 million in the U.S. market at 5.00% with a final maturity of 10 years.

As of December 31, 2010, our short-term bank debt was U.S.$103.2 million of which %87.9 was U.S. dollar-denominated.

As of December 31, 2010, our total long-term bank, export credit agency and multilateral lending agency debt (including the current portion of such debt) was U.S.$294.8 million of which 96.7% was U.S. dollar-denominated. As of December 31, 2010, we also had total capital markets borrowings (including the current portion of such debt) of U.S.$3,051,6 million, 77.8% of which was U.S. dollar-denominated. As of December 31, 2010, the weighted average maturity of our long-term debt was 7.0 years. The interest rate on our variable rate debt is determined principally by reference to the London inter-bank offered rate (LIBOR), and as of December 30, 2010, the average interest rate for our U.S. dollar floating rate debt over nine-month LIBOR was 0.66%. As of December 30, 2010, the average interest rate for our U.S. dollar fixed rate debt was 6.34%. These average rates do not reflect the effect of swap agreements and subsequent unwinds effective as of December 30, 2010

The instruments and agreements governing our bank loans and local bonds set limits on our incurrence of debt and liabilities through the use of financial covenants. The principal financial covenants contained in the bank loan agreements are as follows:

•	Our debt to equity ratio must not exceed 1.2:1; and

•	Our interest coverage ratio must not be less than 2:1.

The principal financial covenant contained in the local bond agreements is:

•	Our debt to equity ratio must not exceed 1.2:1.

We were in compliance with these covenants for both bank loans and local bonds agreements as of December 31, 2010.

Off-balance sheet arrangements

We do not have any material off-balance sheet arrangements.

Treasury management

We manage the treasury activities of all of our Chilean subsidiaries on a centralized basis. Our Chilean subsidiaries borrow from or lend money to us in accordance with their daily cash requirements or surplus, maintaining their cash balance close to zero. Our policy is not to allow our Chilean subsidiaries to invest in financial instruments and other transactions. We make decisions regarding short-term loans, short-term investments, currency transactions and other transactions on a consolidated basis. Treasury activities are governed by our cash and deposits policy, which is approved by the board of directors. The main principles of our cash and deposits policy are as follows:

•	investments must be in fixed income instruments;

•	we do not invest in stocks;

•	investments must be in instruments from the Central Bank of Chile or from internationally recognized financial institutions; and

•	transactions must be carried out only with banks or bank subsidiaries.

Our Argentine and Brazilian subsidiaries manage their treasury activities independently from us. Their activities are governed by cash and deposit policies that are approved by their chief executive officers. These policies are based on the same principles underlying our cash and deposits policy.

Hedging

We periodically review our exposure to risks arising from fluctuations in foreign exchange rates and interest rates and make a determination, on a case-by-case basis, at our senior management level whether or not to hedge such risks. As a result, from time to time we enter into currency and interest rate swaps with respect to a portion of our borrowings. See Note 23 to our audited consolidated financial statements.

We have two offsetting interest rate swap agreements outstanding, each in a notional amount of U.S.$130 million, with respect to the interest rate on our 7.75% Notes due 2011. These interest rate swaps settle semi-annually and terminate in 2011. The net effect of our interest rate swap agreements is that we pay fixed interest at a rate of 5.506% and receive fixed interest at a rate of 7.75%. See Note 23 to our audited consolidated financial statements.

The Bío Bío Investment Fund, with which we entered into certain agreements pursuant to which we became the administrator and exclusive buyer of the forestry assets acquired from Forestal Bío Bío S.A., entered into one interest rate swap agreement, in an initial notional amount of U.S.$240 million with amortizations during the life of the swap in the same amount and dates of the amortizations of the credit agreement the Bío Bío Investment Fund obtained on October 6, 2006, with interest rate settled quarterly and with a final maturity in October 2013. The net effect of this interest rate swap agreement is that the Bío Bío Investment Fund pays fixed interest rate at a rate of 5.256% and receives a floating rate at 3 months LIBOR. In January 2007, the Bío Bío Investment Fund transferred all of its assets and financial debt to Forestal Río Grande S.A.

We have outstanding the following cross currency swap agreements to hedge our local bonds issued in UF:

•

A cross currency swap agreement with Banco de Chile for UF 1,000,000. Under this agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 2.25% and pays semi-annual interest based on the notional amount of U.S.$35,700,986.39, which is equivalent to UF 1,000,000 at the currency exchange rate at the date of the agreement, at a rate of 4.99%. This swap matures in March 2014.

•	A cross currency swap agreement with JPMorgan Chase Bank for UF 1,000,000. Under this agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 2.25% and it pays semi-annual interest based on the notional amount of U.S.$35,281,193.28, which is the equivalent to UF 1,000,000 at the currency exchange rate at the date of the agreement, at a rate of 4.94%. This swap agreement matures in March 2014.

•

A cross currency swap agreement with Barclays Bank PLC for UF 1,000,000. Under this agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 4.25% and it pays semi-annual interest based on the notional amount of U.S.$38.38 million, which is equivalent to UF 1,000,000 at the currency exchange rate at the date of the agreement, at a rate of 5.86%. This swap agreement matures in October 2014.

•

A cross currency swap agreement with Banco de Chile for UF 1,000,000. Under this agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 4.25% and it pays semi-annual interest based on the notional amount of U.S.$37.98 million, which is equivalent to UF 1,000,000 at the currency exchange rate at the date of the agreement, at a rate of 5.79%. This swap agreement matures in April 2014.

•

A cross currency swap agreement with Deutsche Bank for UF 1,000,000. Under this agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 4.25% and it pays semi-annual interest based on the notional amount of U.S.$37.98 million, which is equivalent to UF 1,000,000 at the currency exchange rate at the date of the agreement, at a rate of 5.8%. This swap agreement matures in October 2014.

•

A cross currency swap agreement with Deutsche Bank for UF 1,000,000. Under this agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 4.25% and it pays semi-annual interest based on the notional amount of U.S.$37.62 million, which is equivalent to UF 1,000,000 at the currency exchange rate at the date of the agreement, at a rate of 5.79%. This swap agreement matures in October 2014.

•

A cross currency swap agreement with Barclays Bank PLC for UF 1,000,000. Under this agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 4.25% and it pays semi-annual interest based on the notional amount of U.S.$38.42 million, which is equivalent to UF 1,000,000 at the currency exchange rate at the date of the agreement, at a rate of 5.62%. This swap agreement matures in October 2014.

•

A cross currency swap agreement with Corpbanca for UF 1,000,000. Under this agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 3.25% and it pays semi-annual interest based on the notional amount of U.S.$42.86 million, which is equivalent to UF 1,000,000 at the currency exchange rate at the date of the agreement, at a rate of 5.20%. This swap agreement matures in September 1, 2020.

•

A cross currency swap agreement with BBVA for UF 1,000,000. Under this agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 3.25% and it pays semi-annual interest based on the notional amount of U.S.$42.86 million, which is equivalent to UF 1,000,000 at the currency exchange rate at the date of the agreement, at a rate of 5.20%. This swap agreement matures in September 1, 2020.

•

A cross currency swap agreement with Deutsche Bank for UF 1,000,000. Under this agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 3.25% and it pays semi-annual interest based on the notional amount of U.S.$42.86 million, which is equivalent to UF 1,000,000 at the currency exchange rate at the date of the agreement, at a rate of 5.25%. This swap agreement matures in September 1, 2020.

•

A cross currency swap agreement with Banco Santander for UF 1,000,000. Under this agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 3.25% and it pays semi-annual interest based on the notional amount of U.S.$42.87 million, which is equivalent to UF 1,000,000 at the currency exchange rate at the date of the agreement, at a rate of 5.17%. This swap agreement matures in September 1, 2020.

•

A cross currency swap agreement with BBVA for UF 1,000,000. Under this agreement, we receive semi-annual interest based on the notional amount of UF 1,000,000 at a rate of 3.25% and it pays semi-annual interest based on the notional amount of U.S.$42.87 million, which is equivalent to UF 1,000,000 at the currency exchange rate at the date of the agreement, at a rate of 5.09%. This swap agreement matures in September 1, 2020.

These cross currency swap agreements allow us to address uncertainties regarding exchange rates. Through these agreements, we receive cash flows in UF, which allow us to comply with the terms of the bonds and pay fixed amounts in dollars, the currency in which a significant amount of our assets are denominated.

On June 4, 2010, we entered a six month Then-on-the-Run Treasury Hedge with J.P. Morgan Securities Inc. Under this agreement, we locked the 10-year U.S. Treasury bond at a 3.4925% rate based on a notional amount of U.S.$300.0 million. This hedge agreement matured on December 6, 2010.

We have also analyzed our exposure to risks associated with fluctuations in prices of commodities, including pulp, but have, thus far, not entered into any material hedging transactions with respect to such risks.

Research and development

We spent U.S.$6.1 million for the year ended December 31, 2010 on research and development. We conduct our principal research and development programs through our subsidiary Investigaciones Forestales Bioforest S.A., which concentrates its efforts on applying and implementing advanced technologies to the specific characteristics of our forests and mills.

We are continuously researching and attempting to develop different strains of long-fiber pine trees to improve their quality and to shorten their average harvest cycle. Additionally, we maintain close relations with certain international research institutes, equipment suppliers and the scientific and engineering community involved with our industry.

Quantitative and qualitative disclosures about market risk

We are exposed to market risk from changes in interest rates and currency exchange rates. From time to time, we assess our exposure and monitor opportunities to manage these risks, including entering into derivative contracts. In the normal course of business, we also face risks that are either non-financial or non-quantifiable. Such risks principally include country risk, credit risk and legal risk and are not represented in the tables below. The following discussion about our risk management activities includes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements.

Interest rate risk

Interest rate risk exists principally with respect to our indebtedness that bears interest at floating rates. At December 31, 2010, we had outstanding approximately U.S.$3,388.7 million of long-term indebtedness, excluding accrued interest, of which approximately 89.8% bore interest at fixed interest rates and approximately 10.2% bore interest at floating rates of interest. These average rates do not reflect the effect of swap agreements. 79.6% of the indebtedness was denominated in U.S. dollars as of that date. The interest rate on our variable rate debt is determined principally by reference to LIBOR.

The following table summarizes our long-term debt obligations, including 2010 maturities, at December 31, 2010. These obligations are sensitive to changes in interest rates. The table presents the aggregate principal amount of each category of indebtedness maturing in each year, at the weighted average interest rate for each category of indebtedness. Average interest rates for liabilities are calculated based on the prevailing interest rate for each loan at December 31, 2010.

	Average Interest Rate	2011	2012	2013	2014	2015	Thereafter	Total Long Term Debt	Fair Value
Long-Term Interest Bearing Debt
Fixed Rate
(U.S.$-denominated)	6.34%	387.0		300.0		370.0	1,295.4	2,352.4	2,528.3
(UF-denominated)	3.60%		15.3	15.3	107.0		550.1	687.7	695.0
(R$-denominated)	3.28%	0.9	0.1	0.1	0.1	0.1	0.1	1.5	1.4
Variable Rate
(U.S.$ denominated) LIBOR	0.66%	58.3	82.3	82.3	48.0	48.0	24.0	342.3	333.8
(RS$-denominated) TJLP +	9.63%	0.1	0.1	0.1	0.1		3.7	4.2	8.6

Total		446.3	97.8	397.8	155.1	418.1	1,873.4	3,388.7	3,567.1

Foreign currency risk

Our principal exchange rate risk involves changes in the value of the Chilean peso and, to a lesser extent, the Brazilian real, the euro and the Argentine peso relative to the dollar. We generally believe that our foreign currency exposure is not material to our net income. We estimate that a majority of our consolidated costs and expenses are denominated in dollars. As of December 31, 2010:

•	68% of our accounts receivable were denominated in U.S. dollars and 17% in Chilean pesos;

•	49% of our cash and short-term investments were denominated in U.S. dollars, 39% were denominated in Chilean pesos and 7% in euros;

•	a significant portion of our indebtedness was denominated in U.S. dollars; and

•	a significant portion of our consolidated total assets was denominated in U.S. dollars.

Substantially all of our foreign currency-denominated revenues, costs and expenses, receivables and indebtedness are denominated in U.S. dollars. As of December 31, 2010, substantially all of our long-term debt was denominated in U.S. dollars. Accordingly, variations in the value of the Chilean peso relative to the U.S. dollar will not have a significant effect in the cost in U.S. dollars of our foreign debt service obligations.

Commodity risk

Prices for pulp and forestry and wood products can fluctuate significantly, and our sales revenue is highly sensitive to fluctuations in such prices. As of December 31, 2010, we were not party to any commodity hedging arrangements.

Capital expenditures

To utilize our increasing volume of forest production, we have added to, expanded and modernized our processing facilities. For the year ending December 31, 2011, we have planned capital expenditures of approximately U.S.$803.4 million, which principally include U.S.$300.0 million in maintenance of our existing mills, U.S.$383 million in our new panel mill projects and capital contributions for the Montes del Plata project in Uruguay and U.S.$120.0 million in maintenance of biological assets.

On January 18, 2011 Arauco and Stora Enso agreed to carry out the construction of a state of the art pulp mill with an annual guaranteed capacity of 1.3 million tons, a port and a power producing unit based on renewable sources, all located in Punta Pereira, department of Colonia, Uruguay. The total estimated investment is U.S.$1,900 million. The project will be financed approximately 40% by Montes del Plata’s shareholders (50% from our part, 50% from Stora Enso) and 60% by third parties credits.

For the year ended December 31, 2010, our aggregate capital expenditures were U.S.$595.5 million, consisting primarily of U.S.$483.2 million in internal projects and acquisition of biological assets of U.S.$112.3 million.

Critical accounting policies

A summary of our significant accounting policies is included in Note 1 to our audited consolidated financial statements, which are included in this prospectus. The preparation of consolidated financial statements in accordance with IFRS requires management to make subjective estimates and assumptions that affect the amounts reported. Estimates are based on historical experience and various other assumptions that are believed to be reasonable, though actual results and timing could differ from the estimates. Management believes that the accounting policies below take into account those matters that require the exercise of judgment, but acknowledge that different judgments could result in substantially different results. The most critical accounting policies and estimates are described below.

Property, plant and equipment

Property, plant and equipment are stated at cost and are depreciated using the straight-line method based on the estimated useful lives of the assets. In estimating the useful lives (residual values are considered), we have primarily relied upon actual experience with the same or similar types of equipment and recommendations from the manufacturers. Useful lives are based on the estimated amount of years an asset will be productive and are revised periodically to recognize potential impacts caused by new technologies, changes to maintenance procedures, changes in utilization of the equipment, and changing market prices of new and used equipment of the same or similar types.

Property, plant and equipment assets are evaluated for possible impairment. Factors that would indicate potential impairment may include, but are not limited to, significant decreases in the market value of a long-lived asset, a significant change in a long-lived asset’s physical condition and operating or cash flow losses associated with the use of a long-lived asset. This process requires our estimate of future cash flows generated by each asset or group of assets. For any instance where this evaluation process indicates impairment, the appropriate asset’s carrying values are written down to net realizable value and the amount of the write-down is charged against the results of continuing operations.

Expenditures that substantially improve and/or increase the useful life of facilities and equipment are capitalized. Other maintenance or repair costs are charged to income as they are incurred.

Fair value of financial instruments

We recognize financial assets and liabilities on its balance sheet at fair value, which is the value that we estimate would be attributable to such asset or liability in an arms-length transaction. As of the date of the initial recognition, our management classifies its financial assets at fair value through (i) income or (ii) collectible credits and accounts, depending on the purpose for which the financial assets were acquired.

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. We use our judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at each balance sheet date.

The doubtful provision of trade receivables is established when there is evidence that we will not receive payments under the original terms of sale. Provisions are made when the client is a party to a bankruptcy court agreement or cessation of payments, or when we have exhausted all levels of recovery of debt in a reasonable time. See Note 23 to our audited consolidated financial statements at December 31, 2009.

Biological assets

The recovery of forest plantations is based on discounted cash flow models which mean that the fair value of biological assets is calculated using cash flows from continuing operations, that is to say, on the basis of sustainable forest management plans considering the potential growth of forests. This recovery is performed on the basis of each forest stand identified and for each type of tree species.

These discounted cash flows require estimates in growth, harvest, sales prices and costs. It is therefore important that management make appropriate estimates of future levels and trends for sales and costs, as well as administer regular surveys of the forests to establish the volumes of wood available for harvesting and their current growth rates. The growth of biological assets and changes in fair value are recognized directly in our income statements. The principal considerations used to calculate the valuation of forest plantations are presented in Note 21 of our audited consolidated financial statements at December 31, 2009.

Lawsuits and Contingencies

We are subject to certain ongoing lawsuits, the future effects of which need to be estimated by our management in collaboration with our legal advisors. We seek to evaluate the reports of our legal advisors and make appropriate contingency estimates in each balance sheet based on such reports. We also make contingency estimates and/or adjustments to prior contingency estimates upon the occurrence of material changes to the nature or underlying facts of such lawsuits.

RATIO OF EARNINGS TO FIXED CHARGES

The following tables set forth our ratio of earnings to fixed charges for the years ended December 31, 2008, 2009 and 2010, in accordance with IFRS. For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) and amortization of any discount and issuance costs related to our offerings of debt securities.

	Year ended December 31,
	2005	2006	2007	2008	2009	2010
IFRS	n/a	n/a	n/a	3.6	2.7	5.0

THE EXCHANGE OFFER

General

This section describes the exchange offer and the material provisions of the registration rights agreement, but it may not contain all of the information that is important to you. We refer you to the complete provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement on Form F-4. See “Where You Can Find More Information” for instructions on how to obtain copies of this document.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to U.S.$400 million aggregate principal amount of our 5.00% Notes due 2021, which we refer to in this prospectus as the “outstanding notes,” for a like aggregate principal amount of our 5.00% Notes due 2021, which we refer to in this prospectus as the “exchange notes,” properly tendered on or prior to the expiration date and not withdrawn. The exchange offer is being made with respect to all of the outstanding notes.

As of the date of this prospectus, U.S.$400 million aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about March 29, 2011, to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to conditions set forth under “––Conditions to the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

We have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act as promptly as practicable, but in no event later than 360 days after the closing date and keep the exchange offer registration statement effective for not less than 20 business days. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe obligations in the registration rights agreement. The outstanding notes were issued on September 21, 2010.

If we are unable to meet our obligations under the registration rights agreement described above, we will use commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the registration statement effective for up to two years after the closing date.

If we fail to comply with our obligations under the registration rights agreement described above, we will be required to pay additional interest to holders of the outstanding notes.

Each holder of outstanding notes that wishes to exchange outstanding notes for exchange notes in the exchange offer will be required to make certain representations, including the following:

•	any exchange notes will be acquired in the ordinary course of its business;

•	the holder will have no arrangements or understanding with any person to participate in the distribution of the outstanding notes or the exchange notes within the meaning of the Securities Act;

•

the holder is not an affiliate, as defined in Rule 405 of the Securities Act, of ours or if it is an affiliate of ours, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act, to the extent applicable;

•	if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in the distribution of the exchange notes; and

•

if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not properly withdrawn prior to the expiration date. We will issue U.S.$2,000 principal amount of exchange notes in exchange for each U.S.$2,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of U.S.$1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, U.S.$400 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “––Conditions to the Exchange Offer.”

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Resale of Exchange Notes

Based on interpretations of the staff of the SEC set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an affiliate of ours within the meaning of Rule 405 under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Expiration Date; Extensions; Amendments

The exchange offer will expire at midnight, New York City time on April 29, 2011, unless in our sole discretion we extend it.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “––Conditions to the Exchange Offer” have not been satisfied, by giving written notice of the delay, extension or termination to the exchange agent; or

•	under the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed promptly by written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding notes of the amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

•

the exchange notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “––Purpose and Effect of the Exchange Offer,” “––Procedures for Tendering” and “Plan of Distribution”; and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving written notice of the extension to their holders. During any such extensions, all notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice of any extension, amendment, nonacceptance or termination to the holders of the outstanding notes as promptly as practicable.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes if, at the time, any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Procedures for Tendering

Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•

complete, sign and date the accompanying letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s ATOP system procedures described below.

In addition, either:

•	the exchange agent must receive the outstanding notes along with the accompanying letter of transmittal; or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below and a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not properly withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding notes either:

•	make appropriate arrangements to register ownership of the outstanding notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the accompanying letter of transmittal; or

•	for the account of an eligible institution.

If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

If the accompanying letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use DTC’s ATOP system to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its ATOP system that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against that participant.

We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not validly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the accompanying letter of transmittal or authorizing the transmission of the agent’s message, each tendering holder of outstanding notes will represent or be deemed to have represented to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•

if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any exchange notes. See “Plan of Distribution”; and

•

the holder is not an affiliate, as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any, applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under DTC’s ATOP system prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered;

•	stating that the tender is being made thereby; and

•

guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•

the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s ATOP system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York Mellon has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

The Bank of New York Mellon Corporation

Corporate Trust Operations Reorganization Unit

480 Washington Boulevard 27th Floor

Jersey City, NJ 07310

Contact: Mr. William Buckley

Phone: (212)-815-5788

Fax: (212)-298-1915

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately U.S.$280,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange notes will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the staff of the SEC, exchange notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE EXCHANGE NOTES

On September 21, 2010, we completed a private placement of U.S.$400 million of outstanding notes. We issued the outstanding notes, and will issue the exchange notes, under an indenture dated September 21, 2010 between ourselves and The Bank of New York Mellon as trustee. The outstanding notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act.

The following summary of the material provisions of the indenture and the exchange notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture and the exchange notes, including the definitions of certain terms therein. We refer you to the complete text of the indenture which has been filed as an exhibit to the registration statement on Form F-4 of which this prospectus is a part. See “Where You Can Find More Information” for instructions on how to obtain copies of the indenture.

The terms and provisions of the exchange notes are substantially identical in all material respects to the outstanding notes except the exchange notes have been registered under the Securities Act. The exchange notes and the outstanding notes will form a single series of notes for all purposes of the indenture. References to the “notes” in this prospectus are references to both the outstanding notes and the exchange notes. The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.” Capitalized terms used in the following summary and not otherwise defined herein shall have the meanings ascribed to them in the indenture.

General

The exchange notes will be our unsecured and unsubordinated obligations. The exchange notes will, other than in the case of certain obligations granted preferential treatment pursuant to Chilean law, rank pari passu in right of payment with all of our other existing and future unsecured indebtedness that is not, by its terms, expressly subordinated in right of payment to the exchange notes. The exchange notes will effectively rank junior to any and all of our secured indebtedness to the extent of the assets securing such indebtedness.

The indenture does not limit the amount of indebtedness or other obligations that may be incurred by us.

Assuming that all outstanding notes are exchanged for exchange notes, the aggregate principal amount of the exchange notes will be U.S.$400 million. The exchange notes will mature on January 21, 2021. The exchange notes will bear interest at the rate per annum set forth on the front cover page of this Prospectus from September 21, 2010 or from the most recent interest payment date for which interest has been paid or provided. Interest on the exchange notes will be payable semiannually on January 21 and July 21 of each year, commencing on January 21, 2011, to the person in whose name an exchange note is registered at the close of business on the preceding January 7 and July 7, as the case may be. Interest on the exchange notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the exchange notes to the paying agent for the exchange notes to collect principal payments. Except as described in “—Book-entry; delivery and form” in this prospectus, we will pay principal and interest by wire transfers to the account specified by the trustee.

The exchange notes will be issued only in fully registered form, without coupons, with a minimum denomination of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Initially, the trustee will act as security registrar and paying agent for the exchange notes. The exchange notes may be presented for registration of transfer and exchange at the offices of the security registrar for the exchange notes.

Book-Entry; Delivery and Form

The exchange notes will be represented by one or more global notes in registered, global form without interest coupons, which we refer to in this prospectus as the “Global Exchange Note”. The Global Exchange Note initially will be deposited upon issuance with the trustee as custodian for The Depository Trust Company, or “DTC,” in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Exchange Notes for Certificated Exchange Notes.”

In addition, transfer of beneficial interests in the Global Exchange Note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time. The exchange notes may be presented for registration of transfer and exchange at the offices of the registrar.

Certain book-entry procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. None of us or the initial purchasers takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a “banking organization” within the meaning of the New York State Banking Law, (iii) a member of the Federal Reserve System, (iv) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and (v) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, or indirect participants that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that pursuant to procedures established by DTC (i) upon deposit of each Global Exchange Note, DTC will credit the accounts of participants designated by the initial purchasers with an interest in the Global Exchange Note and (ii) ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a Global Exchange Note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a Global Exchange Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the Global Exchange Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Exchange Note will not be entitled to have notes represented by such Global Exchange Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Exchange Notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Exchange Note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or such Global Exchange Note. We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a Global Exchange Note desires to take any action that DTC, as the holder of such Global Exchange Note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. None of us or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such exchange notes.

Payments with respect to the principal or premium, if any, and interest on any exchange notes represented by a Global Exchange Note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Exchange Note representing such exchange notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the exchange notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, none of us or the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Exchange Note (including principal, premium, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a Global Exchange Note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the exchange notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Exchange Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Exchange Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange Agent and Registrar for the Notes

The trustee will initially act as exchange agent and registrar. We may change the exchange agent or registrar without prior notice to the holders of the outstanding notes or the exchange notes, and we or any of our Subsidiaries may act as exchange agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of exchange notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any exchange note selected for redemption. Also, we are not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed. See “—Book-Entry; Delivery and Form” above for additional information.

Exchange of Global Exchange Notes for Certificated Exchange Notes

A Global Exchange Note is exchangeable for definitive exchange notes in registered certificated form, or “Certificated Exchange Notes,” if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Exchange Notes and the Company fails to appoint a successor depositary within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) we, at our option, notify the trustee that we elect to cause the issuance of the Certificated Exchange Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the exchange notes.

In all cases, Certificated Exchange Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in the Indenture, unless that legend is not required by applicable law.

Exchange of Certificated Exchange Notes for Global Exchange Notes

Certificated Exchange Notes may not be exchanged for beneficial interests in any Global Exchange Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes and written instructions directing the trustee to reflect the increase the amount of exchange notes represented by the Global Exchange Notes on its books.

Covenants

Limitation on Liens

We have agreed that we will not, and will not permit any of our Subsidiaries to, incur any Indebtedness, if that Indebtedness is secured by a Lien upon any Specified Property now owned or hereafter acquired, unless, together with the incurrence of such Indebtedness, the exchange notes shall be secured equally and ratably with (or prior to) such Indebtedness for so long as such Indebtedness is so secured.

This restriction does not apply to:

(i) any Lien on (A) any Specified Property acquired, constructed, developed, extended or improved by us or any Subsidiary (singly or together with other persons) after the date of the indenture or any property or assets reasonably incidental to the use or operation of such Specified Property (including any real property on which such Specified Property is located), or (B) any shares or other ownership interest in, or any Indebtedness of, any person which holds, owns or is entitled to such property, assets, products, revenue or profits, in each of cases (A) and (B), to the extent such Lien is created, incurred or assumed contemporaneously with, or within 360 days after, such acquisition or the completion of such construction, development, extension or improvement in order to secure or provide for the payment of any part of the purchase price or other consideration of such Specified Property or the other costs of such acquisition, construction, development, extension or improvement (including costs such as escalation, interest during construction and financing and refinancing costs);

(ii) any Lien on any Specified Property existing at the time of its acquisition and which is not created as a result of or in connection with or in anticipation of that acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of that property);

(iii) any Lien on any Specified Property acquired from a person which is merged with or into us or a Subsidiary, or any Lien existing on Specified Property of any person which existed at the time such person becomes a Subsidiary and, in either case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such person);

(iv) any Lien which secures Indebtedness owing to us or to one or more of our Subsidiaries;

(v) any Lien existing on the date of the indenture; and

(vi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (v) inclusive; provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus any extensions, expansions or improvements of such property).

We or any Subsidiary, however, may incur Indebtedness secured by a Lien which would otherwise be prohibited under the provisions of the indenture described in this section or enter into Sale and Lease-Back Transactions that would otherwise be prohibited by the provisions of the indenture described below under “—Limitations on Sale and Lease-Back Transactions”; provided that the aggregate principal amount of such Indebtedness of us and our Subsidiaries together with the aggregate Attributable Value of all such Sale and Lease-Back Transactions of us and our Subsidiaries shall not exceed 20% of Consolidated Net Tangible Assets at the time any such Indebtedness is incurred by us or any Subsidiary or at the time any such Sale and Lease-Back Transaction is entered into.

Limitations on Sale and Lease-Back Transactions

We have agreed that we will not, and will not permit any Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Specified Property, unless either:

(i) We or that Subsidiary would be entitled pursuant to the provisions of the indenture described above under “—Limitation on Liens” to issue, assume or guarantee Indebtedness secured by a Lien on such Specified Property without equally and ratably securing the exchange notes, or

(ii) We or that Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value (as determined in good faith by our board of directors) of the Specified Property so leased, to the retirement, within 360 days after the effective date of the Sale and Lease-Back Transaction, of our Indebtedness ranking at least on a parity with the exchange notes or Indebtedness of any Subsidiary, in each case owing to a person other than us or any of our Affiliates or to the acquisition, purchase, construction, development, extension or improvement of any real or personal property or assets used or to be used by or for the benefit of us or any Subsidiary in the ordinary course of business. These restrictions will not apply to:

(1) transactions providing for a lease term, including any renewal, of not more than five years, and

(2) transactions between us and any Subsidiary or between Subsidiaries.

Consolidation, merger, sale or conveyance

We have agreed that we may not consolidate with or merge into any other corporation or convey or transfer our respective properties and assets substantially as an entirety to any person, unless:

(i) the successor corporation (if other than us) shall be a corporation organized and existing under the laws of Chile, and shall expressly assume by a supplemental indenture the due and punctual payment of the principal of (and premium, if any) and interest on all the outstanding notes and the performance of every covenant in the indenture to be performed or observed by us;

(ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(iii) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction.

In case of any consolidation, merger, conveyance or transfer, the successor corporation will succeed and substitute us as obligor on the exchange notes, with the same effect as if we had been named in the indenture as such obligor.

Certain definitions

The following are some terms defined in the indenture:

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Value” means, as to any particular lease under which we or any Subsidiary is at any time liable as lessee and any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by us in accordance with generally accepted financial practice).

“Chilean Subsidiary” means a Subsidiary organized under the laws of the Republic of Chile.

“Consolidated Net Tangible Assets” means the total of all assets (including revaluations thereof as a result of commercial appraisals, price-level restatement or otherwise) appearing on our consolidated balance sheet, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of our current liabilities and those of our Subsidiaries appearing on such consolidated balance sheet (excluding the current portion of long-term debt).

“Indebtedness” means, with respect to any person (without duplication):

(i) any liability of such person:

(1) for borrowed money or under any reimbursement obligation under a letter of credit (other than letters of credit payable to suppliers in the ordinary course of business),

(2) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any business, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business),

(3) for the payment of money relating to any obligations under any capital lease of real or personal property, or

(4) for purposes of the “—Limitation on Liens” and “—Limitations on Sale and Lease-Back Transactions” sections, payable under any agreement or instrument in respect of an interest rate or currency swap, exchange or hedging transaction or other financial derivatives transaction; and

(ii) any liability of others described in the preceding clause (i) that the person has guaranteed or that is otherwise its legal liability.

For the purpose of determining any particular amount of Indebtedness under this definition, guarantees of (or obligations with respect to letters of credit or financial bonds supporting) Indebtedness otherwise included in the determination of such amount shall also not be included.

“Lien” means any mortgage, pledge, lien, security interest, charge or other similar encumbrance.

“Manufacturing Facility” means any of our pulp mills, sawmills or wood processing facilities or the pulp mills, sawmills or wood processing facilities of any Subsidiary.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which we or any Subsidiary sells or transfers any Specified Property to any person with the intention of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life thereof and such property is in fact so leased.

“Significant Subsidiary” means a Chilean Subsidiary which would be a “significant subsidiary” within the meaning of Rule 1 02 under Regulation S X promulgated by the SEC as in effect on the date of the indenture, assuming we are the registrant referred to in such definition.

“Specified Property” means Manufacturing Facilities and Timberlands.

“Subsidiary” means any corporation or other business entity of which we own or control (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interests, in each case having ordinary voting power to elect or appoint directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency). For the avoidance of doubt, a corporation or other business entity will not be deemed to be a “Subsidiary” because we (i) jointly control (either directly or through one or more other Subsidiaries) with one or more unaffiliated persons such corporation or other business entity or (ii) have (either directly or through one or more other Subsidiaries) (x) veto rights over the affairs of such corporation or other business entity or (ii) the alternating or shared right with one or more unaffiliated persons to elect or appoint directors, managers or trustees or to otherwise direct the affairs of such corporation or business entity.

“Timberlands” means, at any time, property owned by us or any Subsidiary, or as to which we have cutting rights, which contains standing timber which is, or upon completion of a growth cycle then in process is expected to become, of commercial quantity and of merchantable quality; excluding from the term “Timberlands,” however, any property which at the time is held primarily for development (other than as timberlands) and/or sale, and not primarily for the production of any wood products.

Highly leveraged transactions; change of control

The indenture does not include any debt covenants or other provisions which afford debt holders protection in the event of a highly leveraged transaction or a change of control.

Periodic reports

The indenture provides that if we are not required to file with the SEC information, documents, or reports pursuant to Section 13 or Section 15(d) of the Exchange Act, then we will make available, upon request, to the trustee the information required pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

An “Event of Default,” with respect to the exchange notes, is defined in the indenture as:

(i) our failure to pay any principal of the exchange notes, when due and payable, whether at maturity, upon redemption or otherwise;

(ii) our failure to pay interest (including any Additional Amounts) on the exchange notes when due and payable and the continuance of such default for more than 30 days;

(iii) our failure or the failure of any of our Subsidiaries to perform or observe any other term, covenant, warranty or obligation in the exchange notes, not otherwise expressly included as an Event of Default in (i) or (ii) above, and the continuance of such default for more than 60 days after written notice of such default has been given (by internationally recognized overnight courier) to us by the trustee or the holders of at least 25% in aggregate principal amount of the exchange notes then outstanding;

(iv) our failure or the failure of any of our Chilean Subsidiaries to pay the principal of, or interest on, Indebtedness having a total principal amount exceeding U.S.$75 million (or its equivalent in any other currency or currencies) when due (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue for more than the originally applicable period of grace, if any, and all such Indebtedness shall have been declared due and payable; or

(v) certain events of bankruptcy or insolvency with respect to us or a Significant Subsidiary.

The indenture provides that (i) if an Event of Default (other than an Event of Default described in clause (v) above) shall have occurred and be continuing with respect to the exchange notes, either the trustee or the holders of not less than 25% of the total principal amount of the exchange notes then outstanding may declare the principal of all such outstanding exchange notes and the interest accrued thereon, if any, to be due and payable immediately and (ii) if an Event of Default described in clause (v) above shall have occurred the principal of all such outstanding exchange notes and the interest accrued thereon, if any, shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of such exchange notes. The indenture provides that the exchange notes owned by us or any of our respective Affiliates shall be deemed not to be outstanding for, among other purposes, declaring the acceleration of the maturity of the exchange notes. Upon certain conditions, such declarations may be annulled and past defaults, other than nonpayment of principal, interest and compliance with certain covenants, may be waived by the holders of a majority of the total principal amount of the exchange notes then outstanding.

The trustee must give to the holders of the exchange notes notice of all uncured defaults known to it with respect to the exchange notes within 30 days after the trustee becomes aware of such a default; provided that, except in the case of default in the payment of principal, interest or Additional Amounts, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such exchange notes.

No holder of any exchange notes may institute any action under the indenture unless (a) such holder shall have given the trustee written notice of a continuing Event of Default with respect to the exchange exchange notes, (b) the holders of not less than 25% of the total principal amount of the exchange notes then outstanding shall have made written request to the trustee to institute proceedings in respect of the Event of Default, (c) such holder or holders shall have offered the trustee such reasonable indemnity as the trustee may require, (d) the trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the trustee during such 60 day period by the holders of a majority of the total principal amount of the exchange notes. Such limitations, however, do not apply to any suit instituted by a holder of an exchange note for enforcement of payment of the principal or interest on the exchange notes on or after the respective due dates expressed in such debt security.

The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the exchange notes, unless such holders shall have offered to the trustee reasonable indemnity.

We are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Payment of additional amounts

We are required to make all payments in respect of the exchange notes, free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges of whatever nature (or interest on any of the foregoing), imposed, levied, collected, withheld or assessed by, within or on behalf of Chile or any political subdivision or governmental authority thereof or therein having power to tax (a “Taxing Authority”), unless such withholding or deduction is required by law. If we are required to make any withholding or deduction described in the preceding sentence with respect to any payment made in respect of the exchange notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amounts received by the holders of exchange notes (including Additional Amounts) after such withholding or deduction shall equal the amounts which would have been receivable in respect of the exchange notes in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable in respect of any exchange note:

(i) in the case of payments for which presentation of an exchange note is required, if such exchange note is presented for payment more than 30 days after the later of (a) the date on which such payment first became due and (b) if the full amount payable has not been received in the place of payment by the trustee on or prior to such due date, the date on which the full amount has been so received, notice to that effect shall have been given to the holder by the trustee, except to the extent that such holder would have been entitled to such Additional Amounts on presenting such exchange notes for payment on the last day of such period of 30 days;

(ii) for any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, duty, fine, assessment or other governmental charge;

(iii) if such exchange note is held by or on behalf of a holder or beneficial owner who is liable for taxes, duties, fines, penalties, assessments or other governmental charges in respect of such exchange note by reason of having some present or former, direct or indirect, connection with a Taxing Authority (including, without limitation, being a citizen of, being incorporated or engaged in a trade or business in, or having a residence or principal place of business or other presence in a Taxing Authority), other than the mere holding of such exchange note or the receipt of payments in respect thereof;

(iv) to the extent the Chilean tax giving rise to such Additional Amounts would not have been imposed (or would have been reduced) but for the failure of a holder or a beneficial owner of an exchange note to provide any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with Chile or to make other similar claim or exemption to the relevant Taxing Authority, if, after having been requested in writing by us to provide such applicable certification, documentation or information or to make such a claim, such holder or beneficial owner fails to do so within 30 days;

(v) for any taxes, duties, fines, penalties, assessments or other governmental charges which are payable other than by deduction or withholding from payments of principal of or interest on the exchange note or by direct payment by us in respect of claims made against us;

(vi) any withholding or deduction imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(vii) any tax, assessment or other governmental charge which would have been avoided by a holder presenting the relevant exchange note (if presentation is required) or requesting that such payment be made to another paying agent in a member state of the European Union; or

(viii) any combination of the above.

In addition, no Additional Amounts shall be paid with respect to any payment to any holder of exchange notes who is a fiduciary or a partnership or other than the sole beneficial owner of such exchange notes to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or the beneficial owner of such exchange notes would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner held such exchange notes directly.

References to principal, interest, premium or other amounts payable in respect of the exchange exchange notes shall be deemed also to refer to any Additional Amounts which may be payable.

We, as applicable, will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will, upon written request, furnish to the holders, within 60 days after the date the payment of any taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by us, or, if such receipts are not obtainable, other evidence of such payments by us, as applicable, reasonably satisfactory to the holders.

We will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery or registration of the exchange notes or any other document or instrument relating to the issuance thereof, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of Chile.

Optional redemption

The exchange notes will be redeemable, in whole or in part, at any time and from time to time, at our option at a redemption price equal to the greater of (i) 100% of the principal amount of the exchange notes to be redeemed, and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the exchange notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points; plus, in the case of both clause (i) and clause (ii) above, accrued and unpaid interest on the principal amount of the exchange notes being redeemed to the date of redemption. Notwithstanding the foregoing, payments of interest on the exchange notes that are due and payable on or prior to a date fixed for redemption of notes will be payable to the holders of those notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the indenture. In connection with such optional redemption, the following defined terms apply:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the exchange notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding that redemption date, as set forth in the daily statistical release designated H.15 (519) (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker for the exchange notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and its successors and three other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us; provided that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided that, if that redemption date is not an interest payment date with respect to such exchange notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the exchange notes to be redeemed. On and after any redemption date, interest will cease to accrue on the exchange notes or any portion thereof called for redemption.

Upon presentation of any exchange note redeemed in part only, we will execute and the trustee will authenticate and deliver to us on the order of the holder thereof, at its expense, a new exchange note, of authorized denominations, in principal amount equal to the unredeemed portion of the exchange note so presented.

Reacquisition. There is no restriction on our ability or the ability of any of the Subsidiaries, or their respective Affiliates, to purchase or repurchase exchange notes.

Redemption for taxation reasons

If as a result of any change in or amendment to the laws or treaties (or any rules or regulations thereunder) of a Taxing Authority, or any amendment to or change in an official interpretation, administration or application of such laws, treaties, rules, or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issue date of the exchange notes or on or after the date a successor assumes the obligations under the exchange notes, we have or will become obligated to pay any Additional Amounts in excess of the Additional Amounts we would be obligated to pay if payments were subject to withholding or deduction at a rate of 4% (the “Minimum Withholding Level”), we may, at our option, redeem all, but not less than all, of the exchange notes, at a redemption price equal to 100% of the principal amount, together with interest accrued to the date fixed for redemption, upon publication of irrevocable notice not less than 30 days nor more than 90 days prior to the date fixed for redemption. No notice of such redemption may be given earlier than 90 days prior to, or later than 90 days after, the earliest date on which we would, but for such redemption, be obligated to pay Additional Amounts above the Minimum Withholding Level, if payment in respect of the exchange notes were actually due on such date. Notwithstanding the foregoing, we shall not have the right to so redeem the exchange notes unless we determine, in our reasonable business judgment, that we cannot avoid the obligation to pay such Additional Amounts above the Minimum Withholding Level by the use of reasonable measures available to us; provided that for the avoidance of doubt changing our jurisdiction is not a reasonable measure for the purposes of this section.

In the event that we elect to so redeem the exchange notes, we will deliver to the trustee: (1) a certificate, signed in the name of Arauco by any two of our executive officers or by our attorney in fact in accordance with our bylaws, stating that we are entitled to redeem the exchange notes pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to our right to so redeem have occurred or been satisfied; and (2) an opinion of counsel, who is reasonably satisfactory to the trustee, to the effect that we have or will become obligated to pay Additional Amounts above the Minimum Withholding Level, as a result of the change or amendment, and that all governmental requirements necessary to effect the redemption have been complied with.

Modification of the Indenture

We and the trustee may, without the consent of the holders of exchange notes, amend, waive or supplement the indenture or the exchange notes for certain specified purposes, including among other things:

(i) curing ambiguities, defects or inconsistencies; or

(ii) making any other provisions with respect to matters or questions arising under the indenture or the exchange notes or making any other change therein as shall not adversely affect the interests of the holders of the exchange notes in any material respect.

In addition, with certain exceptions, the indenture and the exchange notes may be modified by us and the trustee only with the consent of the holders of a majority in aggregate principal amount of the outstanding exchange notes adversely affected thereby, but no such modification may be made without the consent of the holder of each outstanding note adversely affected by the modification which would:

(i) change the maturity of any payment of principal or any premium of, or any installment of interest on, any such exchange note, or reduce the principal amount thereof or the rate of interest (or Additional Amounts, if any) payable thereon, or change the method of computing the amount of principal thereof or interest (or Additional Amounts, if any) payable thereon on any date, or change any place of payment where, or the coin or currency in which, any such exchange note or interest thereon is payable, or impair the right of holders to institute suit for the enforcement of any such payment on or after the date when due;

(ii) reduce the percentage in aggregate principal amount of the outstanding exchange notes, where the consent of holders is required for any such modification or where the consent of holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

(iii) modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding exchange note affected by the modification.

The indenture provides that the exchange notes owned by us or any of our respective affiliates shall be deemed not to be outstanding for, among other purposes, consent to any such modification.

Defeasance and Covenant Defeasance

We may, at our option, at any time upon the satisfaction of certain conditions described below, elect to be discharged from the obligations with respect to the exchange notes (a “Defeasance”). In general, upon a defeasance, we shall be deemed to have paid and discharged the entire indebtedness represented by the exchange notes and to have satisfied all of the obligations under the exchange notes and the indenture, except for:

(i) the rights of holders of such exchange notes to receive, solely from the trust fund established for such purposes as described below, payments in respect of the principal of, and interest, and Additional Amounts, if any, on such exchange notes when such payments are due;

(ii) certain provisions relating to ownership, registration and transfer of such exchange notes;

(iii) certain provisions relating to the rights, powers, trusts, duties and immunities of the trustee; and

(iv) the provisions relating to this section, as well as provisions relating to our obligations to the Trustee regarding payment, reimbursement and indemnification.

In addition, we may, at our option, at any time, upon the satisfaction of certain conditions described below, elect to be released with respect to the exchange notes from the covenants of the indenture described above under the caption “—Covenants” (a “Covenant Defeasance”). Following such Covenant Defeasance, the occurrence of a breach or violation of any such covenant with respect to the exchange notes will not constitute an Event of Default under the indenture, and certain other events (not including, among other things, nonpayment of other obligations or bankruptcy and insolvency events) described under “—Events of Default” also will not constitute Events of Default.

In order to cause a Defeasance or Covenant Defeasance with respect to the exchange notes, we will be required to satisfy, among other conditions, the following:

(i) we, as the case may be, shall have irrevocably deposited with the trustee in trust cash or U.S. Government Obligations, or a combination thereof, sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, Additional Amounts, if any, and each installment of interest on, the exchange notes on the stated maturity of such principal or installment of interest in accordance with the terms of the exchange notes;

(ii) in the case of a Defeasance, we shall have delivered to the trustee an opinion of counsel stating that:

(x) we have received from, or there has been published by, the Internal Revenue Service a ruling, or

(y) since the date of the indenture there has been a change in the applicable U.S. federal income tax statutes or regulations, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the exchange notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

(iii) in the case of a Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel to the effect that the holders of the exchange notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred;

(iv) no Event of Default, or event which with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing with respect to the exchange notes, including with respect to certain events of bankruptcy or insolvency, at any time during the period ending on the 121st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period); and

(v) we shall have delivered to the trustee an opinion of counsel to the effect that payments of amounts deposited in trust with the trustee, as described above, will not be subject to future taxes, duties, fines, penalties, assessments or other governmental charges imposed, levied, collected, withheld or assessed by, within or on behalf of Chile or any political subdivision or governmental authority thereof or therein having power to tax, except to the extent that Additional Amounts in respect thereof shall have been deposited in trust with the trustee as described above.

The Trustee

The Bank of New York Mellon is the trustee under the indenture and has been appointed by us as registrar and paying agent with respect to the exchange notes. The address of the trustee is 101 Barclay Street, Floor 4E, New York, New York 10286.

Governing law

The indenture provides that it and the exchange notes will be governed by, and be construed in accordance with, the laws of the State of New York.

We have irrevocably consented to the non-exclusive jurisdiction of any court of the State of New York or any United States federal court sitting, in each case, in the Borough of Manhattan, The City of New York, New York, United States, or the New York Courts, and any appellate court from any of these courts, and, to the fullest extent permitted by law, have waived any immunity from the jurisdiction of the New York Courts over any suit, action or proceeding that may be brought in connection with the indenture or the exchange notes. We have appointed CT Corporation System as initial authorized agent upon which all writs, process and summonses may be served in any suit, action or proceeding brought in connection with the indenture, the exchange notes against us in any such court and have each agreed that such appointment shall be irrevocable so long as any of the exchange notes remain outstanding or until the irrevocable appointment by us of a successor in the City of New York as the authorized agent for such purpose and the acceptance of such appointment by such successor.

TAXATION

General

The following summary contains a description of the principal Chilean and United States federal income tax considerations of the ownership and disposition of the exchange notes and certain United States federal income tax consequences of the exchange offer of outstanding notes for exchange notes, but does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to acquire the exchange notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Chile and the United States.

This summary is based on the tax laws of Chile and the United States as in effect on the date of this prospectus, as well as regulations, rulings and decisions of Chile and the United States available on or before such date and now in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.

In deciding whether to tender outstanding notes in the exchange offer you should consult your own tax advisors as to the Chilean and United States or other tax consequences of the ownership and disposition of the notes, including in particular the application of the tax considerations discussed below to their particular situations, as well as the application of state, local, foreign or other tax laws.

Chilean Taxation

The following is a general summary of the relevant consequences under Chilean tax law, as currently in effect, of an investment in the exchange notes held by a Foreign Holder (as defined below). It is based on the laws of Chile as in effect on the date of this prospectus, as well as regulations, rulings and decisions of Chile available on or before such date and now in effect. All of the foregoing is subject to change. Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected, may be amended only by another law. In addition, the Chilean tax authorities enact rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean tax law may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations or interpretations, but Chilean tax authorities may change their rulings, regulations or interpretations prospectively. The term “Foreign Holder” means (i) an individual who is neither domiciled nor resident in Chile (for purposes of Chilean taxation, an individual is domiciled in Chile if he or she has his or her principal place of business in Chile, and resident in Chile if he or she has resided in Chile for more than six months in one calendar year, or a total of more than six months in two consecutive fiscal years) or (ii) a legal entity that is not organized under the laws of Chile, unless the exchange notes are assigned to a branch or an agent, representative or permanent establishment of such entity in Chile.

Under Chile’s income tax law, our payments of interest made from Chile in respect of the exchange notes to a Foreign Holder will generally be subject to a Chilean withholding tax assessed at a rate of 4.0%, or the Chilean Interest Withholding Tax.

Under existing Chilean law and regulations, a Foreign Holder will not be subject to any Chilean taxes in respect of payments of principal that we make with respect to our securities. Our payments with respect to our securities of amounts not considered principal or interest may be subject to a Chilean withholding tax of up to 35%.

As described above, we have agreed, subject to specific exceptions and limitations, to pay to the Foreign Holders of the exchange notes Additional Amounts in respect of the Chilean Interest Withholding mentioned above so that the interest the Foreign Holder receives, net of the Chilean Interest Withholding Tax, will equal the amounts that the Foreign Holder could have received in the absence of such Chilean Interest Withholding Tax. See “Description of the Exchange Notes—Payment of Additional Amounts.”

If we pay Additional Amounts in respect of the Chilean Interest Withholding Tax, any refunds of the additional amounts will be for our account. In the event of certain changes in Chilean tax laws requiring us to pay additional amounts in excess of the Additional Amounts that would be payable were payments of interest on our securities subject to the Chilean Interest Withholding Tax, we have the right to redeem our securities. See “Description of Exchange Notes—Redemption for Taxation Reasons.”

According to general principles of Chile’s Income Tax Law, any capital gains that a Foreign Holder realizes on the sale or other disposition of the exchange notes generally will not be subject to any Chilean income taxes; provided that the sale or disposition occurs outside of Chile.

A Foreign Holder will not be liable in Chile for estate, gift, inheritance or similar taxes with respect to the exchange notes unless the Foreign Holder’s notes are located in Chile at the time of his or her death or, if the Foreign Holder was domiciled in Chile at the date of his or her death, the notes were acquired with money from Chilean sources.

The initial issuance of the outstanding notes was subject to stamp tax, at a rate of 0.6% at the aggregate principal amount of such exchange notes, which is the current maximum rate for stamp tax purposes, and which we paid. The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders of outstanding notes for Chilean stamp tax purposes in consideration that the exchange notes are identical in all material respects to the outstanding notes and that we will not receive any cash proceeds from the issuance of the exchange notes.

Certain United States Federal Income Tax Consequences of the Exchange Notes

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders of outstanding notes for United States federal income tax purposes. Consequently, no gain or loss will be recognized by you upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

EXCHANGE RATES

Chile has two currency markets: the formal exchange market (Mercado Cambiario Formal) and the informal exchange market (Mercado Cambiario Informal). Under Law No. 18,840, the organic law of the Central Bank of Chile, or the Central Bank Act (Ley Orgánica Constitucional del Banco Central de Chile), the Central Bank of Chile has the authority to determine that certain purchases and sales of foreign currencies must be carried out in the formal exchange market. The formal exchange market is comprised of the banks and other entities authorized to purchase and sell foreign currencies by the Central Bank of Chile.

The observed exchange rate for a given date is the average exchange rate of the transactions conducted in the formal exchange market on the immediately preceding banking day, as certified by the Central Bank of Chile. The Central Bank of Chile is authorized to carry out its transactions at the rates that it sets. Generally, however, the Central Bank of Chile carries out its transactions at the spot rate. Authorized transactions by banks are generally carried out at the spot rate.

Purchases and sales of foreign currencies which may be effected outside the formal exchange market can be carried out in the informal exchange market at the “spot rate.” The informal exchange market reflects transactions carried out at informal exchange rates by entities not expressly authorized to operate in the formal exchange market, such as certain foreign exchange houses and travel agencies.

The following table sets forth, for the periods indicated, the annual low, high, average and year-end observed exchange rates for U.S. dollars as reported by the Central Bank of Chile. We make no representation that the Chilean peso or the U.S. dollar amounts referred to herein actually represent, could have been or could be converted into U.S. dollars or Chilean pesos, as the case may be, at the rates indicated, at any particular rate or at all. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. On March 9, 2011, the observed exchange rate was Ch$475.63 to U.S.$1.00.

	Observed Exchange Rates of Ch$ per U.S.$1.00
Year	High(1)	Low(1)	Average(2)	Period-End
	Ch$ per U.S.$
2005	592.75	509.70	558.06	512.50
2006	549.63	511.44	529.64	532.39
2007	548.67	493.14	521.06	496.89
2008	676.75	431.22	521.79	636.45
2009	643.87	491.09	559.67	507.10
2010	549.17	468.01	510.22	468.01
January	531.75	489.47	501.46	523.10
February	546.18	525.48	532.79	527.84
March	533.87	508.66	523.02	524.46
April	527.38	514.91	520.28	517.23
May	549.17	518.44	533.88	530.62
June	548.16	530.32	537.46	547.19
July	545.31	518.36	530.56	522.75
August	517.67	499.26	508.43	503.10
September	498.15	483.65	492.96	483.65
October	494.44	475.93	484.30	488.72
November	488.04	477.05	482.28	487.87
December	485.34	468.01	473.83	468.01

Source: Central Bank of Chile

(1)	Exchange rates are the actual high and low, on a day-by-day basis, for each period.
(2)	For the years 2005 through 2009, the average exchange rate is the average of month-end exchange rates for the year. For the months ended January through December 2010, the average exchange rate is the daily average rate for the period.

EXCHANGE CONTROLS IN CHILE

The Central Bank of Chile is, among other things, responsible for establishing monetary policy and exchange controls in Chile.

Until April 19, 2001, all international issuances of debt securities by Chilean companies required the prior approval of the Central Bank. Absent such authorization, issuers were not allowed to offer debt securities outside of Chile. The regulations imposed restrictions on the type of companies that were entitled to issue debt securities abroad and on the debt securities themselves, including certain limitations on the average term of the debt securities to be placed internationally.

The Compendium of Foreign Exchange Regulations (the “Compendium”) no longer requires the approval of or prior registration with the Central Bank of international debt offerings by Chilean issuers.

The proceeds of the international sale of the notes may be brought by us into Chile or held abroad.

In accordance with the regulations issued by the Central Bank, which are included in Chapter XIV of the Compendium, any international issue of bonds in an aggregate amount exceeding U.S.$1,000,000 must be registered and dated by the Central Bank or by a bank or other entity authorized by the Central Bank to participate in the Formal Exchange Market before the proceeds from the issuance can be remitted to Chile and received by the issuer or simultaneously with the remittance into Chile of such proceeds.

The issuer must submit forms regarding the offering to the registering entity or directly to the Central Bank, along with a letter of instructions indicating whether it prefers to receive the proceeds in Chilean pesos or in a foreign currency. If presented through a Formal Exchange Market entity, such entity must, in turn, verify that the forms submitted by the issuer are in accordance with the documentation relating to the issue and inform the Central Bank of the operation no later than 11:00 a.m. on the banking business day following the date on which the proceeds of the issue are transferred to the issuer.

If the issuer opts to receive the proceeds of the issue outside of Chile, it must report this to the Central Bank directly or through a Formal Exchange Market entity during the first ten calendar days of the month following the one in which the proceeds were received.

Chapter XIV of the Compendium also states that proceeds from the issue, as well as payment of capital and interest relating to the issue, must be received and sent from and through the Formal Exchange Market, but purchases of U.S. dollars in connection with payments on debt securities issued directly by us can be made either in the Formal or in the Informal Exchange Market. There can be no assurance, however, that we will be able to purchase U.S. dollars in the Informal Exchange Market or in the Formal Exchange Market at the time or in the amounts required to pay debt service related to any such debt securities. There can also be no assurance that further Central Bank regulations or legislative changes to the current foreign exchange control regime in Chile would not restrict or prevent our purchase of U.S. dollars to make payments under our securities.

We will also be required to inform the Central Bank quarterly of the outstanding amounts due under the exchange notes and from time to time of any information that has been previously filed.

Foreign exchange regulations may be enacted by the Central Bank of Chile unilaterally. Although there are currently no foreign exchange regulations or restrictions other than those described in this prospectus, we cannot assure you that new restrictions will not be imposed in the future, and we cannot assess the duration or impact of such restrictions, if imposed. Even though the regulations of Chapter XIV of the Compendium do not make any reference to the one-year mandatory deposit in the Central Bank that was previously required by Chapter XIV, the Central Bank is authorized, under the Central Bank Act, to impose such a requirement.

PLAN OF DISTRIBUTION

The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that a period of 180 days after the date of this prospectus, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealers), subject to certain prescribed limitations, and will indemnify the holders of the outstanding notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of exchange notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have notified such broker-dealer that delivery of the prospectus may resume and has furnished copies of any amendment or supplement to the prospectus to such broker-dealer.

VALIDITY OF THE EXCHANGE NOTES

The validity of the exchange notes will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York and by Portaluppi, Guzmán & Bezanilla, Santiago, Chile.

EXPERTS

The consolidated financial statements of Celulosa Arauco y Constitución S.A. as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers Consultores, Auditores y Compañía Limitada, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

F-i

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Celulosa Arauco y Constitución S.A.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Celulosa Arauco y Constitución S.A. and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers

Santiago, Chile

March 4, 2011

CONSOLIDATED BALANCE SHEETS

	Note	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Assets
Current Assets
Cash and cash equivalents	4	1,043,834	534,199
Other financial current assets	23	2,909	8,426
Other current non-financial assets		177,140	118,133
Trade and Other receivables-net	23	774,289	558,441
Related party receivables	13	18,074	16,327
Inventories	3	727,535	620,058
Biological assets, current	20	344,096	310,832
Tax receivables		50,131	105,897
Total Current Assets other tan assets or disposal groups classified as held for sale or as held for distribution to owners		3,138,008	2,272,313
Non-Current Assets or disposal groups classified as held for sale	22	14,108	0
Non-Current Assets or disposal groups classified as held for sale or as held for distribution to owners		14,108	0
Total Current Assets		3,152,116	2,272,313
Other non-current financial assets	23	65,372	29,078
Other non-current and non-financial assets		52,352	35,196
Investment in associates accounted for using equity method	15	498,204	476,101
Intangible assets	19	11,127	11,154
Goodwill		66,231	63,776
Property, plant and equipment	7	5,088,745	4,969,753
Biological assets, non-current	20	3,446,862	3,446,696
Deferred tax assets	6	125,323	109,760
Total non-current assets		9,354,216	9,141,514
Total Assets		12,506,332	11,413,827

Liabilities
Current Liabilities
Other financial liabilities, current	23	554,673	535,557
Trade and Other payables	23	362,182	321,892
Related party payables	13	9,209	10,136
Other provisions, current	18	5,842	5,169
Tax liabilities		62,887	2,202
Current provision for employee benefits	10	3,312	2,372
Other current financial liabilities	25	210,956	74,085
Total current liabilities other than liabilities included in disposal groups classified as held for sale		1,209,061	951,413
Total Current Liabilities		1,209,061	951,413
Non-Current Liabilities
Other non-current financial liabilities		2,909,429	2,678,010
Other non-current provisions	18	7,609	9,463
Deferred tax liabilities	6	1,369,489	1,256,090
Non-current provision for employee benefits	10	35,964	25,295
Other non-current financial liabilities		134,205	111,123
Total non-current liabilities		4,456,696	4,079,981
Total liabilities		5,665,757	5,031,394
Net Equity
Issued capital stock		353,176	353,176
Accumulated earnings		6,320,264	5,893,799
Other reserves		58,754	21,618
Net equity attributable to parent company		6,732,194	6,268,593
Non-controlling interest		108,381	113,840
Total net equity		6,840,575	6,382,433
Total net equity and liabilities		12,506,332	11,413,827

CONSOLIDATED STATEMENTS OF INCOME

	Note	January-December
		2010 ThU.S.$	2009 ThU.S.$	2008 ThU.S.$
Income Statement
Revenue	9	3,788,354	3,113,045	3,713,893
Cost of sales		(2,298,191)	(2,152,535)	(2,331,854)
Gross Income		1,490,163	960,510	1,382,039
Other operating income	2	378,188	181,383	104,270
Distribution costs	2	(379,579)	(388,535)	(455,197)
Administrative expenses	2	(323,916)	(249,340)	(259,025)
Other operating expenses	2	(50,642)	(59,681)	(50,782)
Other income (loss)		292	64,102	(444)
Financial income		22,154	19,313	19,408
Financial costs	2	(213,912)	(193,872)	(175,241)
Participation in (loss) income in associates and joint ventures accounted through equity method	15	(7,693)	6,621	5,839
Exchange rate differences		(16,288)	17,632	(67,778)
Income before income tax		898,767	358,133	503,089
Income tax	6	(198,018)	(53,537)	(98,044)
Income from continuing operations		700,749	304,596	405,045
Net Income		700,749	304,596	405,045
Income attributable to equity holders
Income attributable to parent company		694,750	300,898	399,566
Income attributable to non-parent company		5,999	3,698	5,479
Net Income		700,749	304,596	405,045
Basic earnings per share
Earnings per share from continuing operations		0.0061399	0.0026592	0.0035796
Basis earnings per share		0.0061399	0.0026592	0.0035796
Earnings per diluted shares
Earnings per diluted share from continuing operations		0.0061399	0.0026592	0.0035796
Basic earnings per diluted share		0.0061399	0.0026592	0.0035796

COMPREHENSIVE INCOME STATEMENTS

	Note	January-December
		2010 ThU.S.$	2009 ThU.S.$	2008 ThU.S.$
Net Income		700,749	304,596	405,045
Other comprehensive income, net of tax
Exchange difference on conversion
Gain (loss) for exchange differences, before tax	11	47,070	177,480	(148,469)
Cash flow hedges
Gain (loss) for cash flow hedges, before tax		(11,155)	(5,807)	0
Participation in Other comprehensive income in associates and joint ventures accounted for using equity method		1,247	1,902	(3,015)
Other comprehensive income, net of tax		37,162	173,575	(151,484)
Comprehensive income statement
Income tax related to Other comprehensive income
Income tax related to Cash flow hedges on Other comprehensive income		1,896	987	0
Other comprehensive income		39,058	174,562	(151,484)
Total comprehensive income		739,807	479,158	253,561

Comprehensive Income Statement attributable to:
Comprehensive income statement attributable to parent company		731,886	461,754	260,328
Comprehensive income statement attributable to controlling interest		7,921	17,404	(6,767)
Total comprehensive income		739,807	479,158	253,561

CONSOLIDATED STATEMENTS OF CHANGES IN NET EQUITY

12/31/2010	Share Capital ThU.S.$	Conversion Reserves ThU.S.$	Hedge Reserves ThU.S.$	Other Reserves ThU.S.$	Other Reserves Total ThU.S.$	Accumulated Earnings ThU.S.$	Equity attributable to Parent Company ThU.S.$	Non- controlling interest ThU.S.$	Equity Total ThU.S.$
Opening balance at 01/01/2010	353,176	27,551	(4,820)	(1,113)	21,618	5,893,799	6,268,593	113,840	6,382,433
Changes in equity
Comprehensive income statement
Net income	0	0	0	0	0	694,750	694,750	5,999	700,749
Other comprehensive income, net of tax	0	45,148	(9,259)	1,247	37,136	0	37,136	1,922	39,058
Comprehensive income	0	45,148	(9,259)	1,247	37,136	694,750	731,886	7,921	739,807
Dividends	0	0	0	0	0	(268,285)	(268,285)	(13,380)	(281,665)
Total Changes in equity	0	45,148	(9,259)	1,247	37,136	426,465	463,601	(5,459)	458,142
Closing balance at 12/31/2010	353,176	72,699	(14,079)	134	58,754	6,320,264	6,732,194	108,381	6,840,575

12/31/2009	Share Capital ThU.S.$	Conversion Reserves ThU.S.$	Hedge Reserves ThU.S.$	Other Reserves ThU.S.$	Other Reserves Total ThU.S.$	Accumulated Earnings ThU.S.$	Equity attributable to Parent Company ThU.S.$	Non- controlling interest ThU.S.$	Equity Total ThU.S.$
Opening balance at 01/01/2009	353,176	(136,223)	0	(3,015)	(139,238)	5,675,616	5,889,554	117,682	6,007,236
Changes in equity
Comprehensive income statement
Net income	0	0	0	0	0	300,898	300,898	3,698	304,596
Other comprehensive income, net of tax	0	163,774	(4,820)	1,902	160,856	0	160,856	13,706	174,562
Comprehensive income	0	163,774	(4,820)	1,902	160,856	300,898	461,754	17,404	479,158
Dividends	0	0	0	0	0	(82,715)	(82,715)	(21,246)	(103,961)
Total Changes in equity	0	163,774	(4,820)	1,902	160,856	218,183	379,039	(3,842)	375,197
Closing balance at 12/31/2009	353,176	27,551	(4,820)	(1,113)	21,618	5,893,799	6,268,593	113,840	6,382,433

12/31/2008	Share Capital ThU.S.$	Conversion Reserves ThU.S.$	Hedge Reserves ThU.S.$	Other Reserves ThU.S.$	Other Reserves Total ThU.S.$	Accumulated Earnings ThU.S.$	Equity attributable to Parent Company ThU.S.$	Non- controlling interest ThU.S.$	Equity Total ThU.S.$
Opening balance at 01/01/2008	353,176	0	0	0	0	5,465,431	5,818,607	144,772	5,963,379
Changes in equity
Comprehensive income statement
Net income	0	0	0	0	0	399,566	399,566	5,479	405,045
Other comprehensive income, net of tax	0	(136,223)	0	(3,015)	(139,238)	0	(139,238)	(12,246)	(151,484)
Comprehensive income	0	(136,223)	0	(3,015)	(139,238)	399,566	260,328	(6,767)	253,561
Dividends	0	0	0	0	0	(189,381)	(189,381)	(20,323)	(209,704)
Total Changes in equity	0	(136,223)	0	(3,015)	(139,238)	210,185	70,947	(27,090)	43,857
Closing balance at 12/31/2008	353,176	(136,223)	0	(3,015)	(139,238)	5,675,616	5,889,554	117,682	6,007236

CONSOLIDATED STATEMENTS OF CASH FLOWS-DIRECT METHOD

	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$	12/31/2008 ThU.S.$
Cash Flows from (used in) Operating Activities
Classes of cash receipts from operating activities
Receipts from sales of goods and rendering of services	3,984,173	3,675,727	3,926,137
Receipts from premiums and claims, annuities and other policy benefits	292,240	0	0
Other cash receipts from operating activities	172,278	147,533	185,779

Classes of cash payments
Payments to suppliers for goods and services	(2,877,218)	(2.785.842)	(2,891,042)
Payments to and behalf of employees	(263,151)	(190,821)	(186,925)
Other cash payments from operating activities	(2,338)	(3,915)	(3,827)
Dividends received	6,353	17,084	5,797
Interest paid	(190,351)	(152,343)	(162,223)
Interest received	6,528	18,601	18,729
Income taxes refund (paid)	10,964	8,675	(110,546)
Other (outflows) inflows of cash, net	(2,203)	16,326	(12,143)
Net Cash flows from Operating Activities	1,137,275	751,025	769,736

Cash flows from (used in) Investing Activities
Cash flows from losing control of subsidiaries or other businesses	0	7	0
Cash flows used to obtain control of subsidiaries or other businesses	(6,977)	(174,111)	0
Cash flows used to purchase in associates	(8,000)	0	(10,353)
Other cash payments to acquire equity or debt instruments of other entities	(39,559)	(128,279)	0
Capital contributions to joint ventures	0	(51,225)	0
Proceeds from sale of property, plant and equipment	8,669	4,006	1,152
Purchase of property, plant and equipment	(516,001)	(275,151)	(310,260)
Purchase of intangible assets	(1,594)	(1,378)	(1,279)
Proceeds from sale of other financial assets	1,471	2,185	2,241
Purchase of biological assets	(116,191)	(92,002)	(146,359)
Cash receipts from repayment of advances and loans made to other parties	10,559	0	0
Other outflows of cash, net	(1,791)	(1,343)	(1,873)
Cash flows used in Investing Activities	(669,414)	(717,291)	(466,731)

Cash flows from (used in) Financing Activities
Long-term Loans	612,403	1,181,963	826,162
Short-term	212,865	0	0
Total Loans	825,268	1,181,963	826,162
Loan repayments	(634,146)	(746,531)	(887,058)
Dividends paid	(158,781)	(135,175)	(317,588)
Other inflows of cash, net	1,511	2,115	0
Cash flows from (used in) Financing Activities	33,852	302,372	(378,484)
Net increase (decrease) in Cash and Cash Equivalents before effect of exchange rate changes	501,713	336,106	(75,479)
Effect of exchange rate changes on cash and cash equivalents	7,922	30,785	(25,085)
Net increase (decrease) of Cash and Cash equivalents	509,635	366,891	(100,564)
Cash and cash equivalents, at the beginning of the period	534,199	167,308	267,872
Cash and cash equivalents, at the end of the period	1,043,834	534,199	167,308

NOTE 1. PRESENTATION OF FINANCIAL STATEMENTS (IAS 1)

Entity Information

Name of Reporting Entity

Celulosa Arauco y Constitución S.A. (Arauco), Tax No. 93,458,000-1, Closed Company, was registered in the Securities Registry (the “Registry”) of the Superintendency of Securities and Insurance (the “Superintendency”) as No. 042 on June 14, 1982. Forestal Cholguán S.A., a subsidiary of Arauco, is also registered on the Registry as No. 030. Arauco is controlled by Empresas Copec S.A., which owns 99.9779% of Arauco, and is registered in the Registry as No. 0028. Each of the above companies is subject to audit by the Superintendency.

The Company’s head office address is El Golf Avenue 150, floor 14, Las Condes, Santiago, Chile.

Celulosa Arauco y Constitución S.A. and subsidiaries (hereinafter “Arauco”) is principally engaged in the production and sale of forestry and wood products. Its main operations are focused on the following business areas: Pulp, Plywood and fiberboard panels, Sawn Timber and Forestry.

The current controllers of the Company are Mrs. Maria Noseda Zambra of Angelini, Mr. Roberto Angelini Rossi and Mrs. Patricia Angelini Rossi through Inversiones Angelini y Cia. Ltda., which owns 63.4015% of the shares of AntarChile S.A., the controller of our parent company Empresas Copec S.A.

Arauco’s consolidated financial statements were prepared on a going concern basis.

Presentation of Financial Statements

The Financial Statements presented by Arauco cover the following periods:

•	Consolidated Balance Sheets as of December 31, 2010 and 2009

•	Consolidated Statement of Income for the years ended December 31, 2010, 2009 and 2008

•	Comprehensive Income Statement for the years ended December 31, 2010, 2009 and 2008

•	Consolidated Statement of Changes in Net Equity for the years ended December 31, 2010, 2009 and 2008

•	Consolidated Statement of Cash Flows—Direct Method for the years ended December 31, 2010, 2009 and 2008

•	Disclosure of Explanatory Information (notes)

Date of Approval of Financial Statements

The issuance of these consolidated financial statements was approved by the Board of Directors of the Company (the “Board”) in Extraordinary Session No. 438 of March 04, 2011.

Functional and Reporting Currency

Arauco has defined the U.S. Dollar as its functional currency, as most of the Company’s operations are a result of exports, and its costs to a large extent are related to or index-linked to the U.S. Dollar.

For the pulp segment, most of the sales operations are exports, and the costs are related mainly to plantation costs, which are settled in U.S. Dollars.

For the sawmill and panel segments, although total sales include a mix of domestic sales and exports, the prices for the products are established in U.S. Dollars, as is also the case for the cost structure of the related raw materials.

Although the costs of labor and services are generally billed and paid in local currency, these costs are not as significant as the costs of raw materials and depreciation of equipment, which are driven mainly by global conditions and therefore, influenced mostly by the U.S. Dollar.

The financial information included herein is presented in thousands of U.S. Dollars without decimals.

Additional Information Relevant to the Understanding of the Financial Statements

The company Fondo de Inversión Bío Bío and its subsidiary Forestal Río Grande S.A. qualify as Special Purpose Entities. These entities are consideredto be controlled by Arauco, which is determined, by the fact that they maintain exclusive contracts with Arauco for wood provision, forward purchase of land and forest administration. Consequently, the financial information of these companies is consolidated with the financial information of the Company and is included in these consolidated financial statements of Arauco.

Compliance and Adoption of IFRS

The accompanying consolidated financial statements of Arauco include the balance sheet, statements of income from operations and cash flows in accordance with IFRS.

This presentation is required to give a faithful representation of the effects of transactions, as well as other events and conditions, according to the definitions and criteria established within the conceptual framework of IFRS for the recognition of assets, liabilities, income and expenses.

Information on Objectives, Policies and Processes applied by the Company regarding Capital Management

Arauco’s policies on capital management have the objective of:

a)	Guaranteeing business continuity and normal operations in the long term;

b)	Providing all financing needs for new investments to achieve sustainable growth over time;

c)	Maintenance of an adequate capital structure considering all economic cycles that impact the business and the nature of the industry; and

d)	Maximizing the Company’s value, as well as providing an adequate return to shareholders.

Qualitative Information on Objectives, Policies and Processes applied by the Company regarding Capital Management

Arauco determines and manages its capital structure based on its equity at book value plus its financial liabilities (bank borrowings and bonds).

Quantitative Information on Capital Management

Financial guarantees of the Company are as follows:

Instrument	Amount at 12/31/2010 (ThU.S. $)	Amount at 12/31/2009 (ThU.S. $)	Interest Coverage >= 2.0x		Debt Level(1) <= 1.2x	Debt Level(2) <= 0.75x
Local Bonds	677,362	398,693	N/A		✓	N/A
Forestal Río Grande S.A. Loan	104,144	138,837	✓	(3)	N/A	✓	(3)
Bilateral Bank Loan	240,260	255,304	✓		✓	N/A
Other Loans	53,152	156,639	No Financial Covenants Required
Foreign Bonds	2,374,258	2,252,838	No Financial Covenants Required

N/A: Not applicable for the instrument

(1)	Debt Level (financial debt divided by: equity plus minority interest)

(2)	Debt Level (financial debt divided by: total assets)
(3)	Financial guarantees on credits taken by Forestal Río Grande S.A. only apply to financial statements of that company

Arauco has complied with all financial covenants at December 31, 2010.

Debt instruments ratings at December 31, 2010 are as follows:

Instrument	Standard & Poor’s	Fitch Ratings	Moody’s	Feller Rate
Local Bonds	—	AA	—	AA
Foreign Bonds	BBB	BBB+	Baa2	—

Capital requirements are established based on the Company’s financial needs and on maintaining an adequate liquidity level and complying with financial guarantees established in current debt contracts. The company manages its capital structure and makes adjustments based on the prevailing economic conditions in order to mitigate the risks associated with adverse market conditions, and based on opportunities that may arise to improve the Company’s level of liquidity.

Capital (in Thousand of U.S. Dollars) as of December 31, 2010, and 2009 are as follow:

In ThU.S.$	12/31/2010	12/31/2009
Equity	6,840,575	6,382,433
Bank Loans	397,556	550,780
Financial Leases	393	608
Bonds	3,051,620	2,651,531

Capital	10,290,144	9,585,352

The nature of external capital requirements is determined by the obligation to maintain certain financial ratios that ensure compliance with either bank loans or bond payments, which provide guidelines on the capital ranges required for compliance with these requirements. Arauco has fulfilled all its external requirements.

Arauco considers it unlikely that future uncertainty risks will result in any significant adjustment to the book value of assets and liabilities within the current financial period. In the case of the fair value of biological assets, no risks are foreseen in which the value of forests will change significantly. Notably, the data used to make the foregoing determination contemplates the long-term realization of such risks, and therefore the estimates provided are also relevant for the long term.

Summary of significant accounting policies

The accompanying consolidated financial statements as of December 31, 2010 were prepared in accordance with current IFRS accounting policies, uniformly applied to all items in these consolidated financial statements.

a) Basis for Presentation of financial statements

These consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standard Board (“IASB”), and represent the wholesale adoption, explicitly and without reservation of the mentioned international standards.

The consolidated financial statements have been prepared under the historic cost convention, as modified for the revaluation of biological assets, financial assets and financial liabilities (including derivative instruments) at fair value.

b) Critical accounting estimates and judgments

The preparation of consolidated financial statements in accordance with IFRS requires management to make subjective estimates and assumptions that affect the amounts reported. Estimates are based on historical experience and various other assumptions that are believed to be reasonable, though actual results and timing could differ from the estimates. Management believes that the accounting policies below take into account those matters that require the exercise of judgment, but acknowledge that different judgments could result in substantially different results.

—Property, Plant and Equipment

Management prepared the corresponding valuations and in doing so considered or relied in part upon a report of a third party expert.

The carrying amounts of fixed assets are reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may be impaired. The recoverable amount of an asset is estimated as the higher of fair value less the cost to sell and the value in use, with an impairment charge being recognized whenever the carrying amount exceeds the recoverable amount. The value in use is calculated using a discounted cash flow model, which is most sensitive to the discount rate as well as the expected future cash inflows.

—Fair Value of Financial Instruments

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. Arauco uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at each balance sheet date.

—Biological Assets

The recovery of forest plantations is based on discounted cash flow models which mean that the fair value of biological assets is calculated using cash flows from continuing operations on a discounted basis, on our sustainable forest management plans and the estimated growth of forests. This recovery is performed on the basis of each stand identified and for each type of tree species.

These discounted cash flows require estimates in growth, harvest, sales prices and costs. It is therefore important that management make appropriate estimates of future levels and trends for sales and costs, as well as conduct regular surveys of the forests to establish the volumes of wood available for harvesting and their current growth rates. The main considerations used to calculate the valuation of forest plantations are presented in Note 20.

—Lawsuits and Contingencies

Arauco and its subsidiaries are subject to certain ongoing lawsuits, which future are estimated by the management of the Company, in collaboration with its legal advisers. Arauco reserved the appropriate contingency estimates in each balance sheet and/or upon each substantial modification to an underlying cause of any such litigation based on the reports of its legal advisors. Detailed lawsuits information is presented in Note 18.

c) Consolidation

The consolidated financial statements include all entities over which Arauco has the power to govern the financial and operating policies, which usually requires holding shares with more than one half of the voting rights. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are de-consolidated from the date that control ceases.

Unrealized earnings from subsidiary operations have been eliminated from the consolidated financial statements and minority shareholder equity is recognized in the equity balance.

Consolidated financial statements for the period ended December 31, 2010 include subsidiary balances shown in Note 13 and balances of the Fondo de Inversión Bío Bío, and its subsidiary Forestal Río Grande S.A., both of which qualify as Special Purpose Entities.

Certain consolidated subsidiaries report statutory financial statements in Brazilian Reales and Chilean Pesos. For consolidation purposes, they have been translated as indicated in Note 11.

d) Segments

Arauco has defined its operating segments according to its business areas, which are defined by products and services sold to customers. This is consistent with the management, resource allocation and performance assessment made by key personnel responsible for making relevant decisions related to the Company’s operation. The Chief Executive Officer and Corporate Managing Directors of each segment are responsible for these decisions.

Detailed financial information by segment is presented in Note 24.

e) Functional currency

(i) Functional currency

Arauco’s entities are measured using the currency of the primary economic environment in which the Company operates (the functional currency). The consolidated financial statements are presented in U.S. Dollars, which is the Arauco’s functional currency and presentation currency.

(ii) Foreign Currency Translations—Subsidiaries and Associates

The income statements of subsidiaries, whose functional and presentational currencies are not the U.S. Dollar, are translated into the Arauco reporting currency (U.S. Dollars) using the average monthly exchange rates, whereas the balance sheets of such subsidiaries are translated using the exchange rates at the reporting date. Exchange differences arising from the translation of net investments in foreign entities are recorded directly in shareholders’ equity as Conversion reserves, as shown in the statement of changes in equity. The cumulative translation differences of divestments and liquidations are combined with their gain or loss on disposal.

(iii) Foreign Currency Transactions

Transactions in foreign currencies are recorded at the rate of exchange prevailing on the transaction date. Gains and losses on foreign currency resulting from the settlement of such transactions and from the conversion at the closing exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement, except those that match with the deferral in net equity, such as gains and losses derived from cash flow hedges.

f) Cash and cash equivalents

Cash and cash equivalents include cash-in-hand, deposits held on call at banks and other liquid investments with an original maturity of less than three months.

g) Financial Instruments

(i) Financial assets-liabilities at fair value through profit or loss

Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if it was acquired principally for the purpose of selling in the short term.

Derivatives are also classified as acquired for trading unless they are designated as hedges. Assets in this category are classified as current assets and the obligation for these instruments is presented under Other Financial Liabilities within the Financial Statement.

Regular purchases and sales of financial assets are recognized on the trade-date, which is the date on which the Company commits to purchase or sell the asset.

The financial assets and liabilities carried at fair value through profit or loss are initially recognized at fair value and transaction costs are expensed in the income statement. They are subsequently recorded at fair value with the effect of the change in value recorded in income.

(ii) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months from the balance sheet date, which are classified as non-current assets. Loans and receivables include trade receivables and other receivables.

Loans and receivables are initially recorded at fair value and subsequently at amortized cost according to the effective interest rate method. A provision of bad debts is recorded to reflect uncollective amounts.

(iii) Financial liabilities valued at amortized cost

Loans, bond obligations and liabilities of a similar nature are recognized initially at fair value, net of transaction costs incurred. In subsequent periods, they are stated at amortized cost and any difference between proceeds (net of transaction costs), and redemption value is recognized in the income statement over the life of the debt according to the effective interest rate method.

Financial obligations are classified as current liabilities unless the Company has an unconditional right to defer settlement for at least 12 months after the balance sheet date.

(iv) Creditors and other payables

These instruments are initially recorded at fair value and subsequently at amortized cost using the effective interest rate method.

(v) Hedging instruments

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in the Comprehensive Income Statement. The gain or loss relating to the ineffective portion is recognized immediately in the Income Statement within Other Operating Income by activity or Operating Expenses by activity, respectively.

When a hedging instrument expires or is sold, or when it ceases to meet the criteria to be recognized through the hedge accounting treatment, any cumulative gain or loss in equity at that time recognized in the Income Statement. When a possible transaction is no longer expected to occur, the cumulative gain or loss in equity is immediately transferred to the Income Statement.

h) Inventories

Inventories are reported at the lower of cost or net realizable value. Cost is determined using the weighted average cost method.

The cost of finished goods and work in progress includes the cost of raw materials, direct labor, other direct costs and general manufacturing expenses, excluding interest expenses.

Initial costs of harvested wood are determined at fair value less cost of sale at the point of harvest.

Biological assets are transferred to inventories when forests are harvested.

Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

When market conditions result in the manufacturing costs of a product exceeding its net realizable value, a valuation allowance is made. This provision also includes obsolescence amounts resulting from slow moving inventories and technical obsolescence.

i) Assets held for sale

Non-current assets held for sale are measured at the lower amount between book and fair value, less costs for sale. Assets are classified in this line when the book value may be recovered through a sale transaction, which is highly likely to carry out, and have immediate availability on the condition they are. Management must be committed to a plan to sell the asset and should have initiated an active program to find a buyer and complete the plan, also to be expected that the sale be qualified for full recognition within one year following the date of its classification.

Non-current assets classified as held for sale are not depreciated.

j) Business Combinations

Business combinations are recognized using the purchase method. This involves recognizing identifiable assets (including previously unrecognized intangible assets) and liabilities (including contingent liabilities and excluding future restructuring) of the acquired business at fair value.

The goodwill acquired in a business combination is initially measured at the cost of the business combination less the interest of the company in the net fair value of identifiable assets, liabilities and contingent liabilities of the acquisition. After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For purposes of impairment testing, goodwill acquired in a business combination is allocated as of the acquisition date to the cash generating unit of the group or groups of cash generating units expected to benefit from the synergies of the combination without prejudice to whether other assets or liabilities of Arauco are assigned to those units or groups of units.

If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the income statement oras Other income (loss).

Arauco measures the fair value of the acquired company in the business combination on a step by step basis, recognizing the effects of variation in the income statement or comprehensive income statement in the period in which they occur, depending where the investment was classified.

Accounting policies for subsidiaries will be adjusted if necessary to ensure consistency with the policies adopted by Arauco. Non-controlling participation are presented as a separate component of equity.

k) Investments in associates

Associates are entities over which Arauco exercises significant influence but not control, generally holding between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method and are initially recognized at cost. Their book net equity is increased or decreased proportionately in the profit or loss and comprehensive income statement of the period as a result of adjustments of conversion arising from the financial statement conversion into other currencies. Arauco’s investment in associates includes goodwill (net of any accumulated impairment loss).

If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the income statement as Other income (loss).

l) Intangible assets

(i) Computer Software

Computer software programs are capitalized in terms of the costs incurred to make them compatible with specific programs. These costs are amortized over the estimated useful lives.

(ii) Rights

This item includes water-rights, right of way and other acquired rights recognized at historical cost and have an unlimited useful life as the expected cash flow generating period is unpredictable. These rights are not amortized as they are perpetual and will not require renewal, but are subject to annual impairment tests.

m) Goodwill

The excess of the cost of acquisition over the fair value of the group’s share of the identifiable net assets acquired is recorded as goodwill. Goodwill is not amortized but is tested for impairment on annual basis.

n) Property, plant and Equipment

Property, plant and equipment are stated at historical cost less depreciation and accumulated impairment losses. Historical cost includes expenditures that are directly attributable to the acquisition.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the group and the cost of the item can be measured reliably.

Asset depreciation is calculated by components using the straight-line method, considering any adjustments for impairment.

The useful life of property, plant and equipment is determined according to expected use of the assets.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, on an annual basis.

o) Leases

Fixed asset leases in which Arauco substantially holds all ownership risks and advantages are classified as Financial Leases. Financial leases are capitalized at the lease’s commencement at the lower of the fair value of the leased property and the present value of the minimum lease payments.

Leases in which significant risks and rewards are not transferred to the lessee are classified as operating leases. Payments under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.

p) Biological Assets

IAS 41 requires that biological assets, such as standing trees, are presented in the Balance Sheet at fair value. The forests are thus accounted for at fair value less estimated point-of sale costs at harvest, assuming that the fair value of these assets can be measured reliably.

The valuation of forest plantation assets is based on discounted cash flow models whereby the fair value of the biological assets is calculated using cash flows from continuous operations, which are discounted based on our sustainable forest management plans and the estimated growth of the forests. This valuation is performed on the basis of each identifiable farm block basis and for each type of tree.

Forest plantations shown as current assets are those that will be harvested and sold in the short term.

Biological growth and changes in fair value are recognized in the income statement within Other income by activity.

q) Deferred income tax

Deferred income tax is recognized using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, the deferred income tax is not recognized if it arises from the initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable income. Deferred income tax is determined using tax rates (and laws) that have been enacted as of the balance sheet date that are expected to apply when the related deferred income tax asset or the deferred income tax liability is settled.

The deferred income tax assets are recognized to the extent that it is probable that future taxable benefits will be available.

r) Provisions

Provisions are recognized when the Company has a current legal or constructive obligation as a result of past events; it is probable that an outflow will be required to settle the obligation; and the amount has been reliably estimated. This amount is quantified and recognized with the best possible estimate at the end of each period.

s) Revenue recognition

Revenues are recognized after Arauco has transferred the risks and rewards of ownership to the buyer and Arauco retains neither a continuing right to dispose of the goods, nor effective control of those goods; this means that generally revenues are recorded upon delivery of goods to customers in accordance with agreed terms of delivery.

Segment revenues mentioned in Note 24 comply with the conditions indicated above.

Revenues from inter-segment sales (which are made at prices that approximate market prices) are eliminated in the consolidated financial statements.

t) Minimum dividend

Article No. 79 of the Private Limited Companies Law of Chile provides that, unless otherwise unanimously agreed or adopted by the shareholders, a dividend must be distributed annually in cash to shareholders in proportion to their shares or in the proportion established by the statutes for preferred shares, if any, in the amount of at least 30% of net income for the current year, except where necessary to absorb accumulated losses from prior years.

The General Shareholders’ Meeting of Arauco resolved to maintain annual dividends at 40% of net distributable incomet, including a provisional dividend share distribution at year-end. Dividends payable are recognized as a liability in the financial statements in the period they are declared and approved by the Company’s shareholders or when configuring the corresponding obligation on the basis of existing legislation or distribution policies established by the Shareholders’ Meeting.

The interim and final dividends are recorded in equity upon their approval by the relevant groups, which include the Company’s Board and the shareholders.

The amount of these dividends is presented in this interim consolidated financial statement under Other non-current Financial Liabilities.

u) Impairment

Non-financial Assets

The carrying amounts of tangible and intangible assets are subject to impairment tests whenever some event or change in business circumstances indicates that the book value of assets may not be recoverable, whereas goodwill is tested annually. The recoverable amount of an asset is estimated as the higher of net selling price and value in use. An impairment loss is recognized whenever the carrying amount exceeds the recoverable amount.

A previously recognized impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount, however, not to an extent higher than the carrying amount that would have been determined and recognized in prior years. For goodwill, however, a recognized impairment loss is not reversed.

Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose.

“Cash-generating units” are the smallest identifiable groups of assets whose use generates continuous funds largely independent of those produced by the use of other assets or groups of assets.

Goodwill is allocated to cash-generating units for the purpose of impairment testing. The distribution is made between cash-generating units or groups of cash generating units expected to benefit from the business combination that resulted in the goodwill.

Financial Assets

At the end of each period, an evaluation is performed in order to measure the existence of any objective evidence that assets or a group of financial assets have been adversely affected. Impairment effects will be recognized in the Consolidated Income Statement only if there is objective evidence that one or more events will occur after initial recognition of financial asset impairment and if these events will affect associated future cash flows.

The provision for doubtful trade receivables is established when there is objective evidence that Arauco will not receive payments under the original terms of sale. Provisions are made when the client is a party to a bankruptcy court agreement or cessation of payments, and are written-off when Arauco has exhausted all levels of recovery of debt in a reasonable time.

The impairment loss is measured as the difference between the book value of assets and the current value of estimated future cash flows. The asset value will be presented net of the loss recognized directly in income. If the impairment loss decreases in later periods, it is reversed either directly or by adjusting the provision for doubtful accounts, with effect in income.

v) Employee Benefit Costs

The Company has severance payment obligations for voluntary cessation services. These are paid to certain workers that have more than 5 years seniority within the Company in accordance with conditions established within collective or individual contracts.

Actuarial gains and losses are recognized in income in the year they are incurred.

These obligations are treated as post-employment benefits in accordance with current standards.

w) Employee Vacations

Arauco recognizes the expense for employee vacation on an accrual basis and it is recorded at nominal value.

This obligation is presented in the Consolidated Balance Sheet in the line Trade and Other payables.

x) Joint Venture Equity

Joint venture equity is recognized using the equity method.

y) Recent accounting pronouncements

At the date of issuance of these consolidated financial statements, the following accounting pronouncements were issued by the IASB:

a) New rules, amendments and mandatory obligations as of January 1, 2010, which currently are not relevant to the Company (but they could be in the future).

Rules and amendments	Content
IFRIC 17	Distribution of non-cash assets to shareholders
IFRIC 18	Transfer of assets from clients
IFRIC 9	Revaluation of embedded derivatives
IFRIC 16	Hedging in net investment in foreign operations
IAS 1 (modified)	Filing of Financial Statements
IAS 36 (modified)	Impairment assets
IFRS 2 (modified)	Share-based payments
IFRS 5 (modified)	Non-current assets held for sale

b) New rules, interpretations and issued amendments due for fiscal year 2010, for which no advanced decisions have been adopted.

Rules and amendments	Content	Mandatory application date
IFRS 9	Financial instruments	January 1, 2013
Amendment to IAS 24	Related parties disclosures	January 1, 2011
IFRIC Interpretation 19	Extinguishing financial liabilities with equity instruments	July 1, 2010
Amendment to IAS 32	Classification for emission rights	February 1, 2010
Amendment to IFRIC 14	Pre-payments of a Minimum funding requirement	January 1, 2011
IFRS 7	Disclosure of financial instruments	July 1, 2011
IAS 12	Income tax	January 1, 2012

Arauco believes that the adoption of standards, amendments and interpretations described above will have no significant impact on the financial statements of the Company in the period of initial application.

NOTE 2. DISCLOSURE OF OTHER INFORMATION

a)	Disclosure of Information on Capital Issued

Subscribed and paid-in Capital amounts to ThU.S. $353,176.

100% of capital corresponds to ordinary shares.

	12/31/2010	12/31/2009
Description of Ordinary Capital Share Types	100% of Capital corresponds to ordinary shares
Number of Authorized Shares by Type of Capital in Ordinary Shares	113,152,446
Nominal Value of Shares by Type of Capital in Ordinary Shares	ThU.S.$0.0031211 per share
Amount of Capital in Shares by Type of Ordinary Shares that Constitute Capital	ThU.S.$353,176

Rights, Privileges and Restrictions by Type of Capital in Ordinary Shares

Liabilities presented under Other Financial Liabilities current and non-current, have certain financial restrictions the Parent Company must comply with; otherwise, debt under these contracts can become payable.

Financial restrictions are the following:

i) Debt ratio must not exceed 1.2

ii) Interest hedging index cannot be less than 2.0

At closing date Arauco complied with the totality of these restrictions.

	12/31/2010	12/31/2009
Number of Shares Issued and Completely Paid by Type of Capital in Ordinary Shares	113,152,446

b)	Disclosure of information on Dividends paid to Ordinary Shares

The interim dividend paid is the equivalent to 20% of the distributable net income calculated to the end of September of each year and presented in the Consolidated Statement of Changes in Net Equity.

Dividend paid corresponds to the spread between the 40% of net income distributable at the end of last year and the amount of interim dividend paid at the end of last fiscal year.

Dividends paid at December 31, 2010:

Detail of Dividend Paid, Ordinary Shares
Dividend Paid, Ordinary Shares	Final Dividend
Type of Shares for which there is a Dividend Paid, Ordinary Shares	Unlisted Ordinary Shares
Date of Dividend Paid, Ordinary Shares	12-15-2010
Amount of Dividend, Ordinary Shares, Gross	ThU.S.$85,515(1)
Number of Shares for which Dividends are Paid, Ordinary Shares	113,152,446
Dividend per Share, Ordinary Share	U.S.$0.7557

(1)	This interim dividend plus ThU.S.$182,770 recognized in minimum dividend provision, as reported in Note 25, resulted ThU.S.$268,285 presented in the Consolidated Statement of Changes in Net Equity.

Detail of Dividend Paid, Ordinary Shares
Dividend Paid, Ordinary Shares	Final Dividend
Type of Shares for which there is a Dividend Paid, Ordinary Shares	Unlisted Ordinary Shares
Date of Dividend Paid, Ordinary Shares	05-10-2010
Amount of Dividend, Ordinary Shares, Gross	ThU.S.$56,758(2)
Number of Shares for which Dividends are Paid, Ordinary Shares	113,152,446
Dividend per Share, Ordinary Share	U.S.$0.50161

Dividends paid during 2009 and the corresponding amount per share:

Detail of Dividend Paid, Ordinary Shares
Dividend Paid, Ordinary Shares	Interim Dividend
Type of Shares for which there is a Dividend Paid, Ordinary Shares	Unlisted Ordinary Shares
Date of Dividend Paid, Ordinary Shares	12-16-2009
Amount of Dividend, Ordinary Shares, Gross	ThU.S.$25,957(2)
Number of Shares for which Dividends are Paid, Ordinary Shares	113,152,446
Dividend per Share, Ordinary Share	U.S.$0.22940

(2)	The total amount is ThU.S.$82,715 which corresponds to the interim dividend and discounted in the Consolidated Statement of Changes in Net Equity at December 31, 2009.

Detail of Dividend Paid, Ordinary Shares
Dividend Paid, Ordinary Shares	Final Dividend
Type of Shares for which there is a Dividend Paid, Ordinary Shares	Unlisted Ordinary Shares
Date of Dividend Paid, Ordinary Shares	05-07-09
Amount of Dividend, Ordinary Shares, Gross	ThU.S.$88,449
Number of Shares for which Dividends are Paid, Ordinary Shares	113,152,446
Dividend per Share, Ordinary Share	U.S.$0.78168

c)	Disclosure of Information on Reserves

Other Reserves

Other reserves consist of Conversion Reserves, Hedge Reserves and Other Reserves.

Arauco does not have restrictions associated with these reserves.

Conversion Reserves

This corresponds to foreign currency translation of those Arauco’s subsidiaries that do not use the U.S. Dollar as their functional currency.

Hedge Reserves

This corresponds to the portion of gains or swap net loss hedging existing at Arauco at the end of each fiscal year.

Other Reserves

This mainly corresponds to the value in Other comprehensive income of investment in associates.

d)	Disclosures of other Information

Below are balances of Other Income by activity, Other Expenses by activity, Financing Costs and Participation in income (loss) of associates and joint venture as of December 31, 2010 and 2009 and 2008, respectively.

	January—December
	2010 ThU.S.$	2009 ThU.S.$	2008 ThU.S.$
Classes of Other Income by activity
Other Operating Income, Total	378,188	181,383	104,270
Gain from changes in fair value of biological assets	221,501	155,532	65,201
Sales revenue from carbon bonds	0	5,836	6,342
Revenue from export promotion	6,171	4,568	5,592
Earthquake insurance net effect	107,658	0	0
Leases received	2,707	4,870	2,287
Gain on sales of fixed assets	8,303	995	0
Other operating results	31,848	9,582	24,848

Classes of Other Expenses by activity
Total of other expenses by activity	(50,642)	(59,681)	(50,782)
Depreciations	(1,356)	(2,943)	(2,012)
Contingent provision	(2,351)	(2,699)	(2,601)
Assets provision	(2,348)	(1,703)	(5,239)
Expenses due to downtime of processing plants	(5,174)	(6,038)	(4,766)
Loss of assets	(5,170)	(7,533)	(6,516)
Loss of forest	(8,223)	(2,824)	(2,570)
Other taxes	(4,730)	(5,875)	(3,774)
Services and fees	(2,715)	(9,537)	(5,874)
Other expenses	(18,575)	(20,529)	(17,430)

Classes of Financing Costs
Financing Costs, Total	(213,912)	(193,872)	(175,241)
Interest costs	(177,337)	(162,312)	(143,067)
Interest on bank loans	(177,337)	(162,312)	(143,067)
Other financing costs	(36,575)	(31,560)	(32,174)

Classes of Participation in Income (Loss) of associates and joint venture accounted through Equity Method
Total	(7,693)	6,621	5,839
Investments in associates	1,906	4,084	4,241
Joint ventures	(9,599)	2,537	1,598

Balance of Expenses by nature at December 31, 2010, 2009 and 2008:

Distribution expenses	2010 ThU.S.$	2009 ThU.S.$	2008 ThU.S.$
Sale costs	58,453	33,883	37,474
Shipping and freight costs	321,126	354,652	417,723

Total	379,579	388,535	455,197

Administration expenses	2010 ThU.S.$	2009 ThU.S.$	2008 ThU.S.$
Wage and salaries	141,297	101,356	91,704
Insurances	9,182	9,575	10,552
Other depreciations	10,880	10,741	9,842
Other administration expenses	162,557	127,668	146,927

Total	323,916	249,340	259,025

Expenses for	Note	2010 ThU.S.$	2009 ThU.S.$	2008 ThU.S.$
Depreciations	7	232,040	205,033	189,256
Employee benefits	10	279,813	215,719	196,853
Amortization	19	1,615	2,382	2,268

NOTE 3. INVENTORIES (IAS 2)

Components of Inventory	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Raw Materials	86,617	85,706
Production Supplies	65,154	64,978
Work in progress	62,612	26,154
Finished goods	426,447	335,234
Parts	86,532	107,384
Other Inventories	173	602
Total Inventories	727,535	620,058

As of December 31, 2010, a cost of sales of inventories amounted to ThU.S.$ 2,249,689 (ThU.S.$2,064,372 as of December 31, 2009).

As of December 31, 2010, a net decrease in the provision for obsolescence effects of ThU.S.$324 was recognized (net increase of ThU.S.$543 as of December 31, 2009); therefore, so the provision balance as of December 31, 2010 amounted to ThU.S.$7,200 (ThU.S.$7,524 as of December 31, 2009).

The inventories write-off amounted to ThU.S.$23,438 as of December 31, 2010 mainly caused by the earthquake and tsunami that occurred in the south-central of Chile on February 27, 2010.

As of the date of the issuance of these financial statements, no inventories have been pledged as collateral or guarantees.

NOTE 4. CASH FLOW STATEMENT (IAS 7)

Cash and cash equivalents includes cash flow, bank account balances, fixed term deposits, repurchase agreements and mutual funds. They are short-term investments that are readily convertible into cash, and are subject to an immaterial change in value.

The objective of fixed term deposits is to maximize earnings on short-term cash flow surpluses. This instrument is authorized by Arauco’s Investment Policy, which establishes a mandate that allows investments in fixed income securities. In general, these instruments have a maturity period of less than ninety days.

Arauco invests in local mutual funds to maximize the profitability of cash flow surpluses in Chilean Pesos, or in international mutual funds in foreign currencies such as U.S. Dollars or Euros. These instruments are acceptable under Arauco’s Investment Policy.

As of the date of these consolidated financial statements, there are no significant amounts of cash or cash equivalents that are freely available.

Components of Cash and Cash Equivalents	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Cash on hand	263	244
Banks	69,692	28,756
Short term deposit	705,694	281,873
Mutual funds	267,811	223,326
Other cash and cash equivalents	374	0
Total	1,043,834	534,199

The following tables detail the value of the cost of the investment in Dynea Brasil S.A. dated March 15, 2010, Savitar (Forestal Talavera S.A.) dated June 30, 2009 and Arauco do Brasil S.A. (ex-Tafisa Brazil) dated August 26, 2009 (see Note 14), and the net value of assets and liabilities of each acquired entity, discounting both the amount of cash and cash equivalents acquired in order to distinguish those cash flows from those that arise from other operating, investing or financing activities.

2010 Purchase of Investments	ThU.S.$
Acquisition: Dynea Brasil S.A.
Cash paid for acquisitions and cash equivalents	15,000
Cash and cash equivalents held by acquired entities	(8,023)
Net cash paid to acquire entities	6,977

ThU.S.$
Net Assets less Cash and Cash equivalents of acquired entity (see Note 14)	22,613

2009 Purchase of Investments	ThU.S.$
Acquisition: Tafisa Brasil S.A. (currently named Arauco do Brasil S.A.)
Cash paid for acquisitions and cash equivalents	166,977
Cash and cash equivalents held by acquired entities	(2,891)
Net cash paid to acquire entities	164,086

ThU.S.$
Net Assets less Cash and Cash equivalents of acquired entity (see Note 14)	107,429

2009 Purchase of Investments	ThU.S.$
Acquisition: Savitar (Forestal Talavera S.A.)
Cash paid for acquisitions and cash equivalents	10,131
Cash and cash equivalents held by acquired entities	(106)
Net cash paid to acquire entities	10,025

ThU.S.$
Net Assets less Cash and Cash equivalents of acquired entity (see Note 14)	12,367

NOTE 5. ACCOUNTING POLICIES, CHANGES IN ACCOUNTING ESTIMATES (IAS 8)

Changes in Accounting Policies

These policies have been designed in accordance with IFRS in effect as of December 31, 2010 and applied uniformly to all items presented in these consolidated financial statements.

Changes in the Treatment of Accounting Policy

The financial statements as of December 31, 2010 do not show changes in accounting policies compared to the same period last year.

For presentation purposes, the financial statements as of December 31, 2009 have some minor reclassifications.

The consolidated financial statements of Arauco as of December 31, 2009 are the Group’s first annual financial statements prepared under International Financial Reporting Standards (IFRS). The Group’s previous financial statements were prepared according to Generally Accepted Accounting Principles in Chile.

NOTE 6. TAXES (IAS 12)

The tax rate applicable to the major companies in which Arauco participates is 17% in Chile, 35% in Argentina and 34% in Brazil.

Deferred Tax Assets

The following table details deferred tax assets:

Deferred Tax Assets	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Deferred Tax Assets related to Provisions	4,658	3,759
Deferred Tax Assets related to accrued liabilities	4,601	6,690
Deferred Tax Assets related to Post-Employment obligations	6,616	4,677
Deferred Tax Assets related to Revaluation of Property, Plant and equipment	2,339	3,065
Deferred Tax Assets related to Financial Instruments Restatements	1,370	1,913
Deferred Tax Assets related to tax losses	56,724	53,292
Valuation of biological assets	8,805	11,424
Valuation of inventory	9,034	1,939
Income provision	2,765	2,571
Trade debtors and receivables	3,940	4,878
Intangible revaluation differences	24,370	10,584
Deferred Tax Assets related to Others	101	4,968

Deferred Tax Assets Total	125,323	109,760

As of the date of the present financial statement some of Arauco’s subsidiaries present tax losses of ThU.S.$260,701 (ThU.S.$241,596 at December 31, 2009) which are mainly due to operational and financial losses.

Arauco believes that the projections of future earnings in subsidiaries that have generated tax losses will allow the recovery of these assets.

Deferred Tax Liability

Deferred tax liability corresponds to income tax amounts payable in future periods related to taxable temporary differences.

The following table details deferred tax liabilities:

Deferred Tax Liabilities	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Deferred Tax Liabilities related to Revaluated Property, Plant and equipment	686,408	682,540
Deferred Tax Liabilities related to Financial Instrument restatement	13,751	7,704
Valuation of biological asset	511,401	508,285
Valuation of inventory	12,450	10,001
Valuation of prepaid expenses Differences in valuation of deferred expenditures	76,539 35,130	0 27,006
Deferred Tax Liabilities related to Others	33,810	20,554

Deferred Tax Liabilities Total	1,369,489	1,256,090

From the deferred tax assets and deferred tax liabilities listed in the above tables, approximately ThU.S.$20,668 and ThU.S.$170,749 respectively, will be used in a period of 12 months.

Arauco does not offset deferred tax assets and deferred tax liabilities, since there is no legally enforceable right to offset amounts recognized in these items and correspond to items that are subject of different fiscal jurisdictions.

Temporary Differences

The following tables summarize current asset and liability timing differences:

	12/31/2010		12/31/2009
Detail of Classes of Deferred Tax Temporary Differences	Deductible Difference ThU.S.$	Taxable Difference ThU.S.$	Deductible Difference ThU.S.$	Taxable Difference ThU.S.$
Deferred Tax Assets	68,599	0	56,468	0
Tax Loss	56,724	0	53,292	0
Deferred Tax Liabilities	0	1,369,489	0	1,256,090
Total	125,323	1,369,489	109,760	1,256,090

Detail of Temporary Difference Income and Loss Amounts	January-December
	2010 ThU.S.$	2009 ThU.S.$	2008 ThU.S.$
Deferred Tax Assets	7,028	2,037	3,793
Tax Loss	1,846	9,400	14,081
Deferred Tax Liabilities	(100,189)	(41,438)	(34,042)

Total	(91,315)	(30,001)	(16,168)

Income Tax Expense (Income)

Income Tax consists of the following:

Income tax composition	January-December
	2010 ThU.S.$	2009 ThU.S.$	2008 ThU.S.$
Current income tax expense	(112,840)	(32,147)	(96,747)
Tax benefit arising from unrecognized tax assets previously used to reduce tax expense	8,402	6,526	12,586
Previous period current tax adjustments	(581)	2,597	3,113
Other current tax expenses	(1,684)	(512)	(828)

Current Tax Expense, Net	(106,703)	(23,536)	(81,876)

Deferred expense from taxes relative to the creation and reversion of temporary differences	(68,814)	(39,401)	(30,235)
Deferred income from taxes relative to tax rate changes or new fees	(23,904)	0	0
Tax benefit arising from unrecognized tax assets previously used to reduce expenses due to deferred taxes	1,403	9,400	14,081

Total Deferred Tax Expense, Net	(91,315)	(30,001)	(16,154)

Income Tax Expense, Total	(198,018)	(53,537)	(98,030)

The following table details the income tax for foreign and national companies as of December 31, 2010 and 2009, respectively:

	January-December
	2010 ThU.S.$	2009 ThU.S.$	2008 ThU.S.$
Foreign current tax	(52,567)	(20,350)	(41,562)
National current tax	(54,136)	(3,186)	(40,314)
Current tax, Total	(106,703)	(23,536)	(81,876)
Foreign deferred tax	17,718	1,033	8,508
National deferred tax	(109,033)	(31,034)	(24,676)
Deferred tax, Total	(91,315)	(30,001)	(16,168)

Income (expense) due to Income Tax, Total	(198,018)	(53,537)	(98,044)

Income Tax Expense Reconciliation using the Effective Rate method

Income tax expenditure reconciliation is as follows:

Reconciliation of Income tax from Statutory Rate to Effective Tax Rate	January-December
	2010 ThU.S.$	2009 ThU.S.$	2008 ThU.S.$
Tax Expense Using Statutory Rate	(152,790)	(60,891)	(85,525)
Tax effect of rates in other jurisdictions	(24,714)	(16,669)	(16,926)
Tax effect of non taxable ordinary income	18,493	27,596	25,688
Tax effect of non tax deductible expenses	(22,486)	(14,846)	(38,169)
Tax effect of tax rates changes	(23,904)	0	0
Tax effect of excess tax for previous periods	(581)	2,597	3,113
Other Increases (Decreases) Legal Taxes	7,964	8,676	13,775

Adjustment to Tax Expense using the Statutory Rate, Total	(45,228)	7,354	(12,519)

Tax Expenses Using the Effective Rate	(198,018)	(53,537)	(98,044)

The deferred taxes related to financial hedging instruments, corresponds to a credit (subscription) to ThU.S.$1,896 at December 31, 2010 (ThU.S.$987 at December 31, 2009), which presents net in Hedge reserves in the Statement of Changes in Net Equity.

On July 30, 2010 Law N. 20.455 for national reconstruction financing was published in the Chilean Official Gazette (Diario Oficial de Chile). One of the most important changes such law introduced was the increase in the First Category Taxes for revenues received and /or accrued during commercial years 2011 and 2012, with rates of 20% and 18.5%, respectively.

The effect on the change in tax rates caused an adjustment to the assets and liabilities accounts for deferred taxes, according to the profile projected for temporary reverse differences, in tax losses benefits and in other events that create differences between book and tax basis of assets and liabilities.

NOTE 7. PROPERTY, PLANT AND EQUIPMENT (IAS 16)

Properties, Plant and Equipment, Net	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Construction in progress	562,309	433,269
Land	821,288	743,950
Buildings	1,417,684	1,353,461
Plant and equipment	2,188,323	2,328,457
Information technology equipment	16,963	18,178
Fixed facilities and accessories	3,657	5,207
Motorized vehicles	10,057	9,791
Others	68,464	77,440

Total Net	5,088,745	4,969,753

Properties, plant and equipment, Gross
Constructions in progress	562,309	433,269
Land	821,288	743,950
Buildings	2,523,397	2,370,295
Plant and equipment	4,180,142	4,060,145
Information technology equipment	43,614	42,992
Fixed facilities and accessories	17,339	18,675
Motorized vehicles	32,328	31,066
Others	110,076	112,629

Total Gross	8,290,493	7,813,021

Accumulated depreciation and impairment
Buildings	(1,105,713)	(1,016,834)
Plant and equipment	(1,991,819)	(1,731,688)
Information technology equipment	(26,651)	(24,814)
Fixed facilities and accessories	(13,682)	(13,468)
Motorized vehicles	(22,271)	(21,275)
Others	(41,612)	(35,189)

Total	(3,201,748)	(2,843,268)

Description of Property, Plant and Equipment Pledged as Guarantee

Regarding Forestal Río Grande S.A, an affiliate of Fondo de Inversión Bío Bío, a special purpose entity, we note that in October 2006, first and second degree mortgages were executed in favor of JPMorgan Chase Bank N.A. and Arauco, respectively, which prohibited the sale of any property currently belonging to the aforementioned special purpose entity, in order to ensure fulfillment of payments to Fondo de Inversión Bío Bío.

In September 2007, Forestal Río Grande S.A acquired real estate in Yungay, located in Chile’s Region VIII, for which the company executed a first mortgage with prohibition to sell and encumber in favor of, among others, JPMorgan. Similarly, a second mortgage with prohibition to sell and encumber was executed in favor of Arauco.

	12/31/2010 ThU.S$	12/31/2009 ThU.S$	12/31/2008 ThU.S$
Collateral amount of property, plant and equipment	56,272	56,799	56,758

Commitments for project disbursements or for the acquisition of property, plant and equipment

	12/31/2010 ThU.S$	12/31/2009 ThU.S$	12/31/2008 ThU.S$
Amount committed for the acquisition of property, plant and equipment	268,391	187,441	212,155

	12/31/2010 ThU.S$	12/31/2009 ThU.S$	12/31/2008 ThU.S$
Disbursements for property, plant and equipment under construction	361,598	196,271	212,155

Movement on Property, Plant and Equipment

The following tables detail the movement of Property, Plant and Equipment as of December 31, 2010 and December 31, 2009:

Movement of Fixed Assets	Construction in Progress ThU.S.$	Land ThU.S.$	Buildings ThU.S.$	Plant and equipments ThU.S.$	IT Equipment ThU.S.$	Fixed Facilities and Accessories ThU.S.$	Motorized Vehicles ThU.S.$	Other Property, Plant and Equipment ThU.S.$	Total ThU.S.$
Opening balance 01/01/2010	433,269	743,950	1,353,461	2,328,457	18,178	5,207	9,791	77,440	4,969,753
Changes
Additions	361,598	81,610	18,463	14,086	186	234	2,265	4,758	483,200
Acquisitions of business	216	660	4,244	21,420	0	0	14	1,137	27,691
Dispositions	(142)	(14,107)	(3,499)	(3,132)	(3)	(1)	(215)	(4,375)	(25,474)
Withdrawals	(1,024)	(6)	(1,020)	(4,315)	(11)	(39)	(2)	(408)	(6,825)
Depreciation costs	0	0	(68,237)	(160,894)	(1,966)	(810)	(1,892)	(1,708)	(235,507)
Impairment loss recognized in the Income Statement (note 17)	0	0	(24,198)	(110,408)	(63)	0	(102)	(9,341)	(144,112)
Exchange rate increase (decrease) of foreign currency	1,394	9,350	3,902	19,986	2	(1,395)	64	824	34,127
Reclassification of assets held for sale(1)	0	(5,003)	(5,877)	(3,228)	0	0	0	0	(14,108)
Other increase/decrease	(233,002)	4,834	140,445	86,351	640	461	134	137	0
Total Changes	129,040	77,338	64,223	(140,134)	(1,215)	(1,550)	266	(8,976)	118,992
Closing balance 12/31/2010	562,309	821,288	1,417,684	2,188,323	16,963	3,657	10,057	68,464	5,088,745

(1)	ThU.S.$3,745 for impairment loss is included in the assets value

Movement of Fixed Assets	Construction in Progress ThU.S.$	Land ThU.S.$	Buildings ThU.S.$	Plant and equipments ThU.S.$	IT Equipment ThU.S.$	Fixed Facilities and Accessories ThU.S.$	Motorized Vehicles ThU.S.$	Other Property, Plant and Equipment ThU.S.$	Total ThU.S.$
Opening balance 01/01/2009	348,417	689,900	1,307,391	2,172,162	18,621	4,755	9,569	65,156	4,615,971
Changes
Additions	196,271	36,550	8,023	19,792	73	16	1,607	5,161	267,493
Acquisitions through business combination	4,951	5,548	44,364	192,216	0	0	458	5,870	253,407
Dispositions	(212)	(181)	(110)	(1,003)	(177)	(114)	(425)	(942)	(3,164)
Discontinuation of consolidation by the formation of joint venture registered under the equity method (note 15-16)	0	(32,014)	0	(27)	0	0	0	0	(32,041)
Withdrawals	(1,520)	(1,265)	(82)	(2,805)	(3)	(55)	(23)	(1,233)	(6,986)
Depreciation costs	0	0	(59,311)	(155,981)	(1,859)	(274)	(2,050)	(1,618)	(221,093)
Impairment loss recognized in the Income Statement	0	0	(1,416)	(1,694)	0	0	0	0	(3,110)
Exchange rate increase (decrease) of foreign currency	1,528	42,315	11,684	38,296	1	0	454	4,998	99,276
Other increase/decrease	(116,166)	3,097	42,918	67,501	1,522	879	201	48	0
Total Changes	84,852	54,050	46,070	156,295	(443)	452	222	12,284	353,782
Closing balance 12/31/2009	433,269	743,950	1,353,461	2,328,457	18,178	5,207	9,791	77,440	4,969,753

The depreciation charged to income as of December 31, 2010 and 2009 is as follows:

Depreciation for the period	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$	12/31/2008 ThU.S.$
Cost of sale	187,208	190,945	177,054
Administration expenses	10,880	10,741	9,842
Other operating expenses(*)	33,952	3,347	2,360
Total	232,040	205,033	189,256

(*)	The balance of the period 2010, it refers to the cost of depreciation of plants detained product of the earthquake.

The useful lives of property, plant and equipment according to expected use of the assets are as follows:

		Minimum	Maximum	Average
Buildings	Useful Life in Years	16	89	39
Plant and equipment	Useful Life in Years	8	67	29
Information technology equipment	Useful Life in Years	6	18	5
Fixed facilities and accessories	Useful Life in Years	6	12	10
Motorized vehicles	Useful Life in Years	6	26	13
Others properties, plants and equipment	Useful Life in Years	5	27	16

NOTE 8. LEASES (IAS 17)

When assets are leased under a Financial lease, the current value of lease payments is treated as a receivable. The difference between the gross payment to be charged and the current value of said payment is shown as capital return.

Disclosure of Financial Leases Classified by Type of Asset, Leases

	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Property, Plant & Equipment Financial Leasing	440	608
Plant and Equipment	440	608

Reconciliation of Financial Lease Minimum Payments, Lessee

	12/31/2010
Minimum lease payments, lease payment obligations	Gross ThU.S.$	Interest ThU.S.$	Present Value ThU.S.$
Due within one year	354	10	344
Due within one and five years	50	1	49
Due beyond five years	0	0	0
Total	404	11	393

	12/31/2009
Financial Lease	Gross ThU.S.$	Interest ThU.S.$	Present Value ThU.S.$
Due within one year	381	20	361
Due within one and five years	253	6	247
Due beyond five years	0	0	0
Total	634	26	608

Leasing obligations that accrue interest are presented in the Consolidated Balance Sheet under Other Financial Liabilities Current and Non-current depending on the maturities stated above.

Reconciliation of Financial Lease Minimum Payments, Lessor

	12/31/2010
Minimum Financial Lease Payments Receivable, Financial Lease	Gross ThU.S.$	Interest ThU.S.$	Present Value ThU.S.$
Due within one year	4,767	450	4,317
Due within one and five years	5,957	358	5,599
Due beyond five years	0	0	0
Total	10,724	808	9,916

	12/31/2009
Minimum Financial Lease Payments Receivable, Financial Lease	Gross ThU.S.$	Interest ThU.S.$	Present Value ThU.S.$
Due within one year	4,860	545	4,315
Due within one and five years	7,940	490	7,450
Due beyond five years	0	0	0
Total	12,800	1,035	11,765

Accounts receivable in leasing are presented in the Consolidated Balance Sheet under Trade and Other Receivables current and non-current depending on the maturities stated above.

Significant Financial Lease Agreements

Arauco holds financial leases as a lessor and lessee detailed within the previous tables, and therefore, there are no contingent payments or restrictions to note.

NOTE 9. ORDINARY REVENUE (IAS 18)

(a)	Policy on Revenue recognition from the Sale of Goods

Revenue from the sale of goods is recognized when an Arauco entity has transferred to the buyer the significant risks and rewards of ownership, when the amount of revenue can be reliably measured, when Arauco cannot influence the management of the sold goods and when it is probable that the economic benefits associated with the transaction will flow to the entity.

Sales are recognized in terms of the arranged price stated in the sales contract, net of volume discounts and estimated refunds at the date of the sale. Volume discounts are evaluated in terms of estimated annual purchases. There is no significant financing component given that receivables for sales are collected within a low average time period, which is in line with market practices.

(b)	Policy on Revenue recognition from Rendering of Services

Arauco mainly has electric power, port and pest control services whose incomes are derived from fixed price service contracts, generally recognized during the period of the service contract on a straight-line basis throughout the duration of the contract.

Classes of Ordinary Revenue	January-December
	2010 ThU.S.$	2009 ThU.S.$	12/31/2008 ThU.S.$
Sale of goods	3,692,221	3,027,796	3,587,901
Service Contracts	96,133	85,249	125,992
Total	3,788,354	3,113,045	3,713,893

NOTE 10. EMPLOYEE BENEFITS (IAS 19)

This refers to severance payment obligations for years of service due to termination of service contracts that arise from benefits stated in work contracts and/or as severance payments stated in the Labor Law.

This is an estimate of the years of service-based severance payments to be recognized as a future termination payment liability, in accordance with in force work contracts held with workers and pursuant to actuarial valuation criteria for this type of liability.

The main factors considered for calculating the actuarial value of severance payments for years of service are employee turnover, salary increases and life expectancy of the workers included in this benefit.

Classes of Benefits and Expenses by Employee

Classes of Benefits Expenses by Employee	January-December
	2010 ThU.S.$	2009 ThU.S.$	12/31/2008 ThU.S.$
Personnel Expenses	279,813	215,719	196,853
Wages and salaries	264,572	209,687	190,821
Compensation for years of service	15,241	6,032	6,032

The following tables detail the balances and the movement of payments for years of service provisioned as of December 31, 2010 and December 31, 2009.

	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Current	3,312	2,372
Non-current	35,964	25,295

Total	39,276	27,667

Roll-forward	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Opening balance	27,667	20,297
Current service cost	1,851	905
Interest cost	1,798	1,614
Actuarial gains	11,256	3,653
Benefits paid	(5,537)	(4,054)
Increase for currency exchange	2,241	5,252
Closing balance	39,276	27,667

NOTE 11. EFFECT OF FOREIGN CURRENCY RATE VARIATIONS (IAS 21)

Local and foreign currency

Currency assets and liabilities as of December 31, 2010 and December 31, 2009 are as follows:

	12-31-2010 ThU.S.$	12-31-2009 ThU.S.$
Liquid Assets	1,046,743	542,625
US Dollar	516,201	185,995
Euro	73,573	66,935
Other currencies	48,511	64,879
$ not adjustable	408,458	224,816
U.F.	0	0

Cash and Cash Equivalents	1,043,834	534,199
US Dollar	513,292	177,569
Euro	73,573	66,935
Other currencies	48,511	64,879
$ not adjustable	408,458	224,816
U.F.	0	0

Other Financial Assets	2,909	8,426
US Dollar	2,909	8,426

Accounts Receivable in short and long term
Accounts Receivable in short and long term	804,328	585,848
US Dollar	545,703	412,826
Euro	31,651	19,348
Other currencies	94,134	36,090
$ not adjustable	124,490	110,394
U.F.	8,350	7,190

Trades and Current Accounts Receivable	774,289	558,441
US Dollar	528,657	397,394
Euro	31,651	19,348
Other currencies	93,075	35,074
$ not adjustable	115,338	102,098
U.F.	5,568	4,527

Trades and Non-Current Accounts Receivable	11,965	11,080
US Dollar	4,389	4,152
Other currencies	205	102
$ not adjustable	4,589	4,163
U.F.	2,782	2,663

Accounts Receivable from related parties, current	18,074	16,327
US Dollar	12,657	11,280
Euro	854	0
Other currencies	4,563	914
$ not adjustable	0	4,133

Other Assets	10,655,261	10,285,354
US Dollar	10,276,275	10,016,050
Euro	458	57
Other currencies	142,569	86,720
$ not adjustable	214,370	163,233
U.F.	21,589	19,294

Total Assets	12,506,332	11,413,827
US Dollar	11,338,179	10,614,871
Euro	105,682	86,340
Other currencies	285,214	187,689
$ not adjustable	747,318	498,443
U.F.	29,939	26,484

Local and foreign currency, continued

	12-31-2010		12-31-2009
	Up to 90 days ThU.S.$	From 91 days to 1 year ThU.S.$	Up to 90 days ThU.S.$	From 91 days to 1 year ThU.S.$
Total Liabilities, current	763,439	445,622	611,908	339,505
US Dollar	654,148	440,318	562,286	318,247
Euro	5,105	0	3,922	0
Other currencies	48,019	2,501	16,962	18,959
$ not adjustable	49,809	0	24,678	0
U.F.	6,358	2,803	4,060	2,299

Other Financial Liabilities, current	109,051	445,622	196,052	339,505
US Dollar	95,871	440,318	195,047	318,247
Other currencies	9,980	2,501	27	18,959
U.F.	3,200	2,803	978	2,299
Bank loans	50,602	52,214	150,964	52,011
US Dollar	40,622	49,713	150,937	33,052
Other currencies	9,980	2,501	27	18,959
Financial leases	94	250	361	0
U.F.	94	250	361	0
Other loans	58,355	393,158	44,727	287,494
US Dollar	55,249	390,605	44,110	285,195
U.F.	3,106	2,553	617	2,299

Other Financial Liabilities, current	654,388	0	415,856	0
US Dollar	558,277	0	367,239	0
Euro	5,105	0	3,922	0
Other currencies	38,039	0	16,935	0
$ not adjustable	49,809	0	24,678	0
U.F.	3,158	0	3,082	0

Local and foreign currency, continued

	12-31-2010		12-31-2009
	From 13 months to 5 years ThU.S.$	More than 5 years ThU.S.$	From 13 months to 5 years ThU.S.$	More than 5 years ThU.S.$
Total Liabilities, non-current	2,640,189	1,816,507	2,479,289	1,600,692
US Dollars	1,518,182	1,277,116	1,434,486	1,322,361
Other currencies	301,667	3,578	271,572	4,220
$ not adjustable	684,401	0	651,318	0
U.F.	135,939	535,813	121,913	274,111

Other Financial Liabilities, non-current	1,092,922	1,816,507	1,077,318	1,600,692
US Dollars	950,795	1,277,116	955,080	1,322,361
Other currencies	6,188	3,578	325	4,220
U.F.	135,939	535,813	121,913	274,111
Bank loans	290,815	3,925	271,182	76,623
US Dollars	284,627	347	270,857	72,403
Other currencies	6,188	3,578	325	4,220
Financial leases	49	0	247	0
U.F.	49	0	247	0
Other loans	802,058	1,812,582	805,889	1,524,069
US Dollars	666,168	1,276,769	684,223	1,249,958
U.F.	135,890	535,813	121,666	274,111

Other Financial Liabilities, non-current	1,547,267	0	1,401,971	0
US Dollars	567,387	0	479,406	0
Other currencies	295,479	0	271,247	0
$ not adjustable	684,401	0	651,318	0
U.F.	0	0	0	0

Effect of exchange rate variations

The functional currency of Brazilian subsidiaries and associate companies is the Brazilian Real. Therefore, their individual financial statements have been expressed in the presentation currency as follows:

(i)	Assets and liabilities for each balance sheet are translated at the closing exchange rate;

(ii)	Income and expenses for each income statement are translated at the average monthly exchange rate, given that to date this average has been a fair estimate of the cumulative effect of the exchange rates at the time of the transactions;

(iii)	All the resulting exchange differences are recognized as a separate component of net equity.

In consolidation, the exchange rate differences arising from the translation of a net investment in companies that use currencies other than the U.S. Dollar, and those from loans and other instruments in foreign currencies recognized as hedging these investments, are assigned to net equity.

Subsidiaries that use functional currency other than the U.S. Dollar are as follow:

Subsidiary	Country	Functional currency
Arauco do Brasil S.A.	Brazil	Real
Arauco Forest Brasil S.A.	Brazil	Real
Arauco Florestal Arapoti S.A.	Brazil	Real
Arauco Distribución S.A.	Chile	Chilean peso
Investigaciones Forestales Bioforest S.A.	Chile	Chilean peso

	January-December
	2010 ThU.S.$	2009 ThU.S.$	2008 ThU.S.$
Exchange differences recognized in income and loss, except for financial instruments measured at fair value through income and loss	(7,994)	14,612	(67,778)
Conversion reverse	47,070	177,480	(148,469)

NOTE 12. BORROWING COSTS (IAS 23)

Arauco capitalized interest on existing investment projects. For the recording of this capitalization Arauco estimated the average rate of borrowing to finance these investment projects.

	January-December
	2010 ThU.S.$	2009 ThU.S.$
Property, plant and equipment capitalized cost
Property, plant and equipment capitalized interest cost rate	5.94%	5.86%
Amount of the capitalized interest cost, property, presented as plant and equipment	8,613	8,868

NOTE 13. RELATED PARTIES (IAS 24)

Related Party Disclosure

Related parties are those companies as defined in IAS 24 and under the standards of the Chilean Securities Commission and the Chilean Limited Company Law.

Outstanding balances with related parties at the end of each period correspond mainly to regular commercial operations negotiated in Chilean Pesos, where collection or payment deadlines do not often exceed 30 days and in general do not have adjustment or interest clauses.

At the date of these consolidated financial statements there are no provisions for doubtful debts and no guarantees provided or associated with inter-company balances.

Name of Group’s Main Controller

The ultimate controllers of the Company are Mrs. Maria Noseda Zambra de Angelini, Mr. Roberto Angelini Rossi and Mrs. Patricia Angelini Rossi through Inversiones Angelini y Cia. Ltda.

Name of the Intermediate Controlling Entity that Prepares Financial Statements for Public Use

Empresas Copec S.A.

Salaries Received by Key Management Personnel by Category

Key personnel salaries including directors, managers and sub-managers consist of a fixed monthly rate, with a possible annual discretionary bonus.

Pricing Strategy Terms and Conditions Corresponding to Transactions with Related Parties

Transactions with related parties are performed under market conditions.

Detail of Relationship between Parent Company and Subsidiary

ID Nº	Company Name	Origin Country	Functional Currency	% Share 12/31/2010			% Share 12/31/2009
				Direct	Indirect	Total	Direct	Indirect	Total
—	Agenciamiento y Servicios Profesionales S.A.	Mexico	U.S. Dollar	0.0020	99.9970	99.9990	0.0020	99.9966	99.9986
—	Alto Paraná S.A.	Argentina	U.S. Dollar	0	99.9766	99.9766	0	99.9762	99.9762
—	Arauco Australia S.A.	Australia	U.S. Dollar	0	99.9990	99.9990	0	99.9986	99.9986
96547510-9	Arauco Bio Energía S.A. (Arauco Generación S.A.)	Chile	U.S. Dollar	98.0000	1.9985	99.9985	98.0000	1.9985	99.9985
—	Arauco Colombia S.A.	Colombia	U.S. Dollar	1.5000	98.4980	99.9980	1.5000	98.4976	99.9976
—	Arauco Denmark Aps	Denmark	U.S. Dollar	0	99.9990	99.9990	0	99.9991	99.9991
96765270-9	Arauco Distribución S.A.	Chile	Chilean pesos	0	99.9992	99.9992	0	99.9992	99.9992
—	Arauco Do Brasil S.A. (ex-Placas do Paraná S.A.)	Brazil	Real	2.4990	97.5000	99.9990	0	99.9986	99.9986
—	Arauco Ecuador S.A.	Ecuador	U.S. Dollar	0.1000	99.8990	99.9990	0.1000	99.8986	99.9986
—	Arauco Florestal Arapoti S.A.	Brazil	Real	0	79.9992	79.9992	0	79.9989	79.9989
—	Arauco Forest Brasil S.A.	Brazil	Real	23.1991	76.8000	99.9991	33.7137	66.2851	99.9988
—	Arauco Forest Products B.V.	Holland	U.S. Dollar	0	99.9990	99.9990	0	99.9991	99.9991
—	Arauco Holanda Cooperatief U.A.	Holland	U.S. Dollar	0	99,9990	99,9990	0	0	0
96563550-5	Inversiones Arauco Internacional Ltda. (ex Arauco Internacional S.A.)	Chile	U.S. Dollar	98.6058	1.3932	99.9990	98.0377	1.9609	99.9986
—	Arauco Perú S.A.	Peru	U.S. Dollar	0.0013	99.9977	99.9990	0.0013	99.9973	99.9986
—	Arauco Wood Products, Inc.	USA	U.S. Dollar	0.3953	99.6037	99.9990	0.3953	99.6033	99.9986
—	Araucomex S.A. De C.V.	Mexico	U.S. Dollar	0.0005	99.9985	99.9990	0.0005	99.9981	99.9986
96565750-9	Aserraderos Arauco S.A.	Chile	U.S. Dollar	99.0000	0.9992	99.9992	99.0000	0.9992	99.9992
82152700-7	Bosques Arauco S.A.	Chile	U.S. Dollar	1.0000	98.9256	99.9256	1.0000	98.9256	99.9256
—	Catan Empreendimentos e Participacoes S.A.	Brazil	Real	0	99.9934	99.9934	0	0	0
96657900-5	Controladora De Plagas Forestales S.A.	Chile	Chilean pesos	0	59.6326	59.6326	0	59.6326	59.6326
—	Empreendimentos Florestais Santa Cruz Ltda. (ex-Lucchese Empreendimentos E Participacoes Ltda.	Brazil	Real	0	99.9766	99.9766	0	99.9885	99.9885
—	Faplac S.A.	Argentina	U.S. Dollar	0	0	0	0	99.9979	99.9979
—	Flooring S.A.	Argentina	U.S. Dollar	0	0	0	0	99.9984	99.9984
96573310-8	Forestal Arauco S.A.	Chile	U.S. Dollar	99.9248	0	99.9248	99.9248	0	99.9248
85805200-9	Forestal Celco S.A.	Chile	U.S. Dollar	1.0000	98.9256	99.9256	1.0000	98.9256	99.9256
93838000-7	Forestal Cholguán S.A.	Chile	U.S. Dollar	0	97.4281	97.4281	0	97.4281	97.4281
78049140-K	Forestal Los Lagos S.A.	Chile	U.S. Dollar	0	79.9405	79.9405	0	79.9405	79.9405
—	Forestal Misiones S.A.	Argentina	U.S. Dollar	0	0	0	0	99.9885	99.9885
—	Forestal Nuestra Señora Del Carmen S.A.	Argentina	U.S. Dollar	9.1600	90.8391	99.9991	9.1600	90.8387	99.9987
96567940-5	Forestal Valdivia S.A.	Chile	U.S. Dollar	1.0000	98.9256	99.9256	1.0000	98.9256	99.9256
—	Industrias Forestales S.A.	Argentina	U.S. Dollar	9.9770	90.0221	99.9991	9.9770	90.0217	99.9987
—	Inversiones Celco S.L.	Spain	U.S. Dollar	0	99.9990	99.9990	0	99.9986	99.9986
79990550-7	Investigaciones Forestales Bioforest S.A.	Chile	Chilean pesos	1.0000	98.9256	99.9256	1.0000	98.9256	99.9256
—	Leasing Forestal S.A.	Argentina	U.S. Dollar	0	99.9771	99.9771	0	99.9767	99.9767
—	Mahal Empreendimentos e Participacoes S.A.	Brazil	Real	0	99.9934	99.9934	0	0	0
96510970-6	Paneles Arauco S.A.	Chile	U.S. Dollar	99.0000	0.9992	99.9992	99.0000	0.9992	99.9992
—	Savitar (Forestal Talavera S.A.)	Argentina	U.S. Dollar	0	99.9944	99.9944	0	99.9985	99.9985
96637330-K	Servicios Logísticos Arauco S.A.	Chile	U.S. Dollar	45.0000	54.9995	99.9995	45.0000	54.9995	99.9995

Subsidiaries listed in the above table and special purpose entity Fondo de Inversión Bío Bío and its subsidiary Forestal Río Grande S.A. are included in the consolidation process.

Termination Benefits received by Key Management Personnel

	January-December
	2010 ThU.S.$	2009 ThU.S.$	2008 ThU.S.$
Salaries and bonus	44,386	33,128	32,869
Diet Directory	1,456	1,333	1,454
Termination benefits	2,296	963	957
Total	48,138	35,424	35,280

Related Party Receivables

Name of Related Party	Corresponding ID No.	Nature of Relationship	Country of Origin	Currency Rate	Maximum Maturity	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Forestal Mininco S.A.	91,440,000-7	Indirect	Chile	Chilean pesos	30 days	21	169
CMPC Celulosa S.A.	96,532,330-9	Indirect	Chile	Chilean pesos	30 days	536	0
Eka Chile S.A.	99,500,140-3	Associates	Chile	Chilean pesos	30 days	3,665	0
Forestal del Sur S.A.	79,825,060-4	Indirect	Chile	Chilean pesos	30 days	4,032	3,247
Stora Enso Arapoti Industria de Papel S.A.	—	Associates	Brazil	Real	30 days	1,112	818
Fundación Educacional Arauco	71,625,000-8	Other related party	Chile	Chilean pesos	30 days	340	717
Dynea Brasil S.A.	—	Associates	Brazil	Real	30 days	0	96
El Esparragal Asoc. Agraria de Resp. Ltda.	—	Other related party	Uruguay	U.S. Dollar	30 days	0	11,280
Colbún S.A.	96,505,760-9	Other related party	Chile	U.S. Dollar	30 days	8,368	0

Total						18,074	16,327

Related Party Payables

Name of Related Party	Corresponding ID No.	Nature of Relationship	Country of Origin	Currency Rate	Maximum Maturity	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Compañia de Petróleos de Chile S.A.	99,520,000-7	Affiliate of shareholder	Chile	Chilean pesos	30 days	5,989	7,823
Abastible S.A.	91,806,000-6	Affiliate of shareholder	Chile	Chilean pesos	30 days	233	326
Depósitos Portuarios Lirquén S.A.	96,871,870-3	Other related party	Chile	Chilean pesos	30 days	32	4
Eka Chile S.A.	99,500,140-3	Associates	Chile	Chilean pesos	30 days	0	847
Empresas Copec S.A.	90,690,000-9	Parent Company	Chile	Chilean pesos	30 days	27	0
Sigma S.A.	86,370,800-1	Other related party	Chile	Chilean pesos	30 days	3	0
Portaluppi, Guzmán y Bezanilla Abogados	78,096,080-9	Other related party	Chile	Chilean pesos	30 days	131	0
Empresa Nacional de Telecomunicaciones S.A.	92,580,000-7	Indirect	Chile	Chilean pesos	30 days	27	7
Servicios Corporativos Sercor S.A.	96,925,430-1	Associates	Chile	Chilean pesos	30 days	4	4
Puerto de Lirquén S.A.	82,777,100-7	Associates	Chile	Chilean pesos	30 days	655	595
Compañía Puerto de Coronel S.A.	79,895,330-3	Associates	Chile	Chilean pesos	30 days	237	530
CMPC Maderas S.A.	95,304,000-K	Other related party	Chile	Chilean pesos	30 days	1,826	0
Sodimac S.A.	92,792,430-K	Other related party	Chile	Chilean pesos	30 days	45	0

Total						9,209	10,136

Related party transactions

Purchases

Name of Related Party	Corresponding ID No.	Nature of Relationship	Country of Origin	Currency Rate	Transaction Detail	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Abastible S.A.	91,806,000-6	Affiliate of shareholder	Chile	Chilean pesos	Fuel	2,897	2,500
Empresas Copec S.A.	90,690,000-9	Parent Company	Chile	Chilean pesos	Management service	272	294
Compañia de Petróleos de Chile S.A.	99,520,000-7	Affiliate of shareholder	Chile	Chilean pesos	Fuel and lubricant	71,424	69,638
Compañía Puerto de Coronel S.A.	79,895,330-3	Associates	Chile	Chilean pesos	Transport and stowage	4,100	4,390
Codelco Chile	61,704,000-k	Indirect	Chile	Chilean pesos	Supplies	1,367	2,186
Dynea Brasil S.A.	—	Associates	Brazil	Real	Chemical products	9,695	27,596
Dynea Brasil S.A.	—	Associates	Brazil	Real	Melamine paper	5,466	18,917
Eka Chile S.A.	99,500,140-3	Associates	Chile	Chilean pesos	Sodium chlorate	39,338	57,340
Eka Chile S.A.	99,500,140-3	Associates	Chile	Chilean pesos	Supplies	0	547
Forestal del Sur S.A.	79,825,060-4	Indirect	Chile	Chilean pesos	Wood and logs	1,087	1,145
Portaluppi, Guzmán y Bezanilla Abogados	78,096,080-9	Other related party	Chile	Chilean pesos	Legal services	1,344	1,480
Puerto de Lirquén S.A.	82,777,100-7	Associates	Chile	Chilean pesos	Port services	7,049	8,162
Empresa Nacional de Telecomunicaciones S.A.	92,580,000-7	Asociates	Chile	Chilean pesos	Telephone services	252	224
Sodimac S.A.	96,792,430-k	Associates	Chile	Chilean pesos	Other purchases	248	5
CMPC Maderas S.A.	95,304,000-k	Indirect	Chile	Chilean pesos	Logs and fixed asset	49	325
Forestal Mininco S.A.	91,440,000-7	Indirect	Chile	Chilean pesos	Logs and others	705	116
CMPC Celulosa S.A.	96,532,330-8	Indirect	Chile	Chilean pesos	Other purchases	893	125

Sales

Name of Related Party	Corresponding ID No.	Nature of Relationship	Country of Origin		Transaction Detail	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Colbún S.A.	96,505,760-9	Indirect	Chile	Chilean pesos	Electrical power	2,418	12,342
Colbún S.A.	96,505,760-9	Indirect	Chile	Chilean pesos	Other sales	9,179	118
Dynea Brasil S.A.	—	Associates	Brazil	Real	Management service	160	529
Dynea Brasil S.A.	—	Associates	Brazil	Real	Fuel	259	682
Eka Chile S.A.	99,500,140-3	Associates	Chile	Chilean pesos	Electrical power	26,277	19,580
Sodimac S.A.	96,792,430-k	Indirect	Chile	Chilean pesos	Wood	35,873	29,688
Stora Enso Industria de Papel S.A.	—	Associates	Brazil	Real	Wood	8,839	7,457
Forestal del Sur S.A.	79,825,060-4	Indirect	Chile	Chilean pesos	Woodchip	26,985	16,689
Forestal Mininco S.A.	91,440,000-7	Indirect	Chile	Chilean pesos	Wood	2,061	823
CMPC Celulosa S.A.	96,532,330-8	Indirect	Chile	Chilean pesos	Inputs	4,567	192
Cartulinas CMPC S.A.	96,731,890-6	Indirect	Chile	Chilean pesos	Pulp	16,225	0

NOTE 14. CONSOLIDATED FINANCIAL STATEMENTS (IAS 27)

Subsidiaries are all entities over which Arauco has the power to manage financial and operational policies. This generally means holding more than one half of the voting rights of such entities. Stock held in an entity and the effect of the potential voting rights that are currently being exercised or converted are considered when evaluating whether the Company controls another entity. Subsidiaries are consolidated as of the date on which control is transferred to the Company, and are excluded when control is terminated.

Arauco applies the purchase method to record a business combination. Acquisition cost is the fair value of assets delivered, of equity instruments issued and of the liabilities incurred or committed at the date of exchange, plus all direct costs attributable to the acquisition. Identifiable acquired assets and liabilities as well as the contingencies committed to in business combinations are initially recognized at fair value at the date of acquisition, despite minority interest scope. Excess of acquisition cost over the Fair Value of the Company’s share of the identifiable net assets acquired is recorded as goodwill. If this is less than Fair Value of the net assets of the subsidiary acquired, the difference is recognized directly in the statement of income.

All intercompany transactions, accounts receivable, accounts payable and intercompany unrealized income are eliminated.

Disclosure of Subsidiary Investments

On June 28 and July 14, 2010 the Alto Paraná subsidiary made two additional capital contributions to the brasilian society Empreendimentos Florestais Santa Cruz Ltda. The first amount of ThReal$17,150 (ThU.S.$9,649), and the second one in the amount of ThReal$880 (ThU.S.$502). The abovementioned investments were done as part of the expansion policy of the business throughout the acquisition of forest assets in Brazil. That operation will be carried out by the related society Catan Empreendimentos e Participaçiónes S.A., of which, Empreendimentos Florestais Santa Cruz Ltda. and Arauco Forest Brasil S.A. owns the 25.24% and 74.76%, respectively.

On February 2, March 12, May 10 and July 9, 2010 capital contributions amounted to ThU.S.$2,000 each one, were made to the associated company Inversiones Puerto Coronel S.A.

On March 15, 2010 Arauco, through its subsidiary Placas do Paraná S.A. (now Arauco do Brasil S.A.) made a contribution of ThU.S.$15,000 to acquire 50% of the shares of Dynea Brasil S.A. This resulted in Placas do Paraná S.A. (now Arauco do Brasil S.A.) holding 100% of participation in Dynea Brasil S.A. This investment generated negative goodwill of ThU.S.$1,113 presented in the income statement under Other income (loss).

Dynea Brasil S.A. was merged by Placas do Paraná S.A. in April, 2010.

On January 4, 2010, the societary reorganization was approved as a consequence of the merging by absorption done by the subsidiary Alto Paraná S.A, of Faplac S.A. and Flooring S.A. effective last January 1, 2010.

On 26 August, 2009, Placas do Paraná S.A., Arauco’s Brazilian subsidiary, acquired 100% shares of the company Tafisa Brasil SA (now Arauco do Brasil S.A.) through a purchase agreement signed with SCS Beheer, B.V. and Tafiber-Tableros de Fibras Ibéricos, S.L., subsidiaries of Sonae Indústria, SGPS, S.A. Placas do Paraná S.A. paid ThU.S.$166,977 for Tafisa Brasil S.A.’ shares. As of December 31, 2009, goodwill was estimated to be ThU.S.$56,657. The acquisition of this partnership will allow Arauco to strengthen its presence in the Brazilian market for fiberboards, where it is already involved through Placas do Paraná S.A.

On January 1, 2010, Placas do Paraná S.A. was merged with Arauco do Brasil S.A.

On June 30, 2009, Arauco through its subsidiary Arauco Internacional S.A., acquired 80% of Savitar (Forestal Talavera S.A.) for ThU.S.$10,131. Previously, on March 28, 2008, through its subsidiary Faplac S.A., Arauco Internacional S.A. acquired 20% of Savitar. This acquisition generated an income of ThU.S.$701 presented in the Consolidated Statements of Income under Other income (loss).

The following tables detail the fair value of the assets and liabilities acquired at the acquisition date, as disclosed in Note 4:

Dynea Brasil S.A.	03/15/2010 ThU.S.$
Cash	8,023
Trade accounts receivable	3,621
Inventory	4,535
Property, plant and equipment	29,212
Deferred income tax	140
Other assets	933

Total Assets	46,464

Trade payables	6,707
Deferred income tax	8,267
Other liabilities	854

Total Liabilities	15,828

Tafisa S.A.	08/26/2009 ThU.S.$
Cash	2,891
Trade accounts receivable	29,141
Inventory	19,699
Property, plant and equipment	253,407
Deferred income tax	26,133
Other assets	7,949

Total Assets	339,220

Bank loans	26,799
Trade payables	32,306
Deferred income tax	54,341
Provisions(*)	31,250
Other liabilities	84,204

Total Liabilities	228,900

(*)	corresponds to legal provisions (see Note 18)

Savitar (Forestal Talavera S.A.)	06/30/2009 ThU.S.$
Cash	106
Trade accounts receivable	116
Property, plant and equipment	15,302
Biological assets	3,113
Other assets	278

Total Assets	18,915

Trade payables	505
Deferred income tax	5,888
Other liabilities	49

Total Liabilities	6,442

Goodwill and negative goodwill for investments presented in the tables above is as follows:

2010	Dynea ThU.S.$
Paid value	15,000
50% acquired in previous years	14,523
Fair value of assets and liabilities acquired	(30,636)
Negative goodwill	(1,113)

2009	Tafisa ThU.S.$	Savitar ThU.S.$
Paid value	166,977	10,131
20% acquired in 2008	0	1,641
Fair value of assets and liabilities acquired	110,320	12,473
Goodwill (Negative goodwill)	56,657	(701)

Details of the subsidiaries are set out in Note 13.

Summarized financial information of major subsidiaries of Arauco:

Significant subsidiary	Aserraderos Arauco
Country of incorporation	S.A. Chile
Functional currency	U.S. Dollar
Percentage of participation	99.9992%

	12/31/2010
	Assets ThU.S.$	Liabilities ThU.S.$
Current subsidiary	397,995	71,576
Non-current of subsidiary	245,817	19,535
Total subsidiary	643,812	91,111

	12/31/2009
	Assets ThU.S.$	Liabilities ThU.S.$
Current subsidiary	302,576	35,901
Non-current of subsidiary	234,402	18,368
Total subsidiary	536,978	54,269

	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Income of subsidiary	525,587	399,227
Expenses of subsidiary	(456,390)	(389,699)
Net Gain (loss) of subsidiary	69,197	9,528

Significant subsidiary	Paneles Arauco S.A.
Country of incorporation	Chile
Functional currency	U.S. Dollar
Percentage of participation	99.9992%

	12/31/2010
	Assets ThU.S.$	Liabilities ThU.S.$
Current subsidiary	451,136	51,677
Non-current of subsidiary	314,987	86,999
Total subsidiary	766,123	138,676

	12/31/2009
	Assets ThU.S.$	Liabilities ThU.S.$
Current subsidiary	367,666	44,467
Non-current of subsidiary	308,499	85,605
Total subsidiary	676,165	130,072

	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Income of subsidiary	574,697	463,720
Expenses of subsidiary	(494,378)	(418,640)
Net Gain (loss) of subsidiary	80,319	45,080

Significant subsidiary	Arauco Internacional S.A.
Country of incorporation	Chile
Functional currency	U.S. Dollar
Percentage of participation	99.9986%

	12/31/2010
	Assets ThU.S.$	Liabilities ThU.S.$
Current subsidiary	43,804	1,931
Non-current of subsidiary	1,954,721	2,220
Total subsidiary	1,998,525	4,151

	12/31/2009
	Assets ThU.S.$	Liabilities ThU.S.$
Current subsidiary	33,259	440,632
Non-current of subsidiary	1,701,745	2,377
Total subsidiary	1,735,004	443,009

	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Income of subsidiary	100,441	140,075
Expenses of subsidiary	(22,559)	(18,453)
Net Gain (loss) of subsidiary	77,882	121,622

Significant subsidiary	Forestal Arauco S.A.
Country of incorporation	Chile
Functional currency	U.S. Dollar
Percentage of participation	99.9248%

	12/31/2010
	Assets ThU.S.$	Liabilities ThU.S.$
Current subsidiary	9,311	313,024
Non-current of subsidiary	2,917,877	337
Total subsidiary	2,927,188	313,361

	12/31/2009
	Assets ThU.S.$	Liabilities ThU.S.$
Current subsidiary	8,639	320,487
Non-current of subsidiary	2,900,808	290
Total subsidiary	2,909,447	320,777

	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Income of subsidiary	54,420	38,511
Expenses of subsidiary	(30,194)	(21,724)
Net Gain (loss) of subsidiary	24,226	16,787

NOTE 15. INVESTMENTS IN ASSOCIATES (IAS 28)

The following table shows information on Investments in Associates as of December 31, 2010 and December 31, 2009, respectively:

Name of Associate	Puerto de Lirquén S.A.
Country of Incorporation of Associate	Chile
Functional Currency	U.S. Dollar

Main Activities of Associate	Dock and warehousing operations for owned assets and third parties, loading and unloading of all classes of goods, as well as warehousing, transportation and mobilization operations
Percentage Share in Associate %	20.13809%

	12/31/2010	12/31/2009
Investment in Associate	ThU.S.$44,077	ThU.S.$41,341

Name of Associate	Inversiones Puerto Coronel S.A.
Country of Incorporation of Associate	Chile
Functional Currency	U.S. Dollar

Main Activities of Associate	Investments in movables and real estate, company acquisitions, securities and investment instruments, investment management and development and/or participation in businesses and companies related to industrial, shipping, forest and commercial activities.
Percentage Share in Associate %	50.00%

	12/31/2010	12/31/2009
Investment in Associate	ThU.S.$31,453	ThU.S.$24,435

Name of Associate	Servicios Corporativos Sercor S.A.
Country of Incorporation of Associate	Chile
Functional Currency	Pesos

Main Activities of Associate	Consulting services to Boards of Directors and Management of companies related to Business Management
Percentage Share in Associate %	20.00%

	12/31/2010	12/31/2009
Investment in Associate	ThU.S.$1,349	ThU.S.$1,263

Name of Associate	Dynea Brasil S.A.
Country of Incorporation of Associate	Brazil
Functional Currency	Real

Main Activities of Associate	a) Production and sale of resins; b) Paper Impregnation for panel coating and commercialization
Percentage Share in Associate %	Merged (see Note 14)	50.00%

	12/31/2010	12/31/2009
Investment in Associate	—	Th U.S.$14,514

Name of Associate	Stora Enso Arapoti Industria de Papel S.A.
Country of Incorporation of Associate	Brazil
Functional Currency	Real

Main Activities of Associate	Industrialization and commercialization of paper and cellulose, raw materials and by-products
Percentage Share in Associate %	20.00%

	12/31/2010	12/31/2009
Investment in Associate	ThU.S.$38,694	ThU.S.$36,851

Name of Associate	Genómica Forestal S.A.
Country of Incorporation of Associate	Chile
Functional Currency	Pesos

Main Activities of Associate	Developing forestry genomics, through the use of biotechnological, molecular and bioinformatic tools with the purpose of strengthening company genetic programs and improving the competitive position of the Chilean forestry industry for priority species.
Percentage Share in Associate %	25.00%

	12/31/2010	12/31/2009
Investment in Associate	ThU.S.$62	ThU.S.$31

Summarized financial Information of Associates

	12/31/2010
	Assets ThU.S.$	Liabilities ThU.S.$
Current assets	108,108	38,565
Non-current assets	390,685	10,523
Equity	0	449,705
Total Associates(*)	498,793	498,793

	12/31/2009
	Assets ThU.S.$	Liabilities ThU.S.$
Current assets	124,799	46,663
Non-current assets	377,004	21,324
Equity	0	433,816
Total Associates(*)	501,803	501,803

	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Ordinary income	261,860	254,620
Ordinary expenses	(255,704)	(236,045)
Net income (loss)(*)	6,156	18,575

(*)	Includes Investments in associates that do not qualify as Joint Ventures.

Movement in Investment in Associates and Joint Ventures

	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Investments in associates accounted for using the equity method, opening balance	476,101	141,590

Investment Changes in Associate Companies
Investment in Associates and joint ventures, Additions	62,559	266,210
Negative goodwill immediately recognized	1,113	36,170
Gain for incorporation in joint ventures	0	28,167
Equity in income (Loss) investments in associates	1,906	4,084
Equity in income (Loss) joint ventures	(9,599)	2,537
Dividends Received, Investments in Associates	(5,737)	(20,221)
Increase (Decrease) in foreign exchange translation of investment in associates	1,045	16,125
Other Increase (Decrease) in investment in associates	(29,184)	1,439

Changes in Associate Company Investments, Total	22,103	334,511

Investments in Associates accounted for using the equity method, closing balance	498,204	476,101

NOTE 16. INTERESTS IN JOINT VENTURES (IAS 31)

These investments are presented in the Consolidated Balance Sheet together with investments in associates and measured by using the equity method.

If a Joint Venture associate incurs negative equity as a result of legal or implicit obligations of its associate, or has made payments on behalf of its associate, then it must recognize a liability by reducing the value of the investment to zero until the associate generates income that would reverse the negative equity previously generated due to the losses.

Realized Investments

During the year ended December 31, 2010 there are no investments in joint ventures to disclose.

Investments in Uruguay during 2009

a) Stora Enso Amsterdam B.V.-Forestal Cono Sur S.A. joint venture

On October 1, 2009 Stora Enso Amsterdam B.V. (a subsidiary of the transnational Swedish-Finnish company Stora Enso Oyj) agreed to provide 100% of the shares of Stora Enso Uruguay S.A, to Forestal Cono Sur S.A., a subsidiary of Arauco in Uruguay at that date and Arauco agreed to provide 50% of the shares of Forestal Cono Sur S.A. to Stora Enso Amsterdam B.V., resulting in a change of control of this subsidiary. Hence, Arauco has a 50% of participation in Forestal Cono Sur S.A. For accounting purposes, Arauco elected to early adopt IAS 27R “Consolidated and Separate Financial Statements” and recorded an income as a result of the incorporation of the joint venture of ThU.S.$ 28,167, which is presented in the Financial Income Statement in the line Other income (loss).

b) Arauco Internacional S.A.-Stora Enso Amsterdam B.V. joint venture

On October 16, 2009, Arauco, through its subsidiary Arauco Internacional S.A, acquired, jointly and in equal parts with the Finnish-Swedish multinational company Stora Enso Oyj (Stora Enso), through its subsidiary Stora Enso Amsterdam B.V., the following subsidiaries in Uruguay from the Spanish Grupo Empresarial ENCE, S.A. (“Ence”): Eufores S.A. (along with its subsidiaries El Esparragal Asociación Agraria de Responsabilidad Ltda.,

and Terminal Logística e Industrial M’Bopicuá S.A), Celulosa y Energia Punta Pereira S.A. and Zona Franca Punta Pereira S.A. The 50% paid by Arauco amounted to ThU.S.$116,279, which generated an income of ThU.S.$36,170.

The following table details the income recognized upon acquisition:

Grupo Ence ThU.S.$
Equity at fair value at purchase date	304,898

50% of participation purchased by Arauco	152,449
Consideration paid	116,279
Negative goodwill immediately recognized	36,170

The assets and liabilities at fair value at the respective operations date, are presented in the following tables:

Forestal Cono Sur S.A. Consolidated	10/01/2009 ThU.S.$
Cash	187
Trade and Other receivables	6,157
Inventories	1,522
Property, plant and equipment	199,657
Biological assets	52,805
Other assets	4,171

Total Assets	264,499

Trade payables	2,481
Deferred taxes	1,656
Other liabilities	3,744

Total liabilities	7,881

Ence Group	10/16/2009 ThU.S.$
Cash	3
Trade and Other receivables	52,892
Inventories	7,285
Property, plant and equipment	254,040
Biological assets	136,437
Other assets	5,041

Total Assets	455,698

Bank loans	37,013
Trade and Other payables	108,432
Deferred taxes	170
Other liabilities	4,493

Total liabilities	150,108

The main assets acquired from Ence are: 130,000 hectares of land (of which 73,000 hectares are forestry plantations and 6,000 hectares are under agreements with third parties); one industrial site, the necessary environmental permits for the construction of a pulp mill; a river terminal; one chip producing mill, and one nursery.

All these assets are added to the land and plantations that Stora Enso and Arauco control through a joint venture in Uruguay, which currently maintains forestry equity of approximately 254,000 hectares of land, of which 135,740 hectares are planted.

At a later date, as mentioned in above paragraphs, during 2009, Arauco made contributions to Forestal Cono Sur S.A. and Ence Group that amounted to ThU.S.$2,000 and ThU.S.$10,000, respectively. In 2010, Arauco made capital contributions to these companies of a total of ThU.S.$39,559.

The investments in Uruguay mentioned above qualify as joint ventures because of existing contracts that stipulate that both Arauco and Stora Enso maintain joint control of such investments.

Furthermore, Arauco holds a 50% share in Eka Chile S.A. (“Eka”), a company that sells sodium chlorate to cellulose plants in Chile. A contractual agreement in effect between and Arauco and this company has permitted Arauco and Eka to initiate certain joint venture activities.

Summary Financial Information of significant investments in Joint Ventures

	12/31/2010		12/31/2009
Forestal Cono Sur S.A. (consolidated)	Assets ThU.S.$	Liabilities ThU.S.$	Assets ThU.S.$	Liabilities ThU.S.$
Current	13,735	4,792	5,392	3,122
Non-Current	274,224	13,060	259,307	1,726
Equity	0	270,107	0	259,851
Total Joint Venture	287,959	287,959	264,699	264,699

Investment	135,054		129,925

	12/31/2010		12/31/2009
Income	3,372		1,252
Expenses	(9,337)		(2,045)
Joint Venture Net Incomr (Loss)	(5,965)		(793)

	12/31/2010		12/31/2009
Eufores S.A. (consolidated)	Assets ThU.S.$	Liabilities ThU.S.$	Assets ThU.S.$	Liabilities ThU.S.$
Current	26,252	31,120	31,539	61,752
Non-Current	415,532	23,358	404,459	22,742
Equity	0	387,306	0	351,504
Total Joint Venture	441,784	441,784	435,998	435,998

Investment	193,653		175,752

	12/31/2010		12/31/2009
Income	43,298		5,885
Expenses	(51,318)		(5,029)
Joint Venture Net Income (Loss)	(8,020)		856

	12/31/2010		12/31/2009
Eka Chile S.A.	Assets ThU.S.$	Liabilities ThU.S.$	Assets ThU.S.$	Liabilities ThU.S.$
Current	19,546	6,582	30,612	6,325
Non-Current	31,524	3,768	33,475	3,942
Equity	0	40,720	0	53,820
Total Joint Venture	51,070	51,070	64,087	64,087

Investment	20,360		26,910

	12/31/2010		12/31/2009
Income	42,467		61,866
Expenses	(45,454)		(57,210)
Joint Venture Net Income (Loss)	(2,987)		4,656

NOTE 17. IMPAIRMENT OF ASSETS (IAS 36)

The recoverable amount of tangible assets is measured whenever there is an indication that the asset may have suffered deterioration of its value. Among the factors to consider as evidence of impairment are the diminution in market value of assets, significant changes in the technological environment, obsolescence or physical impairment of assets and changes in the way the asset is used or expected to be used (which could involve its disuse). Arauco evaluates at the end of each reporting period whether there is any evidence of the factors above mentioned.

For this evaluation, assets are grouped into the smallest group of assets that generates cash inflows independently.

At the end of this accounting period, there were impairment indicators resulting of the following information:

Effect from economic crisis

The decrease in demand for sawn timber products due primarily to the credit crisis and the continued downturn in the real estate market in the United States have led Arauco to decide to permanently close during the fiscal year 2009 and 2008, and during first months of 2010 Arauco had stopped activities of the following sawmills: La Araucana, Escuadrón, Lomas Coloradas, Coronel, Coelemu, Horcones II, and the remanufacturing plant Lomas Coloradas. All closed facilities are located in Chile.

During May 2010, Horcones II plant started to operate again and in June the Plant of Coronel was sold. By the continuing investment in equipments and technologies and more intensive use of our facilities, an important part of the production capacity of the plants have been supplied, and determined that the closure of Araucana, Escuadron, Aserradero Lomas Coloradas, Coelemu and Remanufacturas Lomas Coloradas plants is considered as permanent. To the closing date of these Consolidated Financial Statements, the assets associated with these plants located in Chile are classified as Assets held for sale, as mentioned in Note 22.

Due to the complex market situation since the beginning of 2009 that came through Bosseti sawmill operation located in Argentina, the Company decided to close it in December 2010 and to adapt its operational structure to the reality of the business, converting the operation using its land and buildings as a logistic center. At December 31, 2010, the Company registered ThU.S.$2,000 as impairment provision related with machinery and installations which there is even no decision about their destination.

The recoverable value of the permanently closed facilities was determined based on sales estimates and residual value, making the corresponding provision in the event that the recoverable value is less than the book value. These estimates were made by both external and internal evaluators.

Effect from the earthquake

Immediately after the earthquake that impacted the southern central region of Chile on February 27, 2010, area in which the Company maintains its industrial operations, all of our production units applied their contingency plans, which involved shutting down operations and evaluating the damage caused to each facility by the earthquake.

Mutrún sawmill located in Constitución was destroyed by floodwaters. This facility represented a 6% of the Arauco’ saw timber production capacity in Chile.

Arauco’s industrial facilities, 34 in Chile, have resumed their activities in the shortest time possible. As of the date of this Financial Statement, all of its facilities are operating including line II of the Arauco Pulp Mill from February, 2011.

The suspension of the Company’s operations in Chile resulted in a decrease in sales volumes and adverse effects on the result of the Company.

Insurances

Damages caused by the earthquake are adequately covered by the following insurance policies:

•	All risk of physical assets and income (loss)

•	All transport risk and all inventory losses

•	Residential Fire

•	All construction risk

Financial Statement as of December 31, 2010 includes:

U.S.$99 million registered under Trade and Other Receivables for future compensations, associated with physical damages (U.S.$80 million) and operational costs (U.S.$19 million).

These Consolidated Financial Statements include a payment compensation amounting to U.S.$285 million, basically associated with physical damages (U.S.$105 million) and operational costs and losses caused by downtime (U.S.$180 million).

Related expenses to the damaged produced by the earthquake has been recognized at the moment when events occurred, but accounts receivable from insurance companies related to this expenses, and the effects of the downtime of the plant as a consequence of this event, are recognized only when this charges are virtually certain.

Cash-Generating Unit with Impaired Assets

Information on Impaired Assets as of December 31, 2010 and December 31, 2009 respectively:

Type of Impaired Asset	Saw mill
Principal Segment to be reported, Cash-generating Unit	Sawn Timber
Terms and Conditions used to Determine Fair Value Less Sales Costs	Internal and Third party assessments
Key Assumptions Used to Determine Recoverable amounts	Fair value less sales cost

Impairment	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
La Araucana Saw Mill	0	498
Escuadrón Saw Mill	0	1,285
Lomas Coloradas Saw Mill	0	937
Coronel Saw Mill	0	3,167
Coelemu Saw Mill	0	99
Bosseti Saw Mill	2,000	0
Remanufactura Lomas Coloradas Plant	0	0
Total impairment of Cash-generating unit	2,000	5,986

Disclosure of Asset Impairment

Information on Impairment of Property, plant and equipment due to technical obsolescence and damages from the earthquake and tsunami as of December 31, 2010 and December 31, 2009:

Disclosure of Asset Impairment
Principal classes of Assets affected by Impairment and Reversion Losses	Machinery and Equipment
Principal Facts and Circumstances that lead to Recognizing Impairment and Reversions losses	Technical Obsolescence

	12/31/2010	12/31/2009
Information relevant to the sum of all impairment	ThU.S.$2,682	ThU.S.$2,536

Disclosure of Asset Impairment
Principal classes of Assets affected by Impairment and Reversion Losses	Buildings and Structures Machinery and Equipment Other assets
Principal Facts and Circumstances that lead to Recognizing Impairment and Reversions losses	Earthquake and tsunami

	12/31/2010	12/31/2009
Information relevant to the sum of all impairment	ThU.S.$144,207	—

The following tables show information on the Impairment provision on Property, plant and equipment as of December 31, 2010:

Property, plant and equipment provision	ThU.S.$
Opening balance at 01-01-2010	8,522
Increased provision (earthquake damages)	149,601
Impairment reversion(1)	(2,455)
Impairment reversion for sale	(3,034)
Impairment reversion for Assets held for sale	(3,745)

Closing balance at 12-31-2010	148,889

(1)	Aserraderos Mutrún assets that were write-off.

Goodwill

Goodwill is allocated to the groups of cash-generating units that generate such goodwill. The goodwill generated by the investment in Arauco do Brazil (formerly Tafisa) was assigned to the Pien panel segment plant. The recoverable amount of the cash-generating unit was determined based on calculations of its value in use. For this calculation we used the projected cash flows based on the operational plan approved by the management covering a period of 10 years, applying a discount rate of 10%, which does not exceed the long-term average growth rate for the panel segment in Brazil. At December 31, 2010 this goodwill amounted to ThU.S.$63,374 (ThU.S.$60,642 at December 31, 2009). The variation is due only to the conversion adjustment to Real, which is the functional currency for the subsidiaries in Brazil, therefore, there has been no impairment provision.

NOTE 18. PROVISIONS, CONTINGENT ASSETS AND CONTINGENT LIABILITIES (IAS 37)

Lawsuits or other Legal Proceedings

Discussed below are causes for contingent liabilities that Arauco deems relevant to report:

1) (i) On October 8, 2007, the Federal Administration of Public Income (Administración Federal de Ingresos Públicos) (“AFIP”) initiated an ex oficio procedure against the Company’ Argentine affiliate Alto Paraná S.A. (“APSA”) questioning whether APSA erred in deducting from its income tax liability certain expenses, interest payments and exchange rate differences generated by Private Negotiable Obligations which were issued by APSA in 2001 and paid in 2007.

On November 20, 2007, APSA submitted a counterclaim to the claims presented by AFIP, completely rejecting all AFIP’s allegations and asserting legal arguments that justify its actions in the determination of its tax burden.

On December 14, 2007, AFIP notified APSA that its counterclaim had been dismissed, thus issuing an ex-oficio ruling and ordering the payment, within 15 working days, of the calculated income tax difference for the 2002, 2003 and 2004 fiscal years, which includes the principal amount owed, interest and fines.

On February 11, 2008, APSA appealed the aforementioned ruling before the National Tax Court (Tribunal Fiscal de la Nación) (“TFN”).

On February 8, 2010, APSA was notified of TFN’s ruling, which confirmed the ruling issued by AFIP, with court expenses, based on arguments different from those that justified AFIP’s ex-oficio decision. This decision by the TFN extinguished the administrative process. As a result, the Company’s only remaining option was to pursue a remedy before the Contentious Administrative Matters Federal Appeals Court (Cámara de Apelaciones en lo Contencioso Administrativo Federal) (“CACAF”) and, subsequently, the National Supreme Court of Justice (Corte Suprema de Justicia de la Nación).

On February 15, 2010, APSA appealed before the CACAF, making all necessary submissions with the purpose of attaining a revocation of the contested decision. APSA paid litigation fees (tasa de justicia) in the amount of $5,886,053 Argentine Pesos (ThU.S.$1,481 at December 31, 2010).

On March 18, 2010, the CACAF, issued a court decree in which it ordered the AFIP to refrain from requesting the blocking of preventive interim relief measures, administratively demanding payment, issuing debt invoices, or initiating judicial collection actions, including seizure of property and other enforcement measures, against APSA until CACAF reaches a decision on APSA’s request for precautionary measures.

On May 13, 2010, the Federal Appeal Court decided to accept the precautionary ruling requested by APSA, ordering to suspend the enforcement of the AFIP resolution until the final decision on this matter. This precautionary ruling was granted by the Federal Appeal Court subject to the granting of a corresponding bond. On May 19, 2010, APSA filed with the Appeal Court a surety policy issued by Zurich Argentina Cía. de Seguros S.A. After some precisions made by APSA on the abovementioned policy, on June 2, 2010, the Federal Appeal Court accepted this surety filed by APSA and ordered to notify the precautionary ruling granted to the AFIP. On June 4, 2010 the AFIP was notified on this precautionary ruling, which is final since June 22, 2010.

In spite of the TFN’s ruling, the opinion issued by APSA’s external counsel continued to be that APSA has proceeded in a lawful manner in deducting the amount questioned by the State. External counsel maintains that there is a good chance that the TFN’s ruling will be overruled and that the AFIP’s ex-oficio decision will be rendered without effect. Due to the above, no provisions have been recognized for the periods in which the Negotiable Obligations were in force.

(ii) Within the course of this case’s proceedings, and particularly regarding payment of the litigation fees (tasa de justicia) before the TFN, on July 18, 2008, the Examining Officer ordered APSA to pay $10,447,705 Argentine Pesos (ThU.S.$2,629 at December 31, 2010) as payment of Tasa de Actuación (Litigation Fee) before the TFN. On August 14 2008, APSA filed a petition with the court requesting that this order be reconsidered, or in the alternative, rejected on the grounds that the requested amount was unreasonable. APSA provided evidence that it had paid $1,634,914 Argentine Pesos (ThU.S.$411 at December 31, 2010), considering that this was the actual amount due, pursuant to Law, for the Tasa de Actuación (Litigation Fee). On April 13, 2010, the First Courtroom of the CACAF denied APSA’s appeal. On April 26, APSA filed an ordinary appeal against the latter decree before the Supreme Court of the Justice, the resolution of which is still pending. In order to avoid having the appeal denied by the Appeals Court or it being declared inadmissible by the Supreme Court of Justice, and to properly defend APSA’s rights, an extraordinary appeal was filed on May 6, 2010. Based on their analysis of the grounds underlying the appeal, APSA’s counsel has an optimistic view of the case.

2. With regard to Valdivia Mill of the Company, various criminal proceedings have been filed at the corresponding Warranty Court (Tribunal de Garantía), relating to alleged environmental violations that were allegedly committed as a result of operations at said Mill. All criminal proceedings have been addressed through a single investigation. The complaints relate to stipulations indicated in Article 291 of the Criminal Code (Código Penal), Article 136 of the Fishing Law (Ley de Pesca) and Article 38 of the National Monuments Law (Ley de Monumentos Nacionales).

The Public Prosecution Offices (Ministerio Público) closed the investigation and decided not to persist with it. The Warranty Court called the parties to a hearing to communicate this decision of the Public Prosecution Office. On October 18, 2010, at a hearing held before the Warranty Court of San Jose de la Mariquina, the Prosecutor in charge of the investigation announced that the Public Prosecution Office would not continue with the investigation due to the lack of a factual basis for the charges. Such decision was then announced officially by the Court, and it was not challenged.

3. With regard to the Valdivia Mill, on April 27, 2005, the National Defense Council (Consejo de Defensa del Estado) filed a civil lawsuit against the Company for reparation of environmental harm and indemnification before the First Civil Court of Valdivia (Primer Juzgado Civil de Valdivia) (Rol 746-2005).

The Company filed its response, arguing that it is not responsible for the environmental damages and therefore that the indemnification payments as well as the alleged reparation, are inadmissible. This proceeding is still pending, having terminated the period in which the parties are allowed to gather and submit evidence. Currently, Court is waiting for experts’ reports requested by the Court.

4. With respect to the Valdivia Plant, on March 26, 2010, eleven indigenous communities, located in the borough of San José de la Mariquina, filed a constitutional action (Recurso de Protección) against the Regional Environmental Commission of the Los Ríos Region, in connection with the Exempted Resolution Nº 027 dated February 24, 2010 that favorably qualified the Environmental Impact Study of the project known as “Conduction and Ocean Discharge System for Treated Emissions from the Valdivia Plant”, the holder of which is the Company. This action is based on the grounds of alleged constitutional, legal, and regulatory infractions incurred in by said Resolution, as well as an alleged lack of surveillance and enforcement, acts and omissions, all of which would purportedly violate the constitutional rights set forth in Article 19, numbers 2, 6, 8 and 21 of the Political Constitution of Chile, namely, equality under the Law, freedom of worship, freedom to live in a pollution-free environment, and the right to freely engage in economic activities. The plaintiffs are demanding that the Resolution mentioned above be declared unenforceable.

The constitutional action mentioned above was unanimously rejected by the Court of Appeals of Valdivia on May 26, 1010.

On June 1, 2010, the plaintiffs filed an appeal before the Supreme Court. On October 14, 2010 the Supreme Court confirmed the veredict of the Court of Appeals rejecting the constitutional action (Recurso de Protección). This judgment is just firm and enforceable. The process is finished.

5. With regard to the Nueva Aldea Mill, on December 21, 2007, the Company was notified of nine similar complaints. Eight complaints are directed against Echeverría Izquierdo Montajes Industriales S.A., as employer, and against Arauco, as subsidiarily responsible, and also against the Company directly. The other complaint is directed against Mr. Leonel Enrique Espinoza Canales, as employer, against Arauco, as subsidiarily responsible, and also against Arauco directly.

The complaints request that all plaintiffs (72 plaintiffs in total) be indemnified for the damages that they allegedly suffered as a result of an accident in which three persons working for the contractor Echeverría Izquierdo Montajes Industriales S.A. were allegedly involved. This contractor was undertaking construction work at the Nueva Aldea Pulp Mill in December 2005. These three workers allegedly suffered irradiation from handling certain equipment and materials belonging to a subcontractor of Echeverría Izquierdo Montajes Industriales, S.A. After being notified of these complaints, the Company opposed them on the basis of lack of jurisdiction, and, answered the principal complaints, arguing that they are invalid for failure to state a claim. The Company also responded to the secondary complaints made directly against the Company, requesting that they be rejected for lacking any merit. All these demands have been consolidated into a single action, for which a trial is currently underway.

Based on these same events, on January 29, 2008, the Company was notified of an action for damages due to a work accident filed by Mr. Fernando Vargas Llanos, against his former employer Inspección Técnica y Control de Calidad Limitada (ITC), the construction company Echeverría Izquierdo Montajes Industriales S.A. and against the Company. The complaint requests that Mr. Vargas be indemnified for the damages that he allegedly suffered as a result of the events that took place in December 2005.

Notified of said complaint, the Company opposed it on the basis of lack of jurisdiction, and, answered the principal complaint stating that it should be dismissed for lacking any merit. On July 20, 2009 the Court dismissed the complaint on the grounds that the plaintiff had ceased in his procedural activity for more than six months, which decision was then challenged by the plaintiff. The Appeals Court subsequently overruled the dismissal, rejecting the lower court’s argument of abandonment. Therefore, resumed the processing of this case, a hearing was set for conciliation and testing for the day January 25, 2011.

Finally, based on these same events, on November 10, 2009 the Company was notified of a labor complaint, on a general application procedure, claimed by 14 ex-employees of Echeverría Izquierdo Montajes Industriales S.A. construction company, against the latter as a principal complaint, and against Arauco as subsidiarily responsible, based on emotional distress suffered due to alleged exposure to a radioactive isotope during the accident that occurred in Planta Nueva Aldea on December 14 and 15, 2005. The Court denied the complaint based on the applicable statute of limitation. The plaintiff then appealed such resolution, which appeal remains pending. On October 21, 2010 hearing was held for trial, where the Court decided to reject the plea raised and allow the plea of prescription. Both the plaintiffs and Echeverría appealed to such a resolution. On November 16, 2010 joined the appeal to the Court of Appeals Chilllán, Docket 66-2010, being currently in table.

Considering that the position of the Company is supported by solid legal arguments, there is a reasonable likelihood of a favorable outcome for the Company.

6. On August 25, 2005, the Chilean Servicio de Impuestos Internos (the “Chilean IRS”) issued tax calculations No. 184 and No. 185 of 2005 objecting to certain capital reduction transactions effected by Arauco on April 16, 2001 and October 31, 2001, and furthermore, requested reimbursement from the Company for amounts returned to it in respect of certain claimed tax losses. On November 7, 2005, the Company requested a Review of the Supervision Action (Revisión de la Actuación Fiscalizadora, or “RAF”), which is an administrative review of the tax action brought by the Chilean IRS, and subsidiarily, a claim was filed against the abovementioned tax calculations No. 184 and 185 of 2005. The RAF was resolved on January 9, 2009 by the Chilean IRS, which resolution, however, only partially sustained the Company’s request. In response, the Company filed an additional complaint with regard to the portion of the RAF that was not granted by the administrative review. On February 19, 2010, the Court took note of the Company’s request; therefore the IRS should inform to the Court on this request. As of the date of issuance of these financial statements, the investigation in respect of this complaint is pending.

Considering that the position of the Company is supported by solid legal arguments, there is a reasonable likelihood of a favorable outcome for the Company.

7. On January 26, 2011, Forestal Celco S.A. was notified of a civil lawsuit filed by Hans Fritz Muller Knoop against Cooperativa Eléctrica de Chillán Limitada and against Forestal Celco S.A. The lawsuit aims to make both companies jointly and severally liable for compensation of alleged material damages suffered as a result of a fire that occurred on January 12, 2007 on the El Tablón county property, which belongs to Forestal Celco S.A.

The deadline for Forestal Celco S.A. answer this lawsuit is still pending.

8. On April 14, 2009, Forestal Celco S.A. was notified of a civil lawsuit filed by Mario Felipe Rojas Sepúlveda on behalf of Víctor Adrián Gavilán Villarroel against Cooperativa Eléctrica de Chillán Limitada and against Forestal Celco S.A. The lawsuit aims to make both companies jointly and severally liable for compensation of alleged material damages suffered as a result of a fire that occurred on January 12, 2007 on the El Tablón county property, which belongs to Forestal Celco S.A.

On April 30, 2009 Forestal Celco S.A. filed objections pointing to defects in the demand. The plaintiff rectified the defects, and the Company replied to the demand. To date, the parties are summoned to hear sentence. Consequently, the judgment is pending.

9. On December 1, 2007, Forestal Celco S.A. was notified of a civil lawsuit filed by Marcela Larraín Novoa on behalf of Nimia del Carmen Alvarez Delgado against Patricia del Carmen Muñoz Zamorano and Forestal Celco S.A. This lawsuit seeks to reclaim an 88% share of the rights to the “Loma Angosta” property, which has a surface area of 281.89 hectares. This property was purchased by Forestal Celco S.A. from Patricia del Carmen Muñoz Zamorano in 1994. To date, Patricia del Carmen Muñoz Zamorano has not yet been notified of this action.

As a result on May 18, 2008, the Company filed a motion to correct the claim, which was allowed and accepted by the Court. As of this date, the plaintiff has not corrected the defects of its claim finding the cause pending.

10. On November 17, 2003, Bosques Arauco S.A., an affiliate of the Company, was notified of a property restitution claim brought by Ms. Celmira Maria Curin Tromo, whom requested the restitution of certain real estate, its profits and damages in a Special Indigenous Lawsuit, claming that she is the sole and exclusive owner of the 5.5 hectares of land, which has allegedly been exploited by Bosques Arauco S.A., in blatant disregard of her property interest. On June 6, 2008, the first instance decision was issued, denying the claim. The decision was appealed and the Ilustrísima Corte de Apelaciones de Temuco (High Court of Appeals of Temuco) overturned the decision on January 6, 2009, finding in favor of the plaintiff with regard to every portion of the claim and ordering the restitution of the land, along with all profits and damages caused by Bosques Arauco S.A. to the land, the assessment of which was deferred to the decision’s execution phase.

On October 28, 2009, the plaintiff requested the execution of the ruling with notice to the defendant. Aside from the restitution of the property and its products, the plaintiff also requested damages for the pain and suffering she had allegedly personally endured. After being notified of the request, Bosques Arauco S.A., in turn, requested that this request be nullified on the ground that the alleged pain and suffering was not an issue in the judicial proceedings and, hence, that the ruling should not include any such damages. The court rejected the incidence, proceeding to dictate the corresponding burden of proof, ordering notice by ballot.

11. On November 28, 2008, Alto Paraná S.A. (APSA) was notified of Resolution 212 issued by the Argentine Central Bank (BCRA) on November 19, 2008, by which the BCRA ordered Indictment No. 3991 questioning the timely liquidation of certain foreign currency with respect to APSA’s export proceeds. APSA responded to the charges in a timely and correct manner.

As of the date of these consolidated financial statements and considering the preliminary state of proceedings, Alto Paraná S.A. (APSA) legal advisors are not in a position to estimate the outcome. Therefore, with the understanding that there are no legal grounds for the charges, no provision has been made for this claim.

At the closing date there are no other contingencies that might significantly affect the Company’s financial, economic or operational conditions.

Provisions as of December 31, 2010 and December 31, 2009 are as follow:

Classes of Provisions	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Provisions, Current	5,842	5,169
Legal claims provision	5,842	5,119
Other provision	0	50
Provisions, non-current	7,609	9,463
Legal claims provision	7,609	9,463
Other provision	0	0

Total Provisions	13,451	14,632

	12/31/2010
Movements in Provisions	Legal Claims ThU.S.$	Other Provisions ThU.S.$	Total ThU.S.$
Opening balance	14,582	50	14,632
Changes in provisions
Increase in existing provisions	5,024	0	5,024
Used provisions	(6,849)	(50)	(6,899)
Increase in foreign currency exchange	665	0	665
Other increases	29	0	29
Total Changes	(1,131)	(50)	(1.181)
Closing balance	13,451	0	13,451

	12/31/2009
Movements in Provisions	Legal Claims ThU.S.$	Other Provisions ThU.S.$	Total ThU.S.$
Opening balance	9,269	69	9,338
Changes in provisions
Increase in existing provisions	3,573	50	3,623
Increase in joint ventures	31,250	0	31,250
Used provisions	(30,209)	0	(30,209)
Increase in foreign currency exchange	717	0	717
Other decreases	(18)	(69)	(87)
Total Changes	5,313	(19)	5,294
Closing balance	14,582	50	14,632

Provisions for legal claims are for labor and tax judgments whose payment period is indeterminate.

NOTE 19. INTANGIBLE ASSETS (IAS 38)

Arauco holds the following main intangible assets:

Computer software

Rights

Recognition and Measurement criteria of Identifiable Intangible Assets

Cost Model

After initial recognition, intangible assets are carried at cost, including any accumulated amortization and impairment losses.

Amortization Method for Computer Software

Amortization of an intangible asset with a finite useful life shall be carried on a systematic basis over the asset’s useful life. Amortization begins when the asset is available for use, which is when it complies with all the necessary conditions to operate in the manner foreseen by the Company.

Disclosure of Identifiable Intangible Assets

Classes of Intangible Assets, Net	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Intangible assets, net	11,127	11,154
Computer software	4,054	4,381
Water rights	5,777	5,730
Other identifiable intangible assets	1,296	1,043

Classes of Identifiable intangible assets, gross	26,694	24,535
Computer software	19,601	17,727
Water rights	5,777	5,730
Other identifiable intangible assets	1,316	1,078

Classes of accumulated amortization and impairment
Total accumulated amortization and impairment	(15,567)	(13,381)
Accumulated amortization and impairment, intangible assets	(15,567)	(13,381)
Computer software	(15,547)	(13,346)
Water rights	0	0
Other identifiable intangible assets	(20)	(35)

Reconciliation between opening and closing book values

	12/31/2010
Intangible assets Roll Forward	Computer Software ThU.S.$	Water Rights ThU.S.$	Others ThU.S.$	Total ThU.S.$
Opening Balance
Changes	4,381	5,730	1,043	11,154
Additions	1,282	47	265	1,594
Amortization	(1,615)	0	0	(1,615)
Increase (decrease) in foreign currency conversion	6	0	(12)	(6)
Changes Total	(327)	47	253	(27)
Closing Balance	4,054	5,777	1,296	11,127

	12/31/2009
Intangible assets Roll Forward	Computer Software ThU.S.$	Water Rights ThU.S.$	Others ThU.S.$	Total ThU.S.$
Opening Balance
Changes	5,738	5,026	571	11,335
Additions	1,026	704	412	2,142
Disappropriations	(11)	0	0	(11)
Amortization	(2,378)	0	(4)	(2,382)
Increase in foreign currency conversion	6	0	64	70
Changes Total	(1,357)	704	472	(181)
Closing Balance	4,381	5,730	1,043	11,154

		Minimum life	Maximum life
Computer software	Years	3	16

The amortization of computer software is presented in the Consolidated Statements of Income under Administration Expenses.

NOTE 20. BIOLOGICAL ASSETS (IAS 41)

Arauco’s biological assets include its forestry plantations of mainly radiata and taeda pine. The total plantation is distributed in Chile, Argentina, and Brazil, reaching 1.5 million hectares, of which 939 thousand hectares are used for planting, 367 thousand hectares are native forest, 158 thousand hectares are used for other purposes and 52 thousand hectares will be planted.

As of December 31, 2010 the production volume totaled 16.6 million cubic meters (16.2 million cubic meters at December 31, 2009).

The main considerations in determining the fair value of biological assets include the following:

•	Arauco uses the discounted future cash flows of its forest plantations, which are based on a harvest projection date for all existing plantations.

•	Current equity is projected assuming that total volume does not decrease and a minimum demand equal to the current demand is sustained.

•	Future plantations are not considered.

•

The harvest of forest plantations supplies raw material for all other products that Arauco produces and sells. By directly controlling the development of forests that will be processed, Arauco is assured of having high quality timber for each of its products.

•

Cash flows are determined in terms of harvest and expected sale of forestry products, associated with the demand from the Company’s owned industrial centers and sales to third parties. Sales margin is also considered in the valuation of the different products that are harvested in the forest. Any changes in the value of the plantations, in accordance with the criteria previously described, are accounted for in the current financial year’s income statement, pursuant to IAS 41. These changes are presented in the Consolidated Statements of Income under Other income by activity, as of December 31, 2010 amounted to ThU.S.$221,501 (ThU.S.$155,532 and ThU.S.$65,201 at December 31, 2009 and 2008, respectively). Additionally, cost of sales include a higher cost of ThU.S.$200,320 (ThU.S.$115,969 and ThU.S.$172,710 as of December 31, 2009 and 2008, respectively) resulting from the difference between the cost of wood at fair value versus cost basis.

•	Forests are harvested according to the needs of Arauco’s production plants.

•	The discount rates used are: in Chile 8%, in Argentina 12% and in Brazil 10%.

•	It is assumed that prices of harvested timber are constant in real terms based on market prices.

•	Cost expectations with respect to the lifetime of the forests are constant based on estimated costs included in the projections made by Arauco.

•	The average crop age by species and country is:

	Chile	Argentina	Brazil
Pine	24	15	15
Eucalyptus	12	10	7

The following table shows changes in the balances of biological assets considering significant changes in the estimated cost considered in the calculation of fair value of such assets.

		ThU.S.$
Discount rate (points)	0.5	(120,065)
	-0.5	127,270
Margins (%)	10	380,811
	-10	(380,811)

Differences in the valuation of biological assets at the discount rate margins are presented in the Income Statement in the line Other Income and Other Operating Expenses depending on whether this is profit or loss.

Forestry plantations classified as current assets correspond to those to be harvested and sold within 12 months.

The Company holds fire insurance policies for its forestry plantations, which together with company resources and efficient protection measures for these forestry assets allow financial and operational risks to be minimized.

Uruguay

Arauco owns biological assets in Uruguay through a joint venture in partnership with Stora Enso, which are presented in these consolidated financial statements under the equity method (see Note 16).

As of December 31, 2010, Arauco’s investment in Uruguay represented a total of 127 thousand hectares, of which 68 thousand hectares are allocated to plantations, 7 thousand hectares to native forest, 44 thousand hectares for other uses, and 8 thousand hectares for planting.

Detail of Biological Assets Pledged as Security

There is no forestry plantations pledged as security, except for those belonging to Forestal Río Grande S.A. (affiliate of Fondo de Inversiones Bio Bio, a special purpose entity). In October 2006, pledges without transfer and agreements not to prohibition to sell and encumber were made in favor of JPMorgan and Arauco, for forests located on their own land.

As of December 31, 2010, the fair value of these forests reached ThU.S.$30,222 (ThU.S.$59,819 at December 31, 2009).

Detail of Biological Assets with Restricted Ownership

As of the date of these consolidated financial statements, there are no biological assets with restricted ownership.

Disclosure of Agricultural Products

Agricultural Products relate mainly to forestry products that are intended for sale pertaining to the operation and are valued at fair value at the closing period. These are presented in the Consolidated Balance Sheet under Inventories in the Raw Material item.

No significant grants have been received.

As of the date of these Financial Statements, the Current and Non-current biological assets are as follows:

	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Current	344,096	310,832
Non-current	3,446,862	3,446,696

Total	3,790,958	3,757,528

Biological Assets Movement

Movement	12/31/2010 ThU.S.$
Opening Balance	3,757,528
Changes in Biological Assets
Additions	112,320
Decreases due to Sales	(2,832)
Decreases due to Harvest	(302,808)
Gain (Loss) of Changes in Fair Value, less estimated Costs at Point of Sale	221,501
Increases (decreases) in Foreign Currency Translation	21,501
Other Increases (decreases)	(16,252)

Total Changes	33,430

Closing Balance	3,790,958

Movement	12/31/2009 ThU.S.$
Opening Balance	3,652,433
Changes in Biological Assets
Additions	95,197
Decreases due to Sales	(3,370)
Discontinuation of consolidation by the formation of joint ventures recorded under the equity method (see note 15)	(54,951)
Decreases due to Harvest	(197,149)
Gain (Loss) of Changes in Fair Value, less estimated Costs at Point of Sale	155,532
Increases (decreases) in Foreign Currency Translation	112,371
Other Increases (decreases)	(2,535)

Total Changes	105,095

Closing Balance	3,757,528

As of the date of these consolidated financial statements, there are no disbursements related to the acquisition of biological assets.

NOTE 21. ENVIRONMENT

Environment Management

For Arauco, sustainability means management strategy. This strategy incorporates values, commitments and standards, that together with the adoption of best practices as well as the use of the latest available technologies, seek to continuously improve the Company’s environmental management. It is the environmental department and each of its specialists that ensure these guidelines are met and are put in to practice in everyday company operations.

All of Arauco’s production units have certified environmental management systems, which reinforce the Company’s commitment to environmental performance and ensure the traceability of all raw materials used.

Arauco uses several supplies in its productive processes such as wood, chemical products, and water, etc., which in turn produce liquid and gas emissions. As a way to make the company’s environmental management more efficient, significant progress has been made to reduce consumption and emissions.

Environmental investments have been made related to the control of atmospheric emissions, process improvements, water and waste management, as well as effluent treatment, in order to improve the environmental performance of all of Arauco’s business units.

Environment Related Disbursement Information

As of December 31, 2010 and December 31, 2009, Arauco made the following disbursements related to its main environmental projects:

Company	12/31/2010 Name of Project	Disbursements undertaken 2010				Committed Disbursements
		State of Project	Amount ThU.S$	Asset Expense	Asset/expense destination item	Amount ThU.S$	Estimated date
Celulosa Arauco y Constitución S.A.	Construction of Outlets	Finished	3,915	Asset	Property, plant and equipment	0	0
Celulosa Arauco y Constitución S.A.	Environmental improvement studies	In process	1,752	Asset	Property, plant and equipment	158	2011
Celulosa Arauco y Constitución S.A.	Environmental improvement studies	Finished	19,142	Expense	Operating cost	0	0
Celulosa Arauco y Constitución S.A.	Environmental improvement studies	Finished	1,096	Expense	Operating cost	0	0
Celulosa Arauco y Constitución S.A.	Investment projects for the control and management of harmful liquids and energy optimization from the water of industrial plants	In process	5,410	Asset	Property, plant and equipment	251	2011
Celulosa Arauco y Constitución S.A.	Investment projects for the control and management of harmful liquids and energy optimization from the water of industrial plants	In process	370	Expense	Operating cost	28	2011
Celulosa Arauco y Constitución S.A.	Expansion of solid industrial waste dumpsite for management of these in the future	Finished	1,125	Asset	Property, plant and equipment	0	0
Celulosa Arauco y Constitución S.A.	Expansion of solid industrial waste dumpsite for management of these in the future	Finished	394	Expense	Operating cost	0	0
Alto Paraná S.A.	Construction of Outlets	In process	705	Asset	Property, plant and equipment	813	2011
Alto Paraná S.A.	Expansion of solid industrial waste dumpsite for management of these in the future	In process	726	Asset	Property, plant and equipment	3,486	2011
Paneles Arauco S.A.	Expansion of solid industrial waste dumpsite for management of these in the future	In process	467	Expense	Administration expenses	500	2011
Paneles Arauco S.A.	Expansion of solid industrial waste dumpsite for management of these in the future	In process	1,696	Expense	Operating cost	2,264	2011
Paneles Arauco S.A	Investment projects for the control and management of harmful liquids and energy optimization from the water of industrial plants	Finished	3,329	Asset	Property, plant and equipment	0	0
Paneles Arauco S.A	Environmental improvement studies	In process	898	Expense	Administration expenses	2,080	2011
Paneles Arauco S.A	Investment projects for the control and management of harmful liquids and energy optimization from the water of industrial plants	In process	702	Asset	Property, plant and equipment	22	2011
Forestal Celco S.A	Environmental improvement studies	In process	853	Asset	Property, plant and equipment	853	2012
Forestal Celco S.A	Investment projects for the control and management of harmful liquids and energy optimization from the water of industrial plants	Finished	586	Asset	Property, plant and equipment	0	0
Arauco Do Brasil S.A.	Environmental improvement studies	In process	1,820	Asset	Property, plant and equipment	2,285	2011

	Total		44,986			12,740

Company	12/31/2009 Name of Project	Disbursements undertaken 2009				Committed Disbursements
		State of Project	Amount ThU.S$	Asset Expense	Asset/expense destination item	Amount ThU.S$	Estimated date
Celulosa Arauco y Constitución S.A	Construction of Outlets	In process	7,197	Asset	Property, plant and equipment	66,376	2010-2011
Celulosa Arauco y Constitución S.A	Investment projects for the control and management of gas emissions from industrial process	Ended	556	Expense	Operating costs	0	0
Celulosa Arauco y Constitución S.A	Investment projects for the control and management of gas emissions from industrial process	In process	3,515	Asset	Property, plant and equipment	541	2010
Celulosa Arauco y Constitución S.A	Environmental improvement studies	Ended	25,245	Expense	Operating costs	0	0
Celulosa Arauco y Constitución S.A	Environmental improvement studies	Ended	744	Expense	Administration expenses	0	0
Celulosa Arauco y Constitución S.A	Environmental improvement studies	In process	2,131	Asset	Property, plant and equipment	2,532	2010
Celulosa Arauco y Constitución S.A	Investment projects for the control and management of harmful liquids and energy optimization from the water of industrial plants	Ended	911	Expense	Administration expenses	0	0
Celulosa Arauco y Constitución S.A	Investment projects for the control and management of harmful liquids and energy optimization from the water of industrial plants	In process	13,908	Asset	Property, plant and equipment	2,352	2010
Celulosa Arauco y Constitución S.A.	Expansion of solid industrial waste dumpsite for management of these in the future	In process	3,270	Asset	Property, plant and equipment	88	2010
Aserraderos Arauco S.A.	Investment projects for the control and management of harmful liquids and energy optimization from the water of industrial plants	In process	542	Asset	Property, plant and equipment	0	0
Alto Paraná S.A	Investment projects for the control and management of harmful liquids and energy optimization from the water of industrial plants	In process	1,271	Asset	Fixed assets	1,680	2010
Alto Paraná S.A	Expansion of solid industrial waste dumpsite for management of these in the future	Ended	2,448	Asset	Fixed assets	0	0
Alto Paraná S.A.	Environmental improvement studies	Ended	790	Asset	Fixed assets	0	0
Alto Paraná S.A	Expansion of solid industrial waste dumpsite for management of these in the future	In process	1,216	Asset	Fixed assets	2,625	2010
Forestal Celco S.A	Environmental improvement studies	In process	95	Asset	Property, plant and equipment	2,811	2010
Paneles Arauco S.A	Expansion of solid industrial waste dumpsite for management of these in the future	In process	59	Expense	Operating costs	219	2010
Paneles Arauco S.A	Investment projects for the control and management of harmful liquids and energy optimization from the water of industrial plants	In process	922	Expense	Operating costs	270	2010
Paneles Arauco S.A	Environmental improvement studies	In process	221	Expense	Operating costs	568	2010
Paneles Arauco S.A	Environmental improvement studies	In process	533	Asset	Property, plant and equipment	1,480	2010
Placas do Paraná S.A.	Investment projects for the control and management of harmful liquids and energy optimization from the water of industrial plants	Ended	3,023	Asset	Property, plant and equipment	3,326	0
Placas do Paraná S.A	Environmental improvement studies	In process	782	Asset	Property, plant and equipment	113	2010

	Total		69,379			84.981

NOTE 22. ASSETS HELD FOR SALE

Due to the decrease in demand for saw timber products due primarily to the reasons described in Note 17, have led Arauco’s Management to decide permanently close the following sawmills: La Araucana, Escuadrón, Lomas Coloradas, Lomas Coelemu and the remanufacturing plant Lomas Coloradas. Fixed assets related to these facilities are available for sale, which is expected to occur in the next 12 months, which has begun efforts to sell the assets involved.

Information on the main types of non-current assets held for sale:

12/31/2010 ThU.S.$
Land	5,003
Buildings	5,877
Property, plant and equipment	3,228

Total	14,108

At December 31, 2010 has been recognized in the item Other operating expenses ThU.S.$926 related to impairment of these assets held for sale.

NOTE 23. FINANCIAL INSTRUMENTS (IFRS 7)

Classification

The following table shows Arauco’s financial instruments as of December 31, 2010 and December 31, 2009. An informative estimate of fair value is shown for instruments valued at amortized cost.

	12/31/2010		12/31/2009
Financial Instruments	Amortized Cost ThU.S.$	Fair Value ThU.S.$	Amortized Cost ThU.S.$	Fair Value ThU.S.$
Assets
Fair value with change in Income and Loss (Negotiation)(1)		270,720		231,752
Interest Rate Swaps		2,909		5,778
Forward		0		2,648
Mutual funds(2)		267,811		223,326
Loans and Accounts Receivables	1,562,277	1,562,277	880,394	880,394
Cash and cash equivalents	776,023	776,023	310,873	310,873
Cash	69,955	69,955	29,000	29,000
Fixed Term Deposits	705,694	705,694	281,873	281,873
Agreements	374	374	0	0
Accounts Receivables (net)	786,254	786,254	569,521	569,521
Trades and Notes Receivables	609,730	609,730	506,729	506,729
Leases	9,916	9,916	11,765	11,765
Other Debtors	166,608	166,608	51,027	51,027
Hedging
Swaps foreign exchange		53,407		17,998

Financial Liabilities, Total	3,826,264	3,983,667	3,535,459	3,610,893

Liabilities
Financial Liabilities at amortized cost	3,811,751	3,969,134	3,524,811	3,600,245
Bonds issued in Dollars	2,374,258	2,527,933	2,252,838	2,357,703
Bonds issued in UF(4)	677,362	694,968	398,693	390,575
Bank Loans in Dollars	375,309	364,751	527,249	509,400
Bank Loans in other currencies	22,247	18,907	23,531	20,067
Financial Leasing	393	393	608	608
Trades and other Payables	362,182	362,182	321,892	321,892
Financial liabilities with change in Income and Loss(3)		14,533		10,648

Hedging
Swaps foreign exchange	0	0	0	0

(1)	Assets measured at fair value through income or loss other than mutual funds classified as cash equivalents, are presented in the Consolidated Balance Sheet in the line Other Financial Assets.

(2)	Although this item is disclosed in note IFRS 7 as Fair Value with change in income and loss according to expected sales in short term; in this Consolidated Balance Sheet, it is classified as Cash and cash equivalents for its high level of liquidity.
(3)	Financial liabilities measured at amortized cost, others than Trade creditors and Other accounts payable and financial liabilities held for trading are presented in this Consolidated Balance Sheet in the line Other financial liabilities, current and non-current according to their maturity.
(4)	UF is a measure indexed Chilean which incorpiorates the effects of inflation.

Here are short-term portion of long-term debt and amounts for short-term portion of financial debt as of December 31, 2010 and 2009:

	December 2010 ThU.S.$	December 2009 ThU.S.$
Obligations with banks and financial institutions long term—short term portion	63,344	99,335
Bonds – short term portion	436,980	321,573
Total	500,324	420,908

The following table shows Arauco’ net debt to equity ratio level at December 31, 2010 and 2009:

	December 2010 ThU.S.$	December 2009 ThU.S.$
Financial debt, current	540,140	524,909
Financial debt, non-current	2,909,429	2,678,010
Total	3,449,569	3,202,919
Cash and cash equivalent	(1,043,834)	(534,199)
Net financial debt	2,405,735	2,668,720
Non-controlling participation	108,381	117,682
Net equity attributable to parent company	6,732,194	5,889,554
Total consolidated equity	6,840,575	6,007,236

Total net debt to equity ratio	0.35	0.44

Fair Value Financial Assets with Changes in Income and Loss (Negotiation)

Fair value financial assets with changes in income and loss are financial assets held for negotiation. Financial assets classified in this category are mainly acquired for sale in the short term. Derivatives are also classified for negotiation purposes unless they are defined as hedging instruments. Assets in this category are classified as current assets and are recorded at fair value, with changes in value recognized in the income statement. These assets are held with the objective of maintaining adequate liquidity levels to meet the Company’s obligations.

The following table details Arauco’s financial assets at fair value with changes in income and loss:

	December 2010 ThU.S.$	December 2009 ThU.S.$	Period Variation
Fair value with changes in income and loss (Negotiation)	270,720	231,752	17%
Interest Rate Swap	2,909	5,778	-50%
Forward	0	2,648	-100%
Mutual Funds	267,811	223,326	20%

Swaps: At the closing balance sheet date, financial assets classified in this category are not considered hedging instruments, as there is no uncertainty as to their underlying liability, so these instruments comply with the management strategy regarding implicit structural liquidity risk for Arauco operations. The fair value of this item decreased by 50% compared to December 31, 2009 due to lower horizon cash flows from swaps. The U.S. Dollar is the original currency of these instruments.

Forwards: Arauco acquires this type of instrument to hedge functional currency exchange rate risks. These instruments are generally acquired with short-term maturity periods. The fair value of this item has decreased by 100% since at the closing balance sheet date, there were no such instruments. The U.S. Dollar is the original currency of these instruments.

Mutual Funds: Arauco invests in local mutual funds to maximize the profitability of cash flow surpluses in Chilean Pesos, or in international mutual funds in foreign currencies such as U.S. Dollars or Euros. These instruments are permitted under the Company’s Investment Policy. As of the date of these consolidated financial statements, the Company has increased its position in this type of instrument by 20% as compared with December 2009.

Loans and Receivables

These are non-derivative financial assets with fixed or determinable payments. These instruments are not available for trading on non quoted market’s or otherwise. In the Consolidated Balance Sheet they are included in Cash and cash equivalent and Trades and Other receivables.

These assets are recorded at amortized cost using the effective interest method and are subject to impairment testing. Financial assets which comply with this definition are: cash and cash-equivalents, fixed term deposits, repurchase agreements, trades and other receivables current and non-current.

	December 2010 ThU.S.$	December 2009 ThU.S.$
Loans and Receivables	1,562,277	880,394
Cash and Cash Equivalents	776,023	310,873
Cash	69,955	29,000
Fixed Term Deposits	705,694	281,873
Pacts	374
Receivables (Net)	786,254	569,521
Trades and Other Notes Receivables	619,646	518,494
Other Debtors	166,608	51,027

Cash and Cash Equivalents: Includes cash on hand, bank account balances, fixed term deposits and repurchase agreements. They are short-term investments that are readily convertible into cash, and are subject to an immaterial change in value.

The following table show cash and cash equivalents classified by currency of origin as of December 31, 2010 and December 31, 2009:

	December 2010 ThU.S.$	December 2009 ThU.S.$
Cash and Cash Equivalents	1,043,834	534,199
US Dollar	513,292	177,569
Euro	73,573	66,935
Other currencies	48,511	64,879
$ no adjustable	408,458	224,816

Fix Term Deposits and Repurchased Agreements: The objective of this instrument is to maximize the value of cash surpluses in short-term. This instrument is authorized by Arauco’s Placement Policy, which establishes a mandate that allows investments in fixed income securities. In general, these instruments have a maturity period of less than ninety days.

Trades and Notes Receivable: These represent enforceable rights for Arauco resulting from the normal course of the business, namely, operation activity or corporate purposes.

Other Debtors: These correspond to receivables from sales, services or loans that are not considered within the normal course of the business.

Trades receivables are presented at net value, which means that they are presented net of bad debt estimates. This provision is determined when there is evidence that Arauco will not receive the payments agreed to in the original sales terms. These provisions are carried out when a customer files for and commences legal bankruptcy proceedings or is in default of payments, or when Arauco has exhausted all debt collection options within a reasonable period. These include telephone calls, e-mails and debt collection letters.

Trades and account receivables, current and non-current by currencies as of December 31, 2010 and December 31, 2009 as follow:

	December 2010 ThU.S.$	December 2009 ThU.S.$
Trades and account receivables, current	774,289	558,441
US Dollar	528,657	397,394
Euro	31,651	19,348
Other currencies	93,075	35,074
$ no adjustable	115,338	102,098
U.F.	5,568	4,527

Trades and account receivables, non-current	11,965	11,080
US Dollar	4,389	4,152
Other currencies	205	102
$ no adjustable	4,589	4,163
U.F.	2,782	2,663

The following table summarizes Arauco’s financial assets at closing balance:

	December 2010 ThU.S.$	December 2009 ThU.S.$
Financial Assets	1,832,997	1,112,146
Fair Value with changes in Income	270,720	231,752
Loans and Receivables	1,562,277	880,394

Financial Liabilities Valued at Amortized Cost

These financial liabilities correspond to non-derivative instruments with contractual cash flow payments, which can either be fixed or subject to variable interest rates.

Also included in this category are non-derivative financial liabilities for services or goods delivered to Arauco at the closing date of this balance sheet that have not yet been paid. These amounts are not insured and are generally paid within thirty days after being recognized.

As of the closing date of the balance sheet, Arauco includes in this category obligations with banks and financial institutions, publicly issued bonds in U.S. Dollars and UF, creditors and other payables.

	Currency	12/31/2010	12/31/2009	12/31/2010	12/31/2009
		Amortized Cost ThU.S.$		Fair Value ThU.S.$
Total Financial Liabilities		3,811,751	3,524,811	3,969,134	3,600,245
Bonds Issued	U.S. Dollar	2,374,258	2,252,838	2,527,933	2,357,703
Bonds Issued	U.F.	677,362	398,693	694,968	390,575
Bank Loans	U.S. Dollar	375,309	527,249	364,751	509,400
Bank Loans	Other currencies	22,247	23,531	18,907	20,067
Financial Leasing	U.F.	393	608	393	608
Trades and Other Payables	U.S. Dollar	296,697	280,506	296,697	280,506
Trades and Other Payables	Euro	3,220	2,898	3,220	2,898
Trades and Other Payables	Other currencies	25,368	14,285	25,368	14,285
Trades and Other Payables	$ no adjustable	35,319	22,876	35,319	22,876
Trades and Other Payables	U.F.	1,578	1,327	1,578	1,327

The disclosure of these liabilities at amortized cost in the Consolidated Balance Sheet as of December 31, 2010 is as follows:

	December 2010
	Current ThU.S.$	Non-current ThU.S.$	Total ThU.S.$
Loans that accrue interest	540,140	2,904,428	3,449,568
Trades and Other Payables	362,182	0	362,182
Total Financial Liabilities	902,322	2,904,428	3,811,750

	December 2009
	Current ThU.S.$	Non-current ThU.S.$	Total ThU.S.$
Loans that accrue interest	524,548	2,678,371	3,202,919
Trades and Other Payables	321,892	0	321,892
Total Financial Liabilities	846,440	2,678,371	3,524,811

Fair Value Financial Liabilities with Changes in Income and Loss

As of the closing date of the balance sheet, Arauco held a rate swap and forward exchange rate as a financial liability at fair value with changes in income and loss. This liability incurred a net decrease of 28%, due to a rate decrease experienced by the economy in the last period. Both financial instruments incurred a decrease of 36% at December, 2010 in financial liability at fair value with changes in income and loss compared to December 2009.

	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$	Period Variation
Fair value Financial Liabilities with changes in income and loss	14,533	10,648	36%
Swap	7,642	10,648	-28%
Forward exchange rate	6,891	0

A summary of Arauco’s financial liabilities at closing balance date is as follows:

Financial Liabilities	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Total Financial Liabilities	3,826,264	3,535,459
Financial Liabilities at fair value with changes in income (negotiation)	14,533	10,648
Financial Liabilities Measured at Amortized Cost	3,811,731	3,524,811

Effect on Income

The following table details reconciliation of balances swap cash flow hedges presented in Comprehensive Income Statement:

	12/31/2010 ThU.S.$	12/31/2009 ThU.S.$
Opening balance	(4,820)	0
Fair value variation	35,409	17,998
Covered bond exchange difference	(47,714)	(24,721)
Higher financial expense to incomes	5,197	2,122
Swaps liquidations	(4,047)	(1,206)
Tax	1,896	987
Closing balance	(14,079)	(4,820)

The following table details net income items and expenses recognized in income on financial instruments:

		Net Gain (loss)		Impairment
Assets	Financial Instrument	12/31/2010 ThU.S.$	09/30/2009 ThU.S.$	12/31/2010 ThU.S.$	09/30/2009 ThU.S.$
At fair value with changes in income	Swap	3,054	4,391	0	0
	Forward	(10,529)	(3,691)	0	0
	Mutual Funds	2,661	5,800	0	0

	Sub-Total	(4,814)	6,500	0	0

Loans and Receivables	Fix terms deposits	7,826	6,638	0	0
	Repurchased agreements	49	376	0	0
	Trades and Other receivables	0	0	(1,515)	(3,512)

	Sub-Total	7,875	7,014	(1,515)	(3,512)

Hedge instruments	Cash flow swap	(5,197)	(2,122)	0	0

	Sub-Total	(5,197)	(2,122)	0	0

Liabilities
At amortized cost	Bank loans	(11,294)	(19,251)	0	0
	Bond issued obligations	(164,854)	(145,733)	0	0

	Sub-Total	(176,148)	(164,984)	0	0

Fair Value Hierarchy

The assets and liabilities recorded at fair value in the Consolidated Balance Sheet dated December 31, 2010, have been measured based on the methodologies provided in IAS 39. The methodologies applied for each financial instrument are classified according to their hierarchy as follows:

•	Level I: Values or quoted prices in active markets for identical assets and liabilities.

•

Level II: Information (“Inputs”) from other sources than the quoted values of Level I, but observable in the market for assets and liabilities either directly (prices) or indirectly (derived from prices).

•	Level III: Inputs for assets or liabilities that are not based on observable market data.

	Fair Value December 2010 ThU.S.$	Measurement Methodology
		Level I ThU.S.$	Level II ThU.S.$	Level III ThU.S.$
Financial Assets at fair value
Swap (asset)	2,909	0	2,909	0
Forward	0	0	0	0
Mutual Funds	267,811	267,811	0	0

Financial Liabilities at fair value
Swap (liabilities)	7,642	0	7,642	0
Forward (liabilities)	6,891	0	6,891	0

Hedging Instruments

Hedging instruments registered as of December 31, 2010 correspond to cash flow hedges. Specifically, at the closing balance date, Arauco recorded rate swaps resulting at fair value for a total of ThU.S.$53,407 which is presented in the Consolidated Balance Sheet in Other financial assets, non-current. Their effects in the present period are presented in Equity as Other comprehensive results, net of exchange rate and deferred taxes.

Nature of Risk

Arauco is exposed to variations in cash flows due to exchange rate risk, mainly resulting from having assets in U.S. Dollars and liabilities in UF (obligations to the public), which causes mismatches that could affect operating results.

Information on Swaps Assigned as Hedging

Hedging Swaps H Series Bond

Hedging Objective

In March 2009, Arauco placed a bond for 2,000,000 UF on the Chilean market with an annual 2.25% coupon and semi-annual interest payments (in March and September). This bond is amortized at the end of the period, with a prepayment option from March 1, 2011. The maturity date is March 1, 2014.

In order to avoid exchange rate risk, Arauco made two cross-currency swap contracts listed below:

1.—Cross Currency Swap with Banco de Chile for 1,000,000 UF

With this swap, Arauco receives semi-annual interest payments (in March and September) based on a notional amount of 1,000,000 UF at a 2.25% annual rate, and pays semi-annual interest (in March and September) based on a notional amount of US$35,700,986.39 (equivalent to 1,000,000 UF at the exchange rate at the date of the contract) at a rate of 4.99%. The market value amounts to ThU.S.$7,555 as of December 31, 2010. The maturity date of this Swap is March 1, 2014.

2.—Cross Currency Swap with JPMorgan for 1,000,000 UF

With this contract, Arauco receives semi-annual interest payments (in March and September) based on a notional amount of 1,000,000 UF at an annual rate of 2.25%, and pays semi-annual interest (in March and September) based on a notional amount of U.S.$35,281,193.28 (equivalent to 1,000,000 UF at the exchange rate at the date of the contract) at a rate of 4.94%. The market value amounts to ThU.S.$8,088 as of December 31, 2010. The maturity date of this Swap is March 1, 2014.

Through a test of effectiveness, Arauco is able to validate that the instrument is highly effective within an acceptable range for the Company to eliminate exchange rate uncertainty in commitments that are subject of such hedging.

Hedging Swaps F Series Bond

Hedging Objective

Arauco placed a F series bond in November 2008 and, March 2009 for an amount of 7,000,000 UF at an annual rate of 4.25% payable semi-annually. To mitigate the risk of exchange rate, Arauco made four cross-currency swap contracts that partially cover the bond amount fluctuations:

Contract 1: With this contract Arauco receives semi-annual interest payments (in April and October) based on a notional amount of 1,000,000 UF at an annual rate of 4.25%, and pays semi-annual interest (in April and October) based on a notional amount of U.S.$38.38 million (equivalent to 1,000,000 UF at the exchange rate at the date of the contract) at a rate of 5.86%. The market value amounts to ThU.S.$ 6,544 as of December 31, 2010. This contract expires on October 30, 2014.

Contract 2: With this contract Arauco receives semi-annual interest payments (in April and October) based on a notional amount of 1,000,000 UF at an annual rate of 4.25%, and pays semi-annual interest (in April and October) based on a notional amount of U.S.$37.98 million (equivalent to 1,000,000 UF at the exchange rate at the date of the contract) at a rate of 5.79%. The markets value amounts to ThU.S.$7,115 as of December 31, 2010. This contract expires on April 30, 2014.

Contract 3: With this contract Arauco receives semi-annual interest payments (in April and October) based on a notional amount of 1,000,000 UF at an annual rate of 4.25%, and pays semi-annual interest (in April and October) based on a notional amount of U.S.$37.98 million (equivalent to 1,000,000 UF at the exchange rate at the date of the contract) at a rate of 5.8%. The markets value amounts to ThU.S.$ 7,100 as of December 31, 2010. This contract expires on October 30, 2014.

Contract 4: With this contract Arauco receives semi-annual interest payments (in April and October) based on a notional amount of 1,000,000 UF at an annual rate of 4.25%, and pays semi-annual interest (in April and October) based on a notional amount of U.S.$37.62 million (equivalent to 1,000,000 UF at the exchange rate at the date of the contract) at a rate of 5.79%. The markets value amounts to ThU.S.$7,526 as of December 31, 2010. This contract expires on October 30, 2014.

Contract 5: With this contract Arauco receives semi-annual interest payments (in April and October) based on a notional amount of 1,000,000 UF at an annual rate of 4.25%, and pays semi-annual interest (in April and October) based on a notional amount of U.S.$38.42 million (equivalent to 1,000,000 UF at the exchange rate at the date of the contract) at a rate of 5.62%. The markets value amounts to ThU.S.$6,852 as of December 31, 2010. This contract expires on October 30, 2014.

Through a test of effectiveness, Arauco can validate that the above-detailed hedging instruments are highly effective within an acceptable range for the Company to eliminate exchange rate uncertainty for commitments that are subject of such hedging.

Hedging Swaps J Series Bond

Hedging Objective

Arauco placed a J series bond in September 2010 for an amount of 5,000,000 UF at an annual rate of 3.25% payable semi-annually. To mitigate the risk of exchange rate, Arauco made four cross-currency swap contracts that partially cover the bond amount fluctuations:

Contract 1: With this contract Arauco receives semi-annual interest payments (in March and September) based on a notional amount of 1,000,000 UF at an annual rate of 3.25%, and pays semi-annual interest (in March and

September) based on a notional amount of U.S.$42.86 million (equivalent to 1,000,000 UF at the exchange rate at the date of the contract) at a rate of 5.20%. The market value amounts to ThU.S.$452 as of December 31, 2010. This contract expires on September 1, 2020.

Contract 2: With this contract Arauco receives semi-annual interest payments (in March and September) based on a notional amount of 1,000,000 UF at an annual rate of 3.25%, and pays semi-annual interest (in March and September) based on a notional amount of U.S.$42.86 million (equivalent to 1,000,000 UF at the exchange rate at the date of the contract) at a rate of 5.20%. The markets value amounts to ThU.S.$452 as of December 31, 2010. This contract expires on September 1, 2020.

Contract 3: With this contract Arauco receives semi-annual interest payments (in March and September) based on a notional amount of 1,000,000 UF at an annual rate of 3.25%, and pays semi-annual interest (in March and September) based on a notional amount of U.S.$42.86 million (equivalent to 1,000,000 UF at the exchange rate at the date of the contract) at a rate of 5.25%. The markets value amounts to ThU.S.$244 as of December 31, 2010. This contract expires on September 1, 2020.

Contract 4: With this contract Arauco receives semi-annual interest payments (in March and September) based on a notional amount of 1,000,000 UF at an annual rate of 3.25%, and pays semi-annual interest (in March and September) based on a notional amount of U.S.$42.87 million (equivalent to 1,000,000 UF at the exchange rate at the date of the contract) at a rate of 5.17%. The markets value amounts to ThU.S.$567 as of December 31, 2010. This contract expires on September 1, 2020.

Contract 5: With this contract Arauco receives semi-annual interest payments (in March and September) based on a notional amount of 1,000,000 UF at an annual rate of 3.25%, and pays semi-annual interest (in March and September) based on a notional amount of U.S.$42.86 million (equivalent to 1,000,000 UF at the exchange rate at the date of the contract) at a rate of 5.09%. The markets value amounts to ThU.S.$911 as of December 31, 2010. This contract expires on September 1, 2020.

Through a test of effectiveness, Arauco can validate that the above-detailed hedging instruments are highly effective within an acceptable range for the Company to eliminate exchange rate uncertainty for commitments that are subject of such hedging.

Hedging Strategy

Given that Arauco holds a high percentage of assets in U.S. Dollars, the Company needs to reduce its exchange rate risk as it has obligations in adjustable-rate Pesos. The aim of this swap is to eliminate exchange rate uncertainty, exchanging cash flows from adjustable-rate Pesos obligations generated by the above mentioned bonds, with U.S. Dollar cash flows (Arauco’s functional currency) at a fixed exchange rate and determined at the date of the contract execution.

Valuation Method

Fair value financial assets with changes in Profit and Loss (Negotiation)

Fair value financial assets with changes in profit and loss are initially recognized at fair value and transaction costs are recognized in the Income Statement. Subsequently, they are recorded at fair value.

Swaps: They are valued using the discounted cash flow method at a discount rate in accordance with operational risk, using specific swap valuation tools provided by the Bloomberg terminal.

Forwards: These instruments are initially recognized at fair value at the date on which the contract is entered into and are subsequently remeasured at fair value. The forwards are recorded as assets when fair value is positive and, as liabilities when fair value is negative.

The fair value of forward currency contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles.

Mutual Funds: Given their nature, they are recognized at fair value at the closing date for the period.

Loans and Receivables

Their value is recorded at amortized cost using the effective interest rate method, discounting the provision for bad debt.

Repurchased Agreements: These are measured at initial investment cost of paper sold plus interest accrued at the closing date of each period.

Hedging

These financial instruments are measured using the discount cash flow method at a rate consistent with the operational risk using the information given by each bank as a counterparty.

Financial Liabilities at Amortized Cost

Financial instruments classified in this category are measured at amortized cost using the effective interest rate method.

The fair value estimate of bank obligations is determined using specific valuation techniques using cash flow discounted at rates consistent with the risk of the operation, while bonds are valued at market price.

Financial Liabilities with Changes in Profit and Loss

Swap: These financial instruments are measured using the discounted cash flow method at a rate consistent with the operation risk, using the information given by each bank as a counterpart.

Forward: These instruments are initially recognized at fair value at the date on which the contract is entered into and are subsequently remeasured at fair value. The forwards are recorded as assets when fair value is positive and, as liabilities when fair value is negative.

The fair value of forward currency contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles.

Risk Management

Arauco’s financial assets are exposed to several financial risks: credit risk, liquidity risk and market risk (including exchange rate risks, interest rate risks and price risks). Arauco’s global risk management program focuses on financial market uncertainty and tries to minimize potential adverse effects on Arauco’s financial profitability.

Arauco’s financial risk management is overseen by the Financial Department. This department identifies, assesses and hedges financial risks in close collaboration with Arauco’s operational units. The Company does not actively participate in the trading of its financial assets for speculative purposes.

Type of risks that arise from financial instruments

Type of Risk: Credit Risk

Description

Credit risk refers to financial uncertainty at different time horizons concerning the fulfillment of obligations subscribed to by counterparties, at the time of exercising contract rights to receive cash or other financial assets on behalf of Arauco.

Explanation of Risk Exposure and How These Risks Arise

Arauco’s exposure to credit risk is directly related to each of its customer’s individual capacities to fulfill their contractual commitments, reflected in commercial debtor accounts. Furthermore, credit risk also arises for assets that are in the hands of third parties such as fixed term deposits, agreements and mutual funds.

With regard to trade accounts receivables, as a policy, Arauco holds insurance policies for open account sales. These are intended to cover export sales from the Company, Aserraderos Arauco S.A., Paneles Arauco S.A. and Forestal Arauco S.A., as well as local sales of Arauco Distribución S.A., Arauco México S.A. de C.V., Arauco Wood Inc., Arauco Colombia S.A., Arauco Perú S.A. and Alto Paraná S.A. (and affiliates). Arauco works with Continental Credit Insurance Company (AA- Fitch Ratings from January 13, 2011). Arauco do Brasil (Brazil) local sales credits are insured with Euler Hermes Insurance Company. These insurance policies cover 90% of the invoice with no deductible.

In order to guarantee a credit line or an advanced payment to a supplier approved by the Credit Committee, Arauco holds several guarantees, such as mortgages, pledges, standby letters of credit, bank guarantee bonds, checks, promissory notes, consumption loans or any other guarantee that may be needed pursuant to each country’s legislation. Debt covered by this type of guarantee amounted to U.S.$131,22 million in December 2010. The guarantee procedure is regulated by Arauco’s Guarantee Policy, which controls accounting and reporting, maturity dates and value.

The Company’s maximum credit risk exposure is limited to the amortized cost value of the registered trade accounts receivable, at the date of this report, less the sales percentage insured by aforementioned credit insurance companies and by the guarantees provided to Arauco.

At the end of 2010, Arauco’s consolidated sales amounted to ThU.S.$3,788,354 that according to the agreed term of sales, 57.12% correspond to credit sales, 29.19% to sales with letters of credit, and 13.69% to other classes of sales, such as Cash Against Documents (CAD).

As of December 31, 2010, Arauco’s Sales Debtors amounted to ThU.S.$609,189 that according to the agreed term of sales, 58.82% corresponded to credit sales, 34.54% to sales with letters of credit and 6.63% to other classes of sales, such as CAD, distributed among 2,441 clients. The client with the highest open account debt did not exceed 2.42% of total receivables at that date.

The receivables covered by the different insurance and guarantee policies reaches 95.84%, therefore, Arauco’s exposure portfolio is 4.16%.

Secured Debt-Open Account

	ThU.S.$	%
Total Open Account receivables	358,344	100.00
Secured debt(*)	343,431	95.84
Uncovered debt	14,913	4.16

(*)	Secured Debt is defined as the portion of accounts receivable that is covered by a credit company or guarantees as stand-by, mortgage or guarantee bond (among others).

Accounts exposed to this type of risk are: trade receivable, financial lease debtors and other debtors.

	December 2010 ThU.S.$	December 2009 ThU.S.$
Current Receivables
Trades and Notes Receivable	609,189	506,503
Financial lease debtors	4,317	4,315
Other Debtors	160,783	47,623
Net Subtotal	774,289	558,441
Trades and Notes Receivable	622,773	521,462
Financial lease debtors	4,317	4,315
Other Debtors	168,532	52,482
Gross Subtotal	795,622	578,259
Estimated Trades and Uncollectable Notes—Bad Debt	13,584	14,959
Estimated Financial leases	0	0
Estimated Miscellaneous— Bad Debt	7,749	4,859
Subtotal Bad Debt	21,333	19,818
Non Current Receivables
Trades and Notes Receivable	541	226
Financial lease debtors	5,599	7,450
Other Debtors	5,825	3,404
Net Subtotal	11,965	11,080
Trades and Notes Receivable	541	226
Financial lease debtors	5,599	7,450
Other Debtors	5,825	3,404
Gross Subtotal	11,965	11,080
Estimated Trades and Uncollectable Notes—Bad Debt	0	0
Estimated Financial leases	0	0
Estimated Miscellaneous—Bad Debt	0	0
Subtotal Bad Debt	0	0

Explanation of Risk Management Objectives, Policies and Processes, and Measurement Methods

The Credit and Collections Department, which reports to the Financial Department, is responsible for minimizing receivables credit risk and supervising past due accounts. It is also responsible for the approval or rejection of credit limits for all sales. The standards and procedures governing the control and risk management of credit sales are set forth the Company’s Credit Policy.

For customer credit line approval and/or modification, all Arauco group companies must follow an established procedure. All Credit requests are entered into a Credit Evaluation model (EVARIE) where all available information is analyzed, including the credit line given by the credit insurance company. Subsequently, credit requests are approved or rejected by the internal committee of each company within the Arauco group considering the maximum amount authorized by the Credit Policy Department. If the credit line exceeds the maximum established amount, it is subsequently analyzed by the Corporate Committee. Credit lines are renewed on a yearly basis.

Sales with letters of credit are mainly from Asia and the Middle East. Credit assessments of the issuing banks are performed periodically, in order to obtain ratings made by the principal risk classification companies of country and world risk rankings, and of their financial position over the last five years. Depending on this evaluation, it is decided whether the issuing bank is approved or confirmation is requested.

All sales are controlled by a credit verification system that has set parameters to block orders from clients who have accumulated past due amounts of a defined percentage of the debt and/or clients who at the time of product delivery have exceeded their credit limit or whose credit has expired.

Of the total accounts receivable as of December 31, 2010, 88.43% is current, 7.68% is between 1 and 15 days past due, 1.82% is between 16 and 30 days past due, 0.23% is between 31 and 60 days past due, 0.58% is between 61 and 90 days past due, 0.25% is between 91 and 180 days past due, being the maximum distribution of credit for Arauco.

The following table shows the percentages in Sales debtors net, as of December 31, 2010:

Accounts receivables
Days	Up to date	1 to 15	16 to 30	31 to 60	60 to 90	90 to 180	More than 90	Total
ThU.S.$	538,731	46,766	11,058	1,412	3,528	1,500	6,194	609,189
%	88.43%	7.68%	1.82%	0.23%	0.58%	0.25%	1.02%	100%

Arauco has recognized impairment over the last five years in the amount of U.S.$9,77 which represents 0.057% of total sales during this period.

Sales debtor impairment as a

percentage of total sales

	2010	2009	2008	2007	2006	Last 5 years
Sales Debtors Impairment	0.05%	0.05%	0.13%	0.03%	0.01%	0.06%

The amount recovered by guarantee collections, insurance payments or any other credit enhancement during the first three quarters of 2010 amount to U.S.$1,69 million which represents 18.18% of the total impaired financial assets.

Explanation of any changes to risk exposure or changes in objectives, processes and policies regarding previous years’ risk management

In March 2009, Arauco implemented a Guarantee Policy in order to control accounting, valuation and expiration dates.

In December 2009, Arauco Group updated its Corporate Credit Policy.

Currently there is a Bad Debtors Provision Policy under IFRS for all the companies of Arauco group.

Regarding the risk of fix term deposits, agreements and mutual funds, Arauco has a placement policy that minimizes the risk through guidelines for management of cash flow surpluses in low-risk institutions.

Investment Policy:

Arauco has an Investment Policy that which identifies and limits financial instruments and companies in which Arauco and its subsidiaries are authorized to invest in, specifically, Celulosa Arauco y Constitución S.A.

The company’s Treasury Department is centralized with operations in Chile. The Head Office is responsible for carrying out investments, cash flow surplus investments, and short and long term debt subscriptions. Exceptions to this rule are specific investments made through other companies where authorization is required from the Chief Financial Officer.

With regard to financial instruments, the only permitted investments are fixed income investments and instruments with adequate liquidity. Each instrument has defined classifications and limits, which depend on duration and on the issuer.

With regard to intermediaries (banks, securities dealers and brokers, mutual fund. The last two ones must be banking subsidiaries), a methodology is used with the objective of determining the relative risk level of each bank or entity’s financial position and debt and asset security using a point system that gives each subject entity a relative risk ranking. Arauco uses this system to define investment limits.

The required records for evaluation of the various criteria are obtained from official Financial statements provided by the banks under evaluation and from the classification of in-effect short and long term debt securities, as defined by the controlling entity (the Superintendency of Banks and Financial Institutions) and used by risk classification companies authorized by the controlling entity, which in this case include Fitch Ratings Chile, Humphreys and Feller Rate.

Evaluated criteria are: Capital and Reserves, Current Ratio, Equity Share in Total Investments in Financial System, Capital Yield, Operational Income Net Profit Ratio, Debt / Capital Ratio and the Risk Classifications of each entity.

Any necessary exceptions regarding investment limits in each particular instrument or entity must have the authorization from Arauco’s Chief Financial Officer.

Type of Risk: Liquidity Risk

Description

This risk corresponds to Arauco’s ability to fulfill debt obligations at the time of expiration.

Explanation of Risk Exposure and How These Arise

Arauco’s exposure to liquidity risk is found mainly in its obligations to the public, banks and financial institutions, creditors and other payables. These may arise if Arauco is unable to meet net cash flow requirements, which sustain its operations under both normal and exceptional circumstances.

Explanation of Objectives, Policies and Processes for Risk Management, and Measurement Methods

The Financial Management Department constantly monitors the Company’s cash flow forecasts based on short and long term forecasts and available financing alternatives. In order to control the risk level of available financial assets, Arauco follows its investment policy.

The following table shows the capital commitment of the main financial liabilities subject to liquidity risk, presented without discounting and grouped according to their maturity dates:

December 31, 2010(1):

Tax ID	Name	Currency	Name-country Loans with banks	Maturity ThU.S.$					Total ThU.S.$		Type of amortization	Effective Rate %	Nominal Rate
				0 to 1 month	1 to 3 months	3 to 12 months	1 to 5 years	More than 5 years	Current	Non- current
—	Arauco do Brasil S.A.	Real	Banco Alfa-Brazil	144	0	0	406	0	144	406	Monthly	TJLP+1.2%	TJLP+1.2%
—	Arauco do Brasil S.A.	Real	Banco Alfa-Brazil	161	0	0	308	0	161	308	Monthly	TJLP+1.2%	TJLP+1.2%
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.S. Dollar	Banco BBVA-United States	0	260	24,000	219,463	79	24,260	219,542	(l) semmianual; (k) semmianually from 2011	Libor 6 months +0.2%	Libor 6 months +0.2%
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.S. Dollar	Banco BBVA	30,001	0	0	0	0	30,001	0	Maturity	0.26%	0.26%
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.S. Dollar	American Express	495	0	0	0	0	495	0	Maturity	0.00%	0.00%
—	Arauco do Brasil S.A.	Real	Banco do Brasil-Brazil	0	8,905	0	0	0	8,905	0	Maturity	6.75%	6.75%
—	Arauco Forest Brasil S.A.	Real	Banco Votorantim-Brazil	82	0	0	1,267	3,480	82	4,747	Monthly	TJLP+3.80%	TJLP+3.80%
—	Arauco do Brasil S.A.	Real	Banco Votorantim-Brazil	213	0	0	806	260	213	1,066	Maturity	11.25%	11.25%
—	Arauco do Brasil S.A.	Real	Banco Votorantim-Brazil	137	0	2,501	3,989	260	2,638	4,249	Monthly	TJLP+3.80%	TJLP+3.80%
—	Arauco Forest Brasil S.A.	U.S.Dollar	Banco Votorantim-Brazil	6	0	0	109	375	6	484	Maturity	11.25%	11.25%
—	Arauco do Brasil S.A.	Real	Banco Itau-Brazil	71	0	0	271	0	71	271	Monthly	4.50%	4.50%
—	Arauco Forest Brasil S.A.	Real	Banco Itau-Brazil	186	0	0	647	0	186	647	Maturity	4.50%	4.50%
—	Arauco do Brasil S.A.	Real	Fundo de Desenvolvimiento Econom.-Brazil	81	0	0	0	358	81	358	Monthly	0.00%	0.00%
76,721,630-0	Forestal Rio Grande S.A.	U.S. Dollar	J.P.Morgan-United States	9,860	0	25,713	69,094	0	35,573	69,094	Quarterly	Libor 3 months +0.375%	Libor 3 months +0.375%

			Total	41,437	9,165	52,214	296,360	4,812	102,816	301,172

Tax ID	Name	Currency	Name-country Bonds obligation	Maturity ThU.S.$					Total ThU.S.$		Type of amortization	Effective Rate %	Nominal Rate %
				0 to 1 month	1 to 3 months	3 to 12 months	1 to 5 years	More than 5 years	Current	Non- current
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.F.	Barau-E	0	0	303	48,190	0	303	48,190	(l) semmianual; (k) maturity	4.02	4.00
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.F.	Barau-F	0	0	2,250	53,987	424,911	2,250	478,898	(l) semmianual; (k) maturity	4.24	4.25
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.F.	Barau-H	0	684	0	96,006	0	684	96,006	(l) semmianual; (k) maturity	2.40	2.25
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.F.	Barau-J	0	2,422	0	41,385	280,729	2,422	322,114	(l) semmianual; (k) maturity	3.23	3.22
—	Alto Paraná S.A.	U.S. Dollar	Bonds 144 A-Argentina	1,004	0	0	68,850	292,482	1,004	361,332	(l) semmianual; (k) maturity	6.39	6.38
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.S. Dollar	Yankee bonds 2019	15,205	0	0	145,000	638,387	15,205	783,387	(l) semmianual; (k) maturity	7.26	7.25
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.S. Dollar	Yankee bonds 2ª emission	0	2,734	0	37,500	142,808	2,734	180,308	(l) semmianual; (k) maturity	7.50	7.50
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.S. Dollar	Yankee bonds 4ª emission	0	8,914	386,558	0	0	395,472	0	(l) semmianual; (k) maturity	7.77	7.75
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.S. Dollar	Yankee bonds 5ª emission	7,303	0	0	329,510	0	7,303	329,510	(l) semmianual; (k) maturity	5.14	5.13
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.S. Dollar	Yankee bonds 6ª emission	0	0	4,047	440,252	0	4,047	440,252	(l) semmianual; (k) maturity	5.64	5.63
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.S. Dollar	Yankee 2021	5,556	0	0	80,000	502,661	5,556	582,661	(l) semmianual; (k) maturity	5.02	5.00

			Total	29,068	14,754	393,158	1,340,680	2,281,978	436,980	3,622,658

Tax ID	Name	Currency	Name-country Bonds obligation	Maturity ThU.S.$					Total ThU.S.$		Type of amortization	Effective Rate %	Nominal Rate %
				0 to 1 month	1 to 3 months	3 to 12 months	1 to 5 years	More than 5 years	Current	Non- current
82,152,700-7	Bosques Arauco S.A.	U.F.	Banco Santander Chile-97,036,000-K	27	54	250	49	0	331	49	Monthly	4.50	4.50
96,567,940-5	Forestal Valdivia S.A.	U.F.	Banco Santander Chile-97,036,000-K	13	0	0	0	0	13	0	Monthly	4.50	4.50

			Total	40	54	250	49	0	344	49

(!)	Arauco’ politics considered to meet with all Accounts payable related to or third parties (see Note 13), no later than 30 days.

December 31, 2009:

Tax ID	Name	Currency	Name-country Loans with banks	Maturity ThU.S.$					Total ThU.S.$		Type of amortization	Effective Rate	Nominal Rate
				0 to 1 month	1 to 3 months	3 to 12 months	1 to 5 years	More than 5 years	Current	Non- current
—	Arauco do Brasil S.A.	Real	Banco Alfa-Brazil	5	0	22	325	0	27	325	Montly	TJLP+1.8%	TJLP+1.8%
93,458,000-1	Celulosa Arauco y Constitución S.A.	US Dollar	Banco BBVA-United States	0	0	301	172,458	72,453	301	244,911	(l) semmianual; (k) semmianual from 2011	Libor 6 months +0.2%	Libor 6 months +0.2%
93,458,000-1	Celulosa Arauco y Constitución S.A.	US Dollar	Banco del Estado-Chile-97,030,000-7	0	103,640	0	0	0	103,640	0	Maturity	4.35%	4.35%
93,458,000-1	Celulosa Arauco y Constitución S.A.	US Dollar	Banco BBVA-Chile-91,032,000-8	0	15,003	0	0	0	15,003	0	Maturity	Libor 2 months +0.55%	Libor 2 months +0.55%
—	Arauco do Brasil S.A.	Real	Banco do Brasil-Brazil	722	1,195	371	0	0	2,288	0	Maturity	6.75%	6.75%
—	Alto Paraná S.A.	US Dollar	Banco Santander Rio-Argentina	3,061	0	0	0	0	3,061	0	Maturity	4.80%	4.80%
—	Alto Paraná S.A.	US Dollar	Banco Santander Rio-Argentina	0	4,006	0	0	0	4,006	0	Maturity	2.00%	2.00%
—	Arauco Forest Brasil S.A.	Real	Banco Votorantim-Brazil	77	0	0	0	4,404	77	4,404	Montly	TJLP+3.80%	TJLP+3.80%
—	Arauco Forest Brasil S.A.	Real	Banco Votorantim-Brazil	6	0	0	0	424	6	424	Montly	VC+CM+3.30%	VC+CM+3.30%
—	Alto Paraná S.A.	US Dollar	Bank Boston-Argentina	3,580	0	0	0	0	3,580	0	Maturity	5.0%	5.0%
—	Alto Paraná S.A.	US Dollar	BBVA Banco Francés-Argentina	0	0	5,022	0	0	5,022	0	Maturity	2.50%	2.50%
—	Alto Paraná S.A.	US Dollar	BBVA Banco Francés-Argentina	0	4,001	0	0	0	4,001	0	Maturity	1.85%	1.85%
—	Alto Paraná S.A.	US Dollar	BBVA Banco Francés-Argentina	1,534	0	0	0	0	1,534	0	Maturity	5.0%	5.0%
—	Alto Paraná S.A.	US Dollar	BBVA Banco Francés-Argentina	1,006	0	0	0	0	1,006	0	Maturity	3.0%	3.0%
—	Alto Paraná S.A.	US Dollar	Banco Galicia-Argentina	0	0	2,009	0	0	2,009	0	Maturity	2.75%	2.75%
—	Arauco do Brasil S.A.	Real	Banco Itau-Brazil	2,569	4,116	9,381	0	0	16,066	0	Montly	1.43% do CDI	1.43% do CDI
—	Arauco do Brasil S.A.	Real	Fundo de Desenvolvimiento Econom.-Brazil	7	20	54	474	118	81	592	Montly	0%	0%
76,721,630-0	Forestal Rio Grande S.A.	US Dollar	J.P.Morgan-United States	10,267	0	25,713	104,197	0	35,980	104,197	Quarterly	Libor 3 months +0.375%	Libor 3 months +0.375%
78,049,140-K	Forestal Los Lagos S.A.	US Dollar	Santander Overseas Bank-Puerto Rico	4,839	0	0	0	0	4,839	0	Semminanual	Libor 6 months +0.5%	Libor 6 months +0.5%

			Total	27,673	131,981	42,873	277,454	77,399	202,527	354,853

Tax ID	Name	Currency	Name-country Bonds obligation	Maturity ThU.S.$					Total ThU.S.$		Type of amortization	Effective Rate %	Nominal Rate %
				0 to 1 month	1 to 3 months	3 to 12 months	1 to 5 years	More than 5 years	Current	Non- current
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.F.	Barau-E	0	0	273	45,796	0	273	45,796	(l) semmianual; (k) maturity	4.02	4.00
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.F.	Barau-F	0	0	2,026	48,635	407,643	2,026	456,278	(l) semmianual; (k) maturity	4.24	4.25
93,458,000-1	Celulosa Arauco y Constitución S.A.	U.F.	Barau-H	0	617	0	89,067	0	617	89,067	(l) semmianual; (k) maturity	2.40	2.25
—	Alto Paraná S.A.	US Dollar	Bonds 144 A-Argentina	1,004	0	0	68,850	313,031	1,004	381,881	(l) semmianual; (k) maturity	6.39	6.38
93,458,000-1	Celulosa Arauco y Constitución S.A.	US Dollar	Yankee bonds 2019	15,406	0	0	145,000	681,250	15,406	826,250	(l) semmianual; (k) maturity	7.26	7.25
93,458,000-1	Celulosa Arauco y Constitución S.A.	US Dollar	Yankee bonds 2ª emission	0	2,734	0	37,500	153,125	2,734	190,625	(l) semmianual; (k) maturity	7.50	7.50
93,458,000-1	Celulosa Arauco y Constitución S.A.	US Dollar	Yankee bonds 3ª emission	0	8,749	270,500	0	0	279,249	0	(l) semmianual; (k) maturity	8.65	8.625
93,458,000-1	Celulosa Arauco y Constitución S.A.	US Dollar	Yankee bonds 4ª emission	0	8,914	0	416,993	0	8,914	416,993	(l) semmianual; (k) maturity	7.77	7.75
93,458,000-1	Celulosa Arauco y Constitución S.A.	US Dollar	Yankee bonds 5ª emission	7,303	0	0	346,125	0	7,303	346,125	(l) semmianual; (k) maturity	5.14	5.13
93,458,000-1	Celulosa Arauco y Constitución S.A.	US Dollar	Yankee bonds 6ª emission	0	0	4,047	83,250	380,406	4,047	463,656	(l) semmianual; (k) maturity	5.64	5.63

			Total	23,713	21,014	276,846	1,281,216	1,935,455	321,573	3,216,671

Tax ID	Name	Currency	Name-country Bonds obligation	Maturity ThU.S.$					Total ThU.S.$		Type of amortization	Effective Rate %	Nominal Rate %
				0 to 1 month	1 to 3 months	3 to 12 months	1 to 5 years	More than 5 years	Current	Non- current
82,152,700-7	Bosques Arauco S.A.	U.F.	Banco Santander Chile-97,036,000-K	18	37	169	235	0	224	235	Monthly	4.50	4.50
96,567,940-5	Forestal Valdivia S.A.	U.F.	Banco Santander Chile-97,036,000-K	11	22	104	12	0	137	12	Monthly	4.50	4.50

			Total	29	59	273	247	0	361	247

Guarantees given

As of the date of these financial statements, Arauco holds ThU.S.$10,622 as financial assets passed to third parties (beneficiaries), as a direct guarantee. If Arauco does not meet its obligation, the beneficiaries can seek relief under the warranty.

As of December 31, 2010, the assets covered by an indirect guarantee amounted to ThU.S.$308,874. The indirect guarantees are given to protect the obligation assumed by a third party, either a related company (the full guarantee of Celulosa Arauco y Constitución S.A. on Alto Paraná bonds amounted to ThU.S.$ 270,000) or an unrelated company (the buy-back operations that guarantee the obligation of forest service enterprises amounted to ThU.S.$38,005, which in the event of default, Arauco can cancel the obligation to obtain the asset exchange contract).

Direct and indirect guarantees granted by Arauco:

Direct:

Subsidiary reporting	Guarantee	Involved assets	ThU.S.$	Creditor of the guarantee
Arauco do Brasil S.A.	Collateral	Property, plant and equipment	1,197	Banco Alfa S.A.
Arauco do Brasil S.A.	Guarantee Letter	—	2,332	Tractebel Energia Comercializadora Ltda.
Arauco Forest Brasil S.A.	Guarantee Letter	—	7,027	Banco Votorantim S.A.

Indirect:

Subsidiary reporting	Guarantee	Involved assets	ThU.S.$	Creditor of the guarantee
Celulosa Arauco y Constitución S.A.	Full Guarantee	—	270,000	Alto Paraná S.A. (Bonds Holders 144 A)
Bosques Arauco S.A.	Buy-back	—	4,788	Leasing Banco Santander
Bosques Arauco S.A.	Buy-back	—	2,362	Leasing Banco Chile
Forestal Valdivia S.A.	Buy-back	—	1,099	Leasing Banco Santander
Forestal Valdivia S.A.	Buy-back	—	1,581	Leasing Banco Chile
Forestal Celco S.A.	Buy-back	—	15,609	Banco Santander
Forestal Celco S.A.	Buy-back	—	13,345	Banco Chile

Type of Risk: Market Risk—Exchange Rate

Description

This risk arises from the probability of being affected by losses from fluctuations in exchange rate in currencies in which assets and liabilities are denominated, in other than the functional currency defined by Arauco.

Explanation of Risk Exposures and How these Arise

Arauco is exposed to the risk of U.S. Dollar (functional currency) fluctuations for sales, purchases and obligations in other currencies, such as the Chilean Peso, Euro, Brazilian Real or others. In the case of significant exchange rate variations, the Chilean Peso is the currency that represents the main risk.

Explanation of Risk Management Objectives, Policies and Processes, and Measurement Methods

Arauco performs sensitivity analyses to measure the effect of this variable on EBITDA and Income.

Sensitivity analysis considers a variation of + /-10% of the exchange rate as of December 31, 2010 over the Chilean Peso. This fluctuation range is considered possible given current market conditions at the closing date.

With all other variables at a constant rate, a U.S. Dollar exchange rate variation of +/-10% in relation to the Chilean Peso would mean a EBITDA an annual variation of +/-0.21% on the income after tax and +/-0.23% and 0.02% on equity.

The main financial instruments subject to exchange rate risk are local bonds issued in UF. These are not covered by swaps described in the Hedging chapter.

Amounts expressed in UF	12/31/2010	12/31/2009
Bonds Issued in UF (E Series)(*)	1,000,000	1,000,000
Bonds Issued in UF (F Series)	2,000,000	3,000,000

(*)	Arauco placed a E series bond in November 2008 for an amount of 1,000,000 UF at an annual rate of 4.00% payable semi-annually.

Type of Risk: Market Risk—Interest rate

Description

This risk refers to the sensitivity of the value of financial assets and liabilities in terms of interest rate fluctuations.

Explanation of Risk Exposure and How These Arise

Arauco is exposed to risks due to interest rate fluctuations for obligations to the public, banks and financial institutions and financial instruments that accrue interest at a variable rate.

Explanation of Risk Management Objectives, Policies and Processes, and Measurement Methods

Arauco completes its risk analysis by reviewing its exposure to changes in interest rates. As of December 31, 2010, 7.3% of the Company’s bonds and bank loans bear interest at variable rates. A change of +/-10% interest rate, is considered a possible range of fluctuation. Such market conditions would affect the income after tax at rate of +/-0.07% and equity would not be affected.

	12/31/2010 ThU.S.$	Total
Fixed rate	3,197,239	92.7%
Bonds issued	3,051,620
Loans with Banks(*)	145,226
Financial leasing	393
Variable rate	252,330	7.3%
Bonds issued	0
Loans with banks	252,330
Total	3,449,569	100.00%

(*)	Includes bank loans with variable rate swapped to fixed rate.

Type of Risk: Market Risk—Price of Pulp

Description

Pulp price is determined by world and regional market conditions. Prices fluctuate based on demand, production capacity, commercial strategies adopted by large-scale forestry companies, pulp and paper producers and by the availability of substitutes.

Explanation of Risk Exposure and How These Arise

Pulp prices are reflected in operational sales and directly affect the net income for the period.

As of December 31, 2010, operational income due to pulp sales accounted for 47.24% of total sales. Pulp prices are fixed on a monthly basis in accordance with the market. Forward contracts or other financial instruments are not used for pulp sales.

Explanation of Risk Management Objectives, Policies and Processes, and Measurement Methods

This risk is approached in different ways. Arauco has a team of specialists who perform periodic market and competition analyses, providing tools to analyze and evaluate trends and adjust forecasts. Similarly, Arauco performs price financial sensitivity analysis in order to take the necessary safeguards to confront different scenarios in the best possible manner.

Sensitivity analysis considers a variation of +/-10% in the average pulp price, a possible fluctuation range given current market conditions at the date of the closing balance. With all other variables constant, a variation of +/-10% in the average pulp price would mean a EBITDA annual variation of +/-23.43%, on the income after tax and +/-17.98% and +/-1.40% on equity.

NOTE 24. OPERATING SEGMENTS (IFRS 8)

Operating segments were defined in accordance with Arauco’s senior management internal reporting structure, which is used to support operating decisions and resource allocation. Furthermore, the availability of relevant financial information has been considered in order to define operating segments. The persons responsible for making the decisions mentioned above are the Chief Executive Officer and Corporate Managing Directors of each business area (segment).

In line with the above, the Company established operating segments according to the following business units:

•	Pulp

•	Panels

•	Sawn Timber

•	Forestry

Description of Products and Services that Provide Ordinary Income for each disclosed Segment

Following below are the main products that provide ordinary income for each operational segment:

•	Pulp: The main products sold by this department are long fiber bleached pulp (BSKP), short fiber bleached pulp (BHKP), long fiber raw pulp (UKP), and pulp fluff.

•	Panels: The main products sold in this area are plywood panels, MDF panels (medium density fiberboard), Hardboard Panels, PB Panels (agglomerated) and MDF Moldings.

•	Sawn Timber: The range of products sold by this business unit includes different sizes of sawn wood and remanufactured products such as moldings, precut pieces and finger joints, among others.

•

Forestry: This area produces and sells sawn logs, pulpable logs, posts and chips made from owned forests of Radiata and Taeda pine, eucalyptus globulus and nitens forests. Additionally, the Company purchases logs and woodchip from third parties, which it sells to its other business areas.

Explanation on the measurements of Earnings, Assets and Liability of Each Segment

Pulp

The Pulp business unit uses wood exclusively from pine and eucalyptus plantations for the production of different classes of wood cellulose or pulp. Bleached pulp is mainly used as raw material for producing printing and writing paper, as well as toilet paper and high quality wrapping paper. Unbleached pulp is used to produce packing paper, filters, fiber cement products, dielectric paper and others. On the other hand fluff pulp is mainly used in the production of diapers and female hygiene products.

Arauco has six plants, five in Chile and one in Argentina, and they have a total production capacity of approximately 3.2 millions tons per year. Pulp is sold in more than 40 countries, mainly in Asia and Europe.

Panels

The Panels business unit produces a wide range of panels products and several kinds of moldings aimed at the furniture, decoration and construction industries. In its 8 industrial plants, 3 in Chile, 2 in Argentina and 3 in Brazil, the Company has a total annual production capacity of 3.2 million cubic meters of plywood, PBO, MDF, Hardboards and moldings.

Sawn Timber

The Sawn Timber business unit produces a wide range of wood and remanufactured products with different kinds of uses and appearances, which include a wide variety of uses in the furniture, packing, construction and refurbishing industries.

With 9 saw mills in operation, 8 in Chile and 1 in Argentina, the Company has a production capacity of 2.8 million cubic meters of sawn wood.

Furthermore, the company has 6 remanufacturing plants, 5 in Chile and 1 in Argentina. These plants reprocess sawn wood and produce high quality remanufactured products, such as finger joint and solid moldings as well as precut pieces. These products are sold in more than 28 countries.

Forestry

The Forestry Division is Arauco’s core business. It provides raw material for all products manufactured and sold by the Company. By directly controlling the growth of the forests to be processed, Arauco guarantees itself quality wood for each of its products.

Arauco holds forestry assets distributed throughout Chile, Argentina and Brazil, reaching 1.5 million hectares, of which 939 thousand hectares are used for plantations, 367 thousand hectares for native forests, 158 thousand hectares for other uses and 52 thousand hectares are to be planted. Arauco’s principal plantations consist of Radiata and taeda pine. These are species that have fast growth rates and short harvest cycles compared with other long fiber commercial woods.

Additionally, Arauco owns a forestry asset of 127 thousand hectares in Uruguay through a joint venture with Stora Enso, which is presented under Investment in associates and accounted for the equity method (see Note 15 and 16).

Summary financial information of assets, liabilities and income by segment, are as follows:

Year ended December 31, 2010	Pulp ThU.S.$	Sawn timber ThU.S.$	Forestry ThU.S.$	Panels ThU.S.$	Others ThU.S.$	Corporate ThU.S.$	Sub Total ThU.S.$	Elimination ThU.S.$	Total ThU.S.$
Income due to ordinary activities from external customers	1,878,997	621,453	156,269	1,109,738	21,897	0	3,788,354	0	3,788,354
Ordinary activity income among segments	29,340	44,753	663,524	16,592	23,741	0	777,950	(777,950)	0

Financial income	0	0	0	0	0	22,154	22,154	0	22,154
Financial costs	0	0	0	0	0	(213,912)	(213,912)	0	(213,912)
Financial costs, net	0	0	0	0	0	(191,758)	(191,758)	0	(191,758)

Depreciation and amortizations	145,254	18,833	10,211	52,764	3,891	2,702	233,655	0	233,655
Sum of significant income accounts	116,666	2,673	221,501	5,837	0	0	346,677	0	346,677
Sum of significant expense accounts	3,829	7,058	11,392	2,979	296	0	25,554	0	25,554

Income (loss) of each specific segment	891,802	64,774	90,223	172,920	3,037	(528,006)	694,750	0	694,750

Company equity in profit and loss of associates and joint ventures through equity method
Associates	0	0	0	0	0	1,906	1,906	0	1,906
Joint ventures	(1,117)	0	(6,988)	0	0	(1,494)	(9,599)	0	(9,599)

Income tax expense	0	0	0	0	0	(198,018)	(198,018)	0	(198,018)

Non-monetary asset disbursements of the segment
Acquisition of property, plant and equipment and biological assets	312,258	55,224	192,199	72,281	1,358	446	633,786	0	633,786
Acquisition and contribution of investments in associates and joint venture	9,650	0	29,909	7,523	0	8,000	55,082	0	55,082

Nationality of Ordinary Income
Ordinary income (Chilean companies)	1,599,750	561,495	100,342	583,067	1,525	0	2,846,179	0	2,846,179
Ordinary income—foreign (Foreign companies)	279,247	59,958	55,927	526,671	20,372	0	942,175	0	942,175
Total Ordinary Income	1,878,997	621,453	156,269	1,109,738	21,897	0	3,788,354	0	3,788,354

Year ending December 31, 2010	Pulp ThU.S.$	Sawn timber ThU.S.$	Forestry ThU.S.$	Panels ThU.S.$	Others ThU.S.$	Corporate ThU.S.$	Sub Total ThU.S.$	Elimination ThU.S.$	Total ThU.S.$
Segment assets	3,840,362	546,386	5,237,801	1,438,486	50,120	1,412,275	12,525,430	(19,098)	12,506,332
Investments accounted through equity method
Associates	0	0	0	0	0	114,155	114,155	0	114,155
Joint Ventures	33,588	0	328,622	0	0	21,839	384,049	0	384,049
Segment liabilities	153,270	54,132	112,374	256,864	13,469	5,075,648	5,665,757	0	5,665,757

Chile	2,594,804	248,490	3,425,316	295,677	1,978	225,815	6,792,080	2,486	6,794,566
Foreign	531,107	31,550	1,242,324	644,501	35,367	88,909	2,573,758	0	2,573,758
Non-current assets, Total	3,125,911	280,040	4,667,640	940,178	37,345	314,724	9,365,838	2,486	9,368,324

Year ended December 31, 2009	Pulp ThU.S.$	Sawn timber ThU.S.$	Forestry ThU.S.$	Panels ThU.S.$	Others ThU.S.$	Corporate ThU.S.$	Sub Total ThU.S.$	Elimination ThU.S.$	Total ThU.S.$
Income due to ordinary activities from external customers	1,682,715	493,938	89,521	832,170	14,701	0	3,113,045	0	3,113,045
Ordinary activity income among segments	19,920	2,974	665,057	34,472	26,009	0	748,432	(748,432)	0

Financial income	0	0	0	0	0	19,313	19,313	0	19,313
Financial costs	0	0	0	0	0	(193,872)	(193,872)	0	(193,872)
Financial costs, net	0	0	0	0	0	(174,559)	(174,559)	0	(174,559)

Depreciation and amortizations	135,849	19,797	7,518	40,543	3,704	0	207,411	0	207,411
Sum of significant income accounts	0	0	220,570	673	0	0	221,243	0	221,243
Sum of significant expense accounts	3,399	7,755	4,314	342	0	0	15,810	0	15,810

Income (loss) of each specific segment	320,161	(5,833)	191,000	83,539	256	(288,225)	300,898	0	300,898

Company equity in profit and loss of associates and joint ventures through equity method
Associates	0	0	0	0	0	4,084	4,084	0	4,084
Joint ventures	183	0	26	0	0	2,328	2,537	0	2,537

Income tax expense	0	0	0	0	0	(53,537)	(53,537)		(53,537)

Non-monetary asset disbursements of the segment
Acquisition of property, plant and equipment and biological assets	167,560	33,193	131,479	32,622	2,010	1,667	368,531	0	368,531
Acquisition and contribution of investments in associates and joint venture	0	0	117,585	164,088	0	22,060	303,733	0	303,733

Nationality of Ordinary Income
Ordinary income (Chilean companies)	1,483,774	448,452	51,242	508,747	1,008	0	2,493,223	0	2,493,223
Ordinary income—foreign (Foreign companies)	198,941	45,486	38,279	323,423	13,693	0	619,822	0	619,822
Total Ordinary Income	1,682,715	493,938	89,521	832,170	14,701	0	3,113,045	0	3,113,045

Year ended December 31, 2009	Pulp ThU.S.$	Sawn timber ThU.S.$	Forestry ThU.S.$	Panels ThU.S.$	Others ThU.S.$	Corporate ThU.S.$	Sub Total ThU.S.$	Elimination ThU.S.$	Total ThU.S.$
Segment assets	3,752,640	444,803	5,029,092	1,209,617	50,426	938,154	11,424,732	(10,905)	11,413,827
Investment in associates and joint ventures through equity method
Associates	0	0	0	0	0	118,435	118,435	0	118,435
Joint Ventures	25,055	0	305,701	0	0	26,910	357,666	0	357,666
Segment liabilities	119,262	41,251	94,786	232,227	9,407	4,534,461	5,031,394	0	5,031,394

Nationality of non-current assets
Chile	2,604,235	222,473	3,364,282	299,227	1,974	175,945	6,668,136	1,938	6,670,074
Foreign	539,907	42,053	990,407	764,288	37,627	97,158	2,471,440	0	2,471,440
Non-current assets, Total	3,144,142	264,526	4,354,689	1,063,515	39,601	273,103	9,139,576	1,938	9,141,514

Year ended December 31, 2008	Pulp ThU.S.$	Sawn timber ThU.S.$	Forestry ThU.S.$	Panels ThU.S.$	Others ThU.S.$	Corporate ThU.S.$	Sub Total ThU.S.$	Elimination ThU.S.$	Total ThU.S.$
Income due to ordinary activities from external customers	1,912,556	722,316	108,165	944,534	26,322	0	3,713,893	0	3,713,893
Ordinary activity income among segments	33,459	3,467	839,723	54,416	32,099	0	963,164	(963,164)	0

Financial income	0	0	0	0	0	19,408	19,408	0	19,408
Financial costs	0	0	0	0	0	(175,241)	(175,241)	0	(175,241)
Financial costs, net	0	0	0	0	0	(155,833)	(155,833)	0	(155,833)

Depreciation and amortizations	121,971	20,380	6,102	37,092	3,711	0	189,256	0	189,256
Sum of significant income accounts	0	0	65,201	0	0	0	65,201	0	65,201
Sum of significant expense accounts	1,154	5,412	7,204	502	0	0	14,272	0	14,272

Income (loss) of each specific segment	575,467	28,632	(19,725)	211,041	2,542	(398,391)	399,566	0	399,566

Company equity in income and loss of associates and joint ventures through equity method
Associates	0	0	0	0	0	4,241	4,241	0	4,241
Joint ventures	0	0	0	0	0	1,598	1,598	0	1,598

Income tax expense	0	0	0	0	0	(98,044)	(98,044)	0	(98,044)

Non-monetary asset disbursements of the segment
Acquisition of property, plant and equipment and biological assets	214,538	35,864	156,531	49,883	3,160	0	459,976	0	459,976
Acquisition and contribution of investments in associates and joint venture	0	0	0	0	0	10,353	10,353	0	10,353

Nationality of Ordinary Income
Ordinary income (Chilean companies)	1,669,419	655,532	71,505	581,741	866	0	2,979,063	0	2,979,063
Ordinary income—foreign (Foreign companies)	243,137	66,784	36,660	362,793	25,456	0	734,830	0	734,830
Total Ordinary Income	1,912,556	722,316	108,165	944,534	26,322	0	3,713,893	0	3,713,893

NOTE 25. DISTRIBUTABLE NET INCOME AND EARNINGS PER SHARE

Distributable net income

As a general policy, the Board of Directors of Arauco agreed that the net income to be distributed as dividend payment is determined based on the effective realized income, net of any relevant variations in the value of unrealized assets and liabilities, which are excluded from the calculation of net income during the period such changes are made.

As a result of the foregoing, for purposes of determining the distributable net income of the Company, which is the same considered for calculating the minimum required and additional dividend, the following unrealized results are excluded from the results of the exercise:

1)	Those relating to the fair value recorded for forestry assets covered by IAS 41, restoring them to the net income at the time of its completion. For these purposes, this includes the realized portion of such increases in fair value for assets sold or disposed by other means.

2)	Those generated through the acquisition of entities. These results will be restored to the net income at the time of their realization. For this purpose, the results are realized when acquired entities generate an income after their acquisition or when such entities are sold.

The deferred taxes associated with the amounts described in points 1) and 2) are also excluded.

The following table details adjustments made for the determination of distributable net income as of December 31, 2010 corresponding to 40% of the distributable net income for the year 2010:

Distributable Net Profit ThU.S.$
Income attributable to the Parent Company at 12/31/2010	694,750
Adjustments
Biological Assets
Unrealized	(221,502)
Realized	200,320
Deferred income taxes	(1,744)
Biological Assets (net)	(22,926)
Negative Goodwill	(1,113)
Total adjustments	(24,039)
Distributable Net Income at 12/31/2010	670,711

Distributable Net Profit ThU.S.$
Income attributable to the Parent Company at 12/31/2009	300,898
Adjustments
Biological Assets
Unrealized	(155,532)
Realized	115,969
Deferred income taxes	10,492
Biological Assets (net)	(29,071)
Income for the incorporation of the joint venture	(28,167)
Negative Goodwill	(36,871)
Total adjustments	(94,109)
Distributable Net Income at 12/31/2009	206,789

As a general matter, the Company expects to maintain its policy on dividends, for all future tax periods, with around 40% of net income to be distributed for each tax year, but will also consider the alternative of distributing a provisional dividend at year end.

Other non-current financial liabilities included in the Consolidated Balance Sheet dated December 31, 2010 shows ThU.S.$210,956 and ThU.S.$182,770 correspond to the provision of minimum dividend for the year 2010, discounting the interim dividend for ThU.S.$85,515 paid on December 16, 2010.

Earnings per share

The earnings per share are calculated by dividing the income attributable to shareholders of the Company with the weighted average of outstanding common shares. Arauco has no dilutive shares.

Gains (losses) per Shares	January-December
	2010 ThU.S.$	2009 ThU.S.$	2008 ThU.S.$
Gain (loss) attributable to holders of instruments in net equity participation of the Controller	694,750	300,898	399,566
Weighted average of number of shares, basic	113,152,446	113,152,446	113,152,446
Gain (loss) per share (U.S.$ per share)	6.14	2.66	3.53

NOTE 26. EVENTS AFTER REPORTING PERIOD (IAS 10)

1) Arauco and Stora Enso have done a number of investments in order to secure a strategic base that allows forestry to carry out a project to build a pulp mill in the Republic of Uruguay. To achieve this goal, Arauco, through its subsidiary Inversiones Arauco Internacional Limitada and Stora Enso are equal partners in a joint venture nominated Montes del Plata, who owned forests in Uruguay of approximately 250,000 hectares of land, of which half is planted.

Considering this strategic supply base forest, Inversiones Arauco Internacional Limitada and Stora Enso have agreed to undertake a project to build a pulp mill with a guaranteed capacity of 1.3 million tons per year, a port and a power unit utilizing renewal resources in the location of Punta Pereira, department of Colonia, Uruguay. Total investment is estimated to be of US$ 1,900,000,000.

It is estimated that the pulp mill is operational in the first half of 2013. Wood supply will come mostly from its forest plantations of Montes del Plata in the various department of the country. The project will be financed by approximately 40% correspondent to capital from shareholders and 60% from third-party financing.

2) As indicated, Inversiones Arauco Internacional Limitada, a subsidiary of the Company, and Stora Enso agreed to carry out a Project to build a pulp mill edge with guaranteed capacity of 1.3 million tons per year, a port and a power generated unit based on renewal resources in the location of Punta Pereira, department de Colonia, Uruguay.

In relation to the above mentioned, on February 9, 2011 the Board of Directors of the Company in 23rd Extraordinary Shareholders’ Meeting approved the provision of a non-solidarity and limited guarantee to ensure obligations to the Uruguayan company, Celulosa y Energía Punta Pereira S.A. (“CEPP”), a related company of Arauco, to assume through “Engineering Procurement and Construction Agreement” the construction of the main areas of the pulp mill (the “EPCs”) in favor of the company Andritz AG constituted in Uruguay to celebrate the

EPCs that will be signed for this purposes. The mentioned guarantee will be limited to the lower sum of: (i) 50% of any and all amounts owed by CEPP, under the EPCs; or (ii) the total and cumulative amount of €189.000.000.

3) The only industrial unit of the Company in which normalization was pending at December 31, 2010 as a result of the event dated February 27, 2010 was Line II of the Arauco Plant, located in Arauco, VIII Region, with a production capacity of 500,000 tons of cellulose per year. This line faced a complex repair process for the damages caused by the earthquake that occurred last February 27, especially its recovery boiler, which is critical for resuming production.

The referred Line II initiated its productive activities the first two weeks of February 2011.

4) The authorization for the issuance and publication of these consolidated financial statements for the period finished on December 31, 2010 was approved by the Board of Directors of the Company (the “Board”) in Extraordinary Session No. 438 dated March 04, 2011.

No other events have occurred between December 31, 2010 and the issuance of these financial statements.